                                                              FILED PURSUANT TO
                                                                RULE 424 (b)(3)
                                                             FILE NO: 333-40153
                        PHYSICIAN SUPPORT SYSTEMS, INC.
                        ROUTE 230 AND EBY-CHIQUES ROAD
                          MT. JOY, PENNSYLVANIA 17552

                                                              November 20, 1997

Dear Stockholder:

  You are cordially invited to attend the special meeting of stockholders ("Special Meeting") of Physician Support Systems, Inc. ("PSS") to be held at The Harvard Club, 27 West 44th Street, New York, New York 10036, at 9:30 a.m., local time, on Friday, December 19, 1997.

  At this important meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of National Data Corporation ("NDC") with and into PSS. If the proposed Merger is consummated, PSS will become a wholly-owned subsidiary of NDC and each outstanding share of PSS capital stock will be converted into the right to receive 0.435 shares of NDC common stock, subject to adjustment as set forth in the Merger Agreement and described in the enclosed Proxy Statement/Prospectus (the "Exchange Ratio"). Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of PSS common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter presented.

  Enclosed are the: (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of PSS stockholders, and contains financial and other information about PSS. PLEASE GIVE THIS INFORMATION YOUR CAREFUL ATTENTION.

  The Board of Directors of PSS has carefully considered the terms and conditions of the proposed Merger, and in connection with its approval of the Merger, the Board of Directors of PSS has received a written opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio was fair to the stockholders of PSS from a financial point of view. The full text of the DLJ opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to the accompanying Proxy Statement/Prospectus and should be read carefully in its entirety.

  The Board of Directors has unanimously approved and adopted the Merger Agreement and consummation of the transactions contemplated therein, and unanimously recommends that you vote FOR adoption of the Merger Agreement.

  In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed Proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your Proxy).

  We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          Peter W. Gilson
                                          Chief Executive Officer

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                        ROUTE 230 AND EBY-CHIQUES ROAD
                          MT. JOY, PENNSYLVANIA 17552

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
  TO BE HELD AT THE HARVARD CLUB, 27 WEST 44TH STREET, NEW YORK, NEW YORK ON
                           FRIDAY, DECEMBER 19, 1997

                                                              November 20, 1997

To the Stockholders of Physician Support Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the special meeting of stockholders (the "Special Meeting") of Physician Support Systems, Inc. ("PSS") will be held at The Harvard Club, 27 West 44th Street, New York, New York 10036, at 9:30 a.m., local time, on Friday, December 19, 1997, for the following purposes:

    1. The Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), among National Data Corporation ("NDC"), Universal Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NDC ("Sub"), and PSS, pursuant to which Sub will merge (the "Merger") with and into PSS. As a result of the Merger, PSS will become a wholly-owned subsidiary of NDC, and each share of common stock, par value $.001 per share, of PSS (the "PSS Common Stock") issued and outstanding at the effective time of the Merger shall be converted into the right to receive 0.435 (the "Exchange Ratio") shares of NDC's common stock, par value $.125 per share (the "NDC Common Stock"); provided, however, that if: (i) the average closing price of NDC Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for all trading days beginning on the twenty-fifth trading day before the date of the Special Meeting (the "Special Meeting Date") and ending on and including the tenth trading day before the Special Meeting Date (the "Average Closing Price") is greater than $47.126, the Exchange Ratio shall be equal to the quotient of $20.50 divided by the Average Closing Price (rounded to the nearest ten-thousandth of a share); or (ii) the Average Closing Price is less than $36.782, the Exchange Ratio shall be equal to the quotient of $16.00 divided by the Average Closing Price (rounded to the nearest ten-thousandth of a share); provided, further, that if the Average Closing Price is less than $36.782, NDC shall have the right to terminate the Merger Agreement and to refuse to consummate the Merger, subject to the option of PSS to revise the Exchange Ratio to equal 0.435. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A THERETO.

    Pursuant to the NDC Rights Agreement (hereinafter defined), each share of NDC Common Stock issued in connection with the Merger upon conversion of PSS Common Stock shall be accompanied by an NDC Right. See "Certain Differences in the Rights of NDC and PSS Stockholders."

    2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on November 12, 1997 (the "Record Date"), are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of PSS Common Stock present in person or represented by proxy at the Special Meeting at which a quorum is present. Certain stockholders of PSS (including certain directors, executive officers and employees), who beneficially owned approximately 29% of the shares of PSS Common Stock outstanding at the Record Date, have agreed to, or given certain officers of NDC a proxy to, vote their shares of PSS Common Stock in favor of the adoption of the Merger Agreement.

  HOLDERS OF PSS COMMON STOCK WILL NOT BE ENTITLED TO APPRAISAL RIGHTS AS A RESULT OF THE MERGER. UNDER DELAWARE LAW, APPRAISAL RIGHTS ARE UNAVAILABLE TO HOLDERS OF THE PSS COMMON STOCK BECAUSE THE PSS COMMON STOCK WAS, ON THE RECORD DATE, TRADED ON THE NASDAQ NATIONAL MARKET AND WILL BE CONVERTED INTO NDC COMMON STOCK, WHICH AT THE EFFECTIVE TIME OF THE MERGER WILL BE LISTED ON THE NYSE.

  THE BOARD OF DIRECTORS OF PSS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          David S. Geller
                                          Secretary

  ALL PSS STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                PROXY STATEMENT

                        PHYSICIAN SUPPORT SYSTEMS, INC.

                                 COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                               ----------------

                                  PROSPECTUS

                           NATIONAL DATA CORPORATION

                                 COMMON STOCK

                          (PAR VALUE $.125 PER SHARE)

                               ----------------

  This Proxy Statement/Prospectus is being furnished to holders of common stock, $.001 par value ("PSS Common Stock"), of Physician Support Systems, Inc., a Delaware corporation ("PSS"), in connection with the solicitation of proxies by the PSS Board of Directors for use at the special meeting of stockholders to be held at 9:30 a.m., local time, on Friday, December 19, 1997, at The Harvard Club, located at 27 West 44th Street, New York, New York 10036, and any adjournments or postponements thereof (the "Special Meeting").

  The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement") by and among PSS, National Data Corporation ("NDC") and Universal Acquisition Corp. ("Sub"), which provides for, among other things, the merger of Sub with and into PSS (the "Merger") with PSS becoming a wholly-owned subsidiary of NDC. See "Summary," "The Merger" and Annex A to this Proxy Statement/Prospectus.

  Upon consummation of the Merger, each outstanding share of PSS Common Stock (excluding shares held by PSS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.435 (the "Exchange Ratio") shares of the common stock, $.125 par value of NDC (the "NDC Common Stock"); provided, however, that if (i) the average closing price of NDC Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for all trading days beginning on the twenty-fifth trading day before the date of the Special Meeting (the "Special Meeting Date") and ending on and including the tenth trading day before the Special Meeting Date (the "Average Closing Price") is greater than $47.126, the Exchange Ratio shall be equal to the quotient of $20.50 divided by the Average Closing Price (rounded to the nearest ten-thousandth of a share); or
(ii) the Average Closing Price is less than $36.782, the Exchange Ratio shall be equal to the quotient of $16.00 divided by the Average Closing Price (rounded to the nearest ten-thousandth of a share); provided, further, that if the Average Closing Price is less than $36.782, NDC shall have the right to terminate the Merger Agreement and to refuse to consummate the Merger, subject to the option of PSS to revise the Exchange Ratio to equal 0.435.

  Pursuant to the NDC Rights Agreement (hereinafter defined), each share of NDC Common Stock issued in connection with the Merger upon conversion of PSS Common Stock shall be accompanied by an NDC Right. See "Certain Differences in the Rights of NDC And PSS Stockholders."

  This Proxy Statement/Prospectus also constitutes a Prospectus of NDC relating to the shares of NDC Common Stock issuable to PSS stockholders in the Merger.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN NDC COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 19.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Proxy Statement/Prospectus is November 20, 1997, and it is first being mailed or otherwise delivered to PSS stockholders on or about November 20, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   5
FORWARD-LOOKING STATEMENTS................................................   5
SUMMARY...................................................................   6
  Parties to the Merger...................................................   6
  Special Meeting; Record Date............................................   7
  Votes Required..........................................................   8
  The Merger..............................................................   8
  Market Prices and Dividends.............................................  12
  Comparison of Certain Unaudited Per Share Data..........................  13
  Recent Developments.....................................................  15
  Selected Financial Data.................................................  16
SELECTED FINANCIAL DATA OF NDC (HISTORICAL)...............................  16
SELECTED FINANCIAL DATA OF PSS (HISTORICAL)...............................  17
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF NDC AND PSS.......  18
RISK FACTORS..............................................................  19
  The Merger..............................................................  19
  Competition.............................................................  19
  Markets and Applications................................................  19
  Health Care Information Services........................................  20
  Integrated Payment Systems Business.....................................  20
  Acquisition Risks.......................................................  20
  Anti-Takeover Provisions of Delaware Law, Certain Charter and By-Law
   Provisions and Stockholder Rights Plan.................................  20
GENERAL INFORMATION.......................................................  22
  Special Meeting.........................................................  22
  Record Date.............................................................  22
  Votes Required..........................................................  22
  Recommendation of PSS's Board of Directors..............................  23
  Proxy Solicitation......................................................  23
THE MERGER................................................................  24
  General.................................................................  24
  Background of the Merger................................................  24
  Reasons for the Merger..................................................  25
  Opinion of Financial Advisor............................................  26
  Exchange Ratio and Adjustment...........................................  31
  Fractional Shares.......................................................  31
  Treatment of Stock Options..............................................  31
  Effective Time..........................................................  32
  Distribution of NDC Certificates........................................  32
  Certain Federal Income Tax Consequences.................................  33
  Interests of Certain Persons in the Merger..............................  34
  Management and Operations After the Merger..............................  36
  Conditions to Consummation..............................................  36
  Regulatory Approvals....................................................  37
  Conduct of Business Pending the Merger..................................  37
  Amendment, Waiver and Termination.......................................  38
  Expenses and Fees.......................................................  40
  Accounting Treatment....................................................  40

                                                                            PAGE
                                                                            ----
  Resales of NDC Common Stock..............................................  40
  Voting Agreement.........................................................  40
CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND PSS STOCKHOLDERS..............  42
  Authorized Capital Stock.................................................  42
  Directors and Classes of Directors.......................................  43
  Stockholder Meetings.....................................................  44
  Anti-Takeover Provisions.................................................  44
  Stockholder Rights Plan..................................................  45
EXPERTS....................................................................  46
REPRESENTATION AT SPECIAL MEETING..........................................  46
LEGAL MATTERS..............................................................  46
INCORPORATION BY REFERENCE.................................................  46
STOCKHOLDER PROPOSALS......................................................  47

ANNEXES:
  ANNEX A--Agreement and Plan of Merger, dated as of October 14, 1997, by and among NDC, Sub and PSS
  ANNEX B--Stockholder Voting Agreement, dated as of October 14, 1997, by and among NDC, PSS, et al.
  ANNEX C--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation ANNEX D--Pro Forma Combined Financial Information

                             AVAILABLE INFORMATION

  NDC and PSS each are subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by NDC and PSS with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning NDC may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), which has been filed by NDC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to NDC and PSS and the securities to which this Proxy Statement/Prospectus relates. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM: NATIONAL DATA CORPORATION, NATIONAL DATA PLAZA, ATLANTA, GEORGIA 30329-2010, ATTN: CORPORATE SECRETARY, (404) 728-2855, AS TO NDC DOCUMENTS; AND FROM PHYSICIAN SUPPORT SYSTEMS, INC., ROUTE 230 AND EBY-CHIQUES ROAD, MT. JOY, PENNSYLVANIA 17552, ATTN: CORPORATE SECRETARY, (717) 653-5340, AS TO PSS DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

  All information contained herein with respect to NDC and its subsidiaries has been supplied by NDC. All information with respect to PSS and its subsidiaries has been supplied by PSS including, but not limited to, "The Merger--Background of the Merger," "--Reasons for the Merger " and "-- Interests of Certain Persons in the Merger."

  No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by NDC or PSS. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of NDC, PSS, or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Proxy Statement/Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by NDC with the Commission (NDC File No. 001-12392) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

  NDC documents:

    (i) NDC's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, as amended;

    (ii) NDC's Quarterly Report on Form 10-Q for the quarter ended August 31, 1997, as amended;

    (iii) NDC's Registration Statement on Form S-4 (File No. 333-35995), as amended;

    (iv) The description of NDC Common Stock contained in NDC's Registration Statement on Form 8-A as filed with the Commission on October 5, 1993; and

    (v) The description of NDC Series A Junior Participating Preferred Stock contained in NDC's Registration Statement on Form 8-A as filed with the Commission on January 22, 1991, as amended on October 5, 1993.

  PSS documents:

    (i) PSS's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996;

    (ii) PSS's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (iii) The description of PSS's Common Stock contained in PSS's Registration Statement on Form S-1 (File No. 33-80731), as amended.

  Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any amendment or supplement hereto. The information contained in this Proxy Statement/Prospectus should be read in conjunction with the foregoing materials.

                          FORWARD-LOOKING STATEMENTS

  When used in this Proxy Statement/Prospectus and elsewhere by NDC, PSS or the management of either company from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning the operations, economic performance and financial condition of NDC or PSS, including, in particular, the likelihood of NDC or PSS's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of NDC or PSS, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in NDC or PSS's forward-looking statements, some of which include competition in the market for NDC and PSS's services, continued expansion of NDC's processing and payment systems markets, successfully completing and integrating acquisitions in existing and new markets and other risk factors that are discussed from time to time in NDC or PSS's Commission reports and other filings and referred to under the caption "Risk Factors" herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. NDC and PSS undertake no obligations to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. The Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Annexes. As used in this Proxy Statement/Prospectus, the terms "NDC" and "PSS" refer to such corporations, respectively, and, where the context requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

  NDC. NDC is a Delaware corporation that was incorporated in 1967. NDC is a leading provider of high-volume information services and application systems to the health care and payment systems markets. NDC serves a diverse customer base comprised of almost 120,000 health care providers, 3,500 health care plans, more than 750,000 merchant locations, 35,000 corporations and 400 banking institutions, as well as federal and state government agencies. NDC markets its services directly to merchants and health care providers and indirectly through business alliances with a wide range of banks, insurance companies and distributors.

  NDC is one of the largest independent providers of health care information services and integrated payment systems and services in the United States, processing transactions at an annualized rate of approximately 3 billion at the end of fiscal 1997. NDC provides electronic claims processing and adjudication services, practice management systems, electronic data interchange ("EDI") services, billing services, business office management services and clinical data base information for pharmacies, dentists, physicians, hospitals, health maintenance organizations, managed care companies, clinics and nursing homes, as well as other health care providers. Management believes that NDC is the largest independent processor of real-time health care transactions in the country, and that it is well positioned to capitalize on the growing demand for cost containment and improved patient care in the health care industry. By the end of fiscal 1997, approximately 41% of NDC's total revenue was derived from NDC's health care systems and services, which represent the fastest growing portion of NDC's business.

  NDC's Global Payment Systems LLC subsidiary ("Global Payment Systems" or "Global") offers such services as authorization, equipment deployment, customer support, back office processing, merchant accounting and card issuing services on an outsourcing basis for banks and other participants in the payment systems industry. Global also offers information reporting and EDI services, cash management systems and services and electronic tax filing and payment services to government and corporate customers. In recent years, NDC has expanded the range of payment instruments services offered and distribution channels. NDC recently introduced a purchase card processing program that provides electronic payment capabilities for business-to-business purchasing transactions. Approximately 29% of NDC's total revenue for fiscal 1997 was derived from Global.

  The Integrated Payment Systems business unit provides a broad range of payment acceptance services primarily in partnership with banks. Under its Bank Alliance Program, as well as through other distribution channels, it adds sales, marketing and risk management services to the range of services provided by Global Payment Systems. NDC's Integrated Payment Systems unit accounted for approximately 30% of NDC's total revenue for fiscal 1997.

  For the year ended May 31, 1997, NDC reported total revenues of $433.9 million, and net income of $38.8 million. As of May 31, 1997, NDC had total consolidated assets of $521.7 million and consolidated stockholders' equity of $277.5 million.

  NDC's principal executive offices are located at National Data Plaza, Atlanta, Georgia 30329-2010, and its telephone number is (404) 728-2000. For additional information regarding NDC and its business, see "Available Information," "Incorporation of Certain Information by Reference" and "-- Selected Financial Data."

  PSS. PSS was formed as a Delaware corporation in 1991 as the successor to a business founded in 1983. PSS is a leading provider of business management services to health care providers, providing services to over 350 hospitals and 6,000 physicians throughout the United States. PSS's physician clients practice medicine in an array of settings, including solo and group practices, independent practice associations, specialty networks and other affiliated-physician groups and practice various specialties, including radiology, anesthesiology, emergency room medicine, pathology, cardiology, surgery and primary care.

  PSS offers its clients a broad variety of business management services, ranging from accounts receivable management to financial, administrative and strategic support, data management and information services. In addition, PSS employs its proprietary technology and financial and patient encounter databases to provide a comprehensive range of managed care services to its clients, including contract review, contract negotiation, implementation and administration, thereby enhancing its clients' ability to profitably participate in managed care systems. For its services, PSS generally is compensated with a management fee based upon a percentage of its clients' net collections, which percentage is determined after considering a broad range of factors, including the nature of the services to be provided and, in the case of physician clients, the physician's medical specialty.

  A key aspect of PSS's strategy in 1996 was the acquisition of other companies providing business management services to hospitals and physicians. PSS acquired 10 businesses in 1996 and another business in February 1997 for aggregate consideration (including deferred payments) of approximately $37.2 million in cash and stock valued at the time of such acquisitions at approximately $64.2 million.

  In February 1996, PSS completed an initial public offering of 4,025,000 shares of PSS Common Stock, aggregating approximately $43.6 million in net proceeds to PSS. For the year ended December 31, 1996 and the nine months ended September 30, 1997, PSS reported total revenues of $75.2 million and $81.7 million, respectively, and net income of $1.2 million (excluding the effects of restructuring and other charges) and $2.7 million, respectively. As of September 30, 1997, PSS had total consolidated assets of $117.4 million and consolidated stockholders' equity of $52.0 million.

  The principal executive offices of PSS are located at Route 230 and Eby-Chiques Road, Mt. Joy, Pennsylvania 17552, and its telephone number is (717) 653-5340. For additional information regarding PSS and its business, see "Available Information," "Incorporation of Certain Information by Reference" and "--Selected Financial Data."

SPECIAL MEETING; RECORD DATE

  The Special Meeting will be held at 9:30 a.m., local time on Friday, December 19, 1997, at The Harvard Club, 27 West 44th Street, New York, New York, 10036. At the Special Meeting, PSS's stockholders will consider and vote upon adoption of the Merger Agreement and the consummation of the transactions contemplated therein, and transact such other business as may properly come before the Special Meeting. PSS's Board of Directors (the "PSS Board") has fixed the close of business on November 12, 1997, as the record date for determining the PSS stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 9,733,710 shares of PSS Common Stock issued and outstanding and entitled to be voted at the Special Meeting. For additional information with respect to the Special Meeting, including the Record Date and votes required for adoption, see "General Information."

VOTES REQUIRED

  Adoption of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the shares of PSS Common Stock present in person or represented by proxy and entitled to vote on the subject matter presented at the Special Meeting at which a quorum is present. As of the Record Date, PSS's directors and executive officers, and their affiliates, beneficially owned approximately 27% of the outstanding shares of PSS Common Stock entitled to vote at the Special Meeting. Pursuant to the Voting Agreement (hereinafter defined), the holders of approximately 29% of the outstanding shares of PSS Common Stock (including certain PSS directors, executive officers and employees) have agreed to, or given certain officers of NDC a proxy to, vote all of their shares of PSS Common Stock in favor of adoption of the Merger Agreement. See "General Information--Voting Agreement." As of the Record Date, NDC, its directors and executive officers, and their affiliates, held no shares of PSS Common Stock.

THE MERGER

  General. The Merger Agreement provides that Sub shall merge with and into PSS, which shall be the surviving corporation of the Merger and, as a result thereof, become a wholly-owned subsidiary of NDC. At the time the Merger becomes effective, each outstanding share of PSS Common Stock (excluding shares held by PSS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.435 shares of NDC Common Stock, subject to adjustment as described under "--Exchange Ratio Adjustment." Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of the PSS Common Stock shall be accompanied by an NDC Right (hereinafter defined). If the Merger Agreement is adopted at the Special Meeting, all required consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus. See "The Merger."

  Recommendation of the PSS Board of Directors. The PSS Board believes that the Merger is in the best interests of PSS and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. The PSS Board unanimously recommends that the stockholders vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, the PSS Board considered a number of factors, including the terms of the Merger, the compatibility of the operations of PSS and NDC, and the financial condition, results of operations, and future prospects of PSS and NDC. See "The Merger--Reasons for the Merger."

  Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has rendered an opinion to the PSS Board to the effect that, as of October 14, 1997, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the holders of PSS Common Stock from a financial point of view. A copy of the opinion of DLJ, dated October 14, 1997, setting forth the assumptions made, the matters considered and the limitations on the review undertaken in rendering such opinion, is attached to this Proxy Statement/Prospectus as Annex C, and should be read carefully in its entirety. See "The Merger--Opinion of Financial Advisor for PSS."

  Exchange Ratio Adjustment. If the Average Closing Price of NDC Common Stock is greater than $47.126, the Exchange Ratio shall be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten-thousandth of a share) obtained by dividing $20.50 by the Average Closing Price. If the Average Closing Price is less than $36.782, the Exchange Ratio shall be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten-thousandth of a share) obtained by dividing $16.00 by the Average Closing Price. If the Average Closing Price is less than $36.782, NDC shall have the right to terminate the Merger Agreement and to refuse to consummate the Merger provided that NDC shall have given prompt written notice of such refusal to PSS (further provided that such notice of election may be withdrawn at any time within five business days of PSS's receipt of such notice). During the five-day period commencing with its receipt of such notice, PSS shall have the option to elect to revise the Exchange Ratio to equal 0.435. If PSS makes the election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to NDC of such election, whereupon the Merger Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

  Fractional Shares. No fractional shares of NDC Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of PSS Common Stock who otherwise would be entitled to receive a fractional share of NDC Common Stock pursuant to the Merger will be paid an amount in cash, without interest, equal to such fractional share multiplied by the Average Closing Price. See "The Merger--Fractional Shares."

  Treatment of Stock Options. Upon consummation of the Merger: (i) all rights with respect to PSS Common Stock pursuant to stock options ("PSS Options") granted by PSS under its existing stock option plans (the "PSS Stock Plans") and option agreements, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and (ii) NDC shall assume each PSS Option, in accordance with the terms of the PSS Stock Plan and stock option agreement by which it is evidenced, after giving effect to the Exchange Ratio. See "The Merger-- Treatment of Stock Options."

  Effective Time. If the Merger is adopted by the requisite vote of the PSS stockholders, all required consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger, becomes effective with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective during the fourth quarter of calendar 1997. NDC and PSS each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by March 31, 1998. The closing of the Merger shall take place on the date the Effective Time occurs or such other date as the parties shall agree (the "Closing Date"). See "The Merger--Effective Time" and "--Amendment, Waiver, and Termination."

  Delivery of NDC Certificates. Promptly after the Effective Time, each record holder of shares of PSS Common Stock outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of PSS Common Stock certificates in exchange for NDC Common Stock and cash in lieu of fractional shares. NDC shall not be obligated to deliver the consideration to which any former holder of PSS Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares of PSS Common Stock for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. See "The Merger--Distribution of NDC Certificates."

  Listing of the NDC Common Stock on the NYSE. Authorization for the listing of the NDC Common Stock to be issued pursuant to the Merger Agreement for trading on the NYSE is a condition to the obligations of PSS to consummate the Merger.

  Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Merger qualifies as a reorganization, no gain or loss should be recognized for federal income tax purposes by PSS stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares. If for any reason the Merger does not so qualify, exchanging stockholders will recognize gain or loss on a sale of their stock. A condition to consummation of the Merger is the receipt by each of NDC and PSS of an opinion from their respective counsel as to the qualification of the Merger as a tax-free reorganization. A discussion of matters regarding qualification for tax-free reorganization treatment is set forth below. See "The Merger--Certain Federal Income Tax Consequences."

  Upon the sale or exchange of NDC Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the NDC Common Stock. Under recently enacted legislation, long-term capital gains recognized by certain non-corporate holders of NDC Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months. Tax consequences to dealers in NDC Common Stock, non-United States holders of NDC Common Stock or others who have a special tax status or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of NDC Common Stock.

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, AND BECAUSE VARIOUS FACTUAL MATTERS MUST BE RESOLVED FAVORABLY FOR TAX-FREE REORGANIZATION TREATMENT TO APPLY, EACH HOLDER OF PSS COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

  Interests of Certain Persons in the Merger. Certain members of PSS's management and the PSS Board have interests in the Merger in addition to their interests as stockholders of PSS generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and eligibility for certain NDC employee benefits, acceleration of the vesting schedule for stock options, the waiver of certain change of control provisions and provisions regarding continued employment or bonuses in agreements between PSS and certain of its senior management. See "The Merger--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."

  Conditions to Consummation. Consummation of the Merger is subject to various conditions, including among other matters: (i) adoption of the Merger Agreement by the requisite vote of PSS stockholders; (ii) receipt of all consents and approvals necessary to permit consummation of the Merger, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") (NDC and PSS received early termination of the statutory waiting period on November 7, 1997); (iii) receipt by NDC and PSS from NDC's independent auditors of letters to the effect that the Merger will qualify for pooling-of-interests accounting treatment and from PSS's independent auditors to the effect that such auditors are not aware of any matters relating to PSS which would preclude the Company from entering into a transaction to be accounted for as a pooling of interests transaction; and
(iv) satisfaction of certain other customary conditions. The foregoing are the material conditions to the consummation of the Merger. See "The Merger-- Conditions to Consummation" and "--Amendment, Waiver, and Termination."

  Regulatory Approvals. The consummation of the Merger is subject to the expiration or early termination of the statutory waiting period under the HSR Act (NDC and PSS received early termination of the statutory waiting period on November 7, 1997). See "The Merger--Regulatory Approvals."

  No Solicitation. PSS has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, neither PSS nor any of its directors, officers, employees, representatives, agents or affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any person (other than NDC) concerning any merger, consolidation, share exchange or similar transaction, any purchase of a significant portion of the assets or equity of PSS or its subsidiaries, or any other transaction that would involve the transfer or potential transfer of control of PSS, other than the transactions contemplated by the Merger Agreement.

  Conduct of Business Pending the Merger. Each of PSS and NDC has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, they and their respective subsidiaries will each carry on their businesses in the usual, regular and ordinary course. In addition, unless NDC agrees in writing or except as otherwise permitted pursuant to the Merger Agreement or as previously disclosed to NDC, prior to the Effective Time, neither PSS nor any of its subsidiaries is permitted to engage in any of a number of actions specified in the Merger Agreement. See "The Merger--Conduct of Business Pending the Merger."

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of PSS and NDC. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either NDC or PSS if (i) the other party materially breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement, (ii) the PSS stockholders fail to adopt the Merger Agreement and the transactions contemplated thereby at the Special Meeting, (iii) any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled by March 31, 1998, or (iv) the Merger has not been consummated by March 31, 1998. In addition, NDC may unilaterally terminate the Merger Agreement if the PSS Board withdraws or modifies its approval or recommendation of the Merger or the Merger Agreement or approves or recommends entering into a transaction other than the Merger. PSS may also unilaterally terminate the Merger Agreement if, prior to the approval and adoption of the Merger Agreement by the PSS stockholders, the PSS Board shall have determined to enter into an agreement with respect to a transaction other than the Merger, provided that at least two business days prior to any such termination, PSS shall have engaged in negotiations with NDC to make such adjustments in the terms and conditions of the Merger Agreement as would enable PSS to proceed with the transactions contemplated therein, and simultaneously with such termination, PSS shall have tendered to NDC a fee equal to $6,490,000. Furthermore, NDC may unilaterally terminate the Merger Agreement in the event that the Average Closing Price of the shares of NDC Common Stock is less than $36.782, subject to PSS's right to revise the Exchange Ratio by electing to fix the Exchange Ratio at 0.435. See "--Exchange Ratio Adjustment" and "The Merger--Amendment, Waiver and Termination."

  Expenses and Fees. The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement.

  If the Merger Agreement is terminated because (i) the PSS Board or a committee thereof shall have withdrawn or modified in any matter materially adverse to NDC its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any offer or proposal for, or any written indication of interest in, a merger or other business combination involving PSS or the acquisition of any significant equity interest in, or significant portion of the assets of, PSS, other than the transactions contemplated by the Merger Agreement, and such proposal has been determined by the PSS Board in its good faith judgment after consultation with PSS's financial advisors to be more favorable to PSS's stockholders than the Merger and for which financing, to the extent required, has been committed or which, in the good faith judgment of the PSS Board, is reasonably capable of being financed, (ii) PSS shall have entered into any binding agreement with respect to any such proposal, or (iii) the PSS Board shall have resolved to do any of the foregoing, PSS shall pay to NDC a fee equal to $6,490,000. Such payment shall be made in immediately available funds, promptly, but in no event later than five business days, after the termination of the Merger Agreement.

  Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling-of-interests" transaction for accounting and financial reporting purposes. See "The Merger--Accounting Treatment."

  Resale of NDC Common Stock. The NDC Common Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates"

(generally including directors, certain executive officers and holders of 10% or more of the outstanding capital stock) of PSS or NDC under applicable federal securities laws. See "The Merger--Resale of NDC Common Stock."

  Voting Agreement. NDC and the holders of approximately 29% of the PSS Common Stock, including certain PSS directors, executive officers and employees (the "Stockholders"), have entered into a voting agreement (the "Voting Agreement") pursuant to which the Stockholders have agreed to, or given certain officers of NDC a proxy to, vote such Stockholder's shares of PSS Common Stock in favor of the Merger, the execution and delivery by PSS of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the Merger Agreement has not been amended so as to reduce the consideration payable to the holders of PSS Common Stock.

  Pursuant to the Voting Agreement, the Stockholders also have agreed to, or given certain officers of NDC a proxy to, vote such Stockholder's shares of PSS Common Stock against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by PSS or (ii) any amendment of PSS's certificate of incorporation or bylaws or other proposal or transaction involving PSS or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) and (ii) a "Competing Transaction"). Each Stockholder has further agreed that such Stockholder shall not (i) transfer, or consent to any transfer of, any or all of such Stockholder's shares or any interest therein, except in certain limited circumstances and pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for the Voting Agreement, or (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, subject to certain limited exceptions.

  The Voting Agreement will terminate upon the earlier of the Effective Time, or the date upon which the Merger Agreement is terminated in accordance with its terms; provided that, if any person (other than NDC) shall have made or disclosed in writing an intention to make, a proposal for a Competing Transaction, as of or prior to the termination of the Merger Agreement, then, for a period of 180 days following such termination the rights and obligations of the Stockholders to vote or direct a vote against a Competing Transaction shall continue in full force and effect and no Stockholder shall transfer any or all of such Stockholder's shares of PSS Common Stock in connection with any Competing Transaction.

  No Appraisal Rights. Holders of PSS Common Stock will not be entitled to appraisal rights as a result of the Merger. Under Delaware law, appraisal rights are unavailable to holders of the PSS Common Stock because the PSS Common Stock was, on the Record Date, traded on the Nasdaq National Market and will be converted into NDC Common Stock, which at the effective time of the Merger will be listed on the NYSE.

MARKET PRICES AND DIVIDENDS

  NDC Common Stock is traded on the NYSE under the symbol "NDC" and PSS Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "PHSS." The following table sets forth the high and low sale prices per share of NDC Common Stock on the NYSE and per share of PSS Common Stock on the Nasdaq National Market, and the dividends declared per share of NDC Common Stock with respect to each of NDC's fiscal quarters since June 1, 1995. No cash dividends have been declared or paid on PSS Common Stock.

                                   SALE PRICES       SALE PRICES     DIVIDENDS
                                   PER SHARE OF     PER SHARE OF      DECLARED
                                 NDC COMMON STOCK PSS COMMON STOCK   PER SHARE
                                 ---------------- -----------------    OF NDC
                                  HIGH     LOW      HIGH     LOW    COMMON STOCK
                                 ---------------- -------- -------- ------------
FISCAL 1996
  Quarter ended August 31,
 1995..........................  $ 26.63 $  20.50      --       --     $.075
  Quarter ended November 30,
 1995..........................    28.00    22.00      --       --      .075
  Quarter ended February 29,
 1996..........................    35.00    20.00 $ 21.625 $  14.50     .075
  Quarter ending May 31, 1996..    40.25    29.88    25.75    16.25     .075
FISCAL 1997
  Quarter ended August 31,
 1996..........................    44.50    33.75    23.00   13.375     .075
  Quarter ended November 30,
 1996..........................    46.63    37.88    25.50    15.25     .075
  Quarter ended February 28,
 1997..........................    47.50    35.00    21.50    6.875     .075
  Quarter ending May 31, 1997..    44.00    33.75    10.25     7.00     .075
FISCAL 1998
  Quarter ended August 31,
 1997..........................    46.50  36.3125   17.375    9.875     .075
  Quarter ending November 30,
 1997
   (through November 17,
 1997).........................    44.25    34.50   19.125   14.625       --

  On October 13, 1997, the last trading day prior to public announcement that NDC and PSS had executed the Merger Agreement, the last reported sale prices per share of NDC Common Stock on the NYSE and PSS Common Stock on the Nasdaq National Market were $41.25 and $18.25, respectively, and the equivalent pro forma price of NDC Common Stock per share of PSS Common Stock (based on the Exchange Ratio) was $17.94. On November 17, 1997, the last reported sale prices per share of NDC Common Stock on the NYSE and PSS Common Stock on the Nasdaq National Market were $37.6875 and $15.5625, respectively. PSS STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR NDC COMMON STOCK AND PSS COMMON STOCK.

  The Merger Agreement provides for the filing of a listing application with the NYSE covering the shares of NDC Common Stock issuable pursuant to the Merger. It is a condition to consummation of the Merger that NDC use its reasonable efforts to ensure that such shares of NDC Common Stock be authorized for listing on the NYSE effective upon official notice of issuance. See "The Merger--Conditions to Consummation."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following summary presents selected comparative unaudited per share data for NDC and PSS on a historical basis and on a pro forma combined basis assuming the Merger had been effective during the periods presented using the Exchange Ratio. The Merger is reflected under the pooling-of-interests method of accounting and pro forma data is derived accordingly. PSS's fiscal year end is December 31 of each year; however all financial information related to PSS as of August 31 and May 31 has been derived from financial information of PSS as of June 30 and September 30, adjusted to reflect the results of operations on a twelve months and three months basis, respectively, as appropriate. The information shown below should be read in conjunction with the historical financial statements of NDC and PSS, including the respective notes thereto, incorporated by reference herein, and with the unaudited pro forma financial information, including the respective notes thereto, appearing elsewhere herein. See "Available Information," "Incorporation of Certain Information by Reference," "The Merger--Accounting Treatment," "Selected Pro Forma Condensed Combined Financial Data of NDC and PSS" and "Annex D--Pro Forma Condensed Combined Financial Information."

                                   THREE MONTHS   FISCAL YEARS ENDED MAY 31,
                                 ENDED AUGUST 31, ---------------------------
                                       1997         1997     1996      1995
                                 ---------------- -------- --------  --------
NDC COMMON STOCK
INCOME FROM CONTINUING OPERA-
 TIONS PER SHARE: (1)
  Historical....................      $ 0.38      $   1.38 $  (0.31) $   0.79
  Pro forma combined (2)........        0.31          1.23     0.58      0.51
DIVIDENDS PER SHARE:
  Historical....................       0.075          0.30     0.30      0.30
  Pro forma combined (3)........       0.075          0.30     0.30      0.30
BOOK VALUE PER SHARE:
  Historical (4)................       10.77         10.45      --        --
  Pro forma combined (5)........       10.64          9.81      --        --
PSS COMMON STOCK
INCOME FROM CONTINUING OPERA-
 TIONS PER SHARE: (1)
  Pro forma historical (6)......      $ 0.17      $   0.21 $  (0.19) $  (0.15)
  Equivalent pro forma combined
   (7)..........................        0.14          0.54     0.25      0.22
DIVIDENDS PER SHARE:
  Pro forma historical..........         --            --       --        --
  Equivalent pro forma combined
   (7)..........................        0.03          0.13     0.13      0.13
BOOK VALUE PER SHARE:
  Pro forma historical (4)......        5.35          5.18      --        --
  Equivalent pro forma combined
   (7)..........................        4.63          4.27      --        --

--------
(1) Represents income from continuing operations per share on a fully diluted basis.
(2) Pro forma combined income from continuing operations per NDC common share amounts represent the sum of pro forma combined amounts for NDC and PSS, divided by pro forma combined weighted average common shares outstanding. Pro forma combined income from continuing operations per share of NDC Common Stock for the three months ended August 31, 1997 and the fiscal year ended May 31, 1997 also includes the pro forma combined amounts for the Source Transactions (hereinafter defined).
(3) Pro forma combined cash dividends paid per NDC common share amounts represent historical dividends paid per share of NDC Common Stock. On an equivalent pro forma basis, the $0.075 per share dividend paid by NDC on August 29, 1997 would equate to approximately $0.033 per share of PSS Common Stock, based on the Exchange Ratio. Future NDC and PSS dividends are dependent upon their respective earnings and financial conditions, statutory limitations and other factors. See "The Merger--Conduct of Business Pending the Merger."
(4) Historical book value per share information for NDC and PSS as of the end of each period presented is computed by dividing historical stockholders' equity for each company by the number of shares of NDC Common Stock or PSS Common Stock, as the case may be, outstanding at the end of each period presented, excluding stock options.
(5) Pro forma combined book value per share information as of the end of the period presented is computed by dividing pro forma stockholders' equity by the number of shares of NDC Common Stock outstanding on such dates and the shares of NDC stock to be issued in the Source Transactions and the Merger.
(6) Pro forma historical income from continuing operations per share data for PSS assumes that all business acquisitions consummated subsequent to June 1, 1994 occurred on June 1, 1994.
(7) Equivalent pro forma combined amounts per share of PSS Common Stock represent the pro forma combined per NDC common share amounts, multiplied by the Exchange Ratio.

RECENT DEVELOPMENTS

  On August 20, 1997, NDC signed a definitive agreement to acquire Source Informatics Inc., a privately-held Delaware corporation ("Source"), in exchange for approximately 1,560,000 shares of NDC Common Stock and $31,750,000 in cash. Source is a leading provider of proprietary health care information, technology and consulting services, primarily to the pharmaceutical and retail pharmacy markets. The Source transaction is subject to the approval of Source stockholders as well as other customary closing conditions and is expected to become effective during the fourth quarter of calendar 1997. For the year ended June 30, 1997, and the quarter ended September 30, 1997, Source had total revenues of $59.9 million and $15.3 million, respectively, and net income of $6.5 million and $0.2 million, respectively. As of September 30, 1997, Source had total assets of $24.3 million.

  Also on August 20, 1997, NDC signed a definitive agreement to acquire PMSI Database Holdings, Inc., a Delaware corporation ("PMSI Database"), in exchange for approximately 1,059,829 shares of NDC Common Stock and $6,500,000 in cash. PMSI Database was formed as a holding company by its parent, Pharmaceutical Marketing Services Inc., a Delaware corporation ("PMSI"), on June 24, 1997. To date, PMSI Database has not conducted any business but does hold the assets contributed to it by PMSI. These assets are comprised of (i) PMSI's proportionate share of an operating venture with Source to jointly offer a range of services generated from a prescription database collected by Source from retail and mail-order pharmacies in the United States and (ii) PMSI's over-the-counter physician database business. The PMSI Database transaction is subject to the approval of the PMSI stockholders as well as other customary closing conditions and is expected to become effective during the fourth quarter of calendar 1997. For the year ended June 30, 1997, and the quarter ended September 30, 1997, PMSI Database had total revenues of $25.0 million and $6.2 million, respectively, and net income of $3.5 million and $0.4 million, respectively. As of September 30, 1997, PMSI Database had total assets of $13.5 million.

  On November 6, 1997, NDC announced that Robert L. Walker will become chief financial officer of NDC effective December 1, 1997. Mr. Walker previously served as chief financial officer of Providian Corporation, a Louisville, Kentucky based insurance and financial services company whose business includes credit card and other consumer lending offerings.

SELECTED FINANCIAL DATA

  Set forth below are certain unaudited historical consolidated selected financial data relating to NDC and PSS and certain unaudited pro forma combined selected financial data, giving effect to the Merger and the Source Transaction (hereinafter defined). This information should be read in conjunction with the historical financial statements of NDC and PSS, including the respective notes thereto, and with the unaudited pro forma combined financial information, appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information," "Incorporation of Certain Information by Reference" and "Annex D--Pro Forma Combined Financial Data."

                  SELECTED FINANCIAL DATA OF NDC (HISTORICAL)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected historical financial data of NDC and has been derived from and should be read in conjunction with NDC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference." Interim unaudited historical data reflect, in the opinion of management of NDC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Unaudited results of operations for the three months ended August 31, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                          THREE MONTHS ENDED            FISCAL YEARS ENDED MAY 31,
                         --------------------- ---------------------------------------------
                         AUGUST 31, AUGUST 31,
                            1997       1996      1997     1996      1995     1994     1993
                         ---------- ---------- -------- --------  -------- -------- --------
INCOME STATEMENT DATA:
  Revenues..............  $120,102   $101,164  $433,860 $325,803  $278,083 $237,659 $239,810
  Operating income
   (loss)...............    19,633     13,934    66,656  (11,834)   28,426   18,423   14,894
  Income (loss) from
   continuing
   operations...........    10,604      8,205    38,753   (8,458)   18,421   12,226    8,045
PER SHARE DATA:
  Income (loss) from
   continuing
   operations...........  $   0.38   $   0.30  $   1.38 $  (0.31) $   0.79 $   0.55 $   0.37
  Cash dividends........     0.075      0.075      0.30     0.30      0.30     0.29     0.29
  Fully diluted weighted
   average number of
   common and common
   equivalent shares
   outstanding..........    28,201     27,800    28,039   27,189    23,481   22,851   18,803
BALANCE SHEET DATA
 (AT PERIOD END):
  Total assets..........  $529,403   $369,417  $521,683 $368,039  $255,758 $214,864 $203,391
  Long term obliga-
   tions................   156,407     12,853   155,690   13,324    26,410   21,664   20,254
  Total stockholders'
   equity...............   286,912    242,134   277,470  233,299   164,651  134,723  124,001

                  SELECTED FINANCIAL DATA OF PSS (HISTORICAL)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth historical financial data of PSS and has been derived from and should be read in conjunction with PSS's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference." Interim unaudited historical data reflect, in the opinion of management of PSS, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of data. Unaudited results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                              NINE MONTHS ENDED          FISCAL YEARS ENDED DECEMBER 31,
                         --------------------------- -----------------------------------------
                         SEPTEMBER 30, SEPTEMBER 30,
                             1997          1996      1996(1)   1995     1994   1993(2)  1992
                         ------------- ------------- -------  -------  ------- ------- -------
INCOME STATEMENT DATA:
 Revenues...............   $ 81,742       $54,045    $75,191  $59,514  $55,448 $44,311 $28,475
 Pro forma net income
  (loss)(3).............      2,735        (3,430)    (9,642)    (941)     399   1,735   2,943
 Preferred stock divi-
  dends.................      - 0 -            36         36      281      231     213     200
 Pro forma net income
  (loss) applicable to
  common stock(3).......      2,735        (3,466)    (9,678)  (1,222)     168   1,522   2,743
PER SHARE DATA:
 Pro forma earnings
  (loss) per share(3)...   $   0.28       $( 0.43)   $ (1.17) $ (0.27) $  0.04 $  0.34 $  0.61
 Weighted average common
  shares outstanding....      9,641         8,007      8,270    4,527    4,527   4,527   4,527
BALANCE SHEET DATA
 (AT PERIOD END):
 Total assets...........   $117,426       $87,253    $91,905  $43,115  $42,302 $43,508 $36,825
 Long term obligations
  (including related
  party and current
  portions, excluding
  deferred income
  taxes)................     48,010        15,382     25,898   24,398   25,835  24,762  23,018
 Total stockholders' eq-
  uity..................     51,995        50,446     45,713    4,073    5,859   6,891   3,951

--------
(1) Includes the results of the following companies from their dates of acquisition: North Coast Health Care Management Group, February 15, 1996; Medical Management Support, Inc., February 15, 1996; Data Processing Systems, Inc., February 15, 1996; PBS Northwest, Inc., May 8, 1996; ALM, Inc., May 31, 1996; MIS Group, September 3, 1996; and, MARS Group, December 16, 1996.
(2) Includes the results of Spring Anesthesia Group from the date of acquisition, August 1, 1993.
(3) PSS acquired certain entities in merger transactions accounted for as pooling-of-interests, which prior to the merger had elected "S" corporation status for income tax purposes. As a result of the mergers, these acquired entities terminated their "S" corporation elections. Pro forma net income
    (loss), pro forma net income (loss) applicable to common stock and pro forma earnings (loss) per share represent the pro forma net income (loss), pro forma net income (loss) applicable to common stock and pro forma earnings (loss) per share that would have been recognized for periods prior to the mergers had the acquired entities been taxed as "C" corporations.

      SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF NDC AND PSS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected pro forma combined financial information as of and for the year ended May 31, 1997 and the three months ended August 31, 1997, giving effect to the Merger using the pooling-of-interests method of accounting. The pro forma combined financial information represents the historical operations of NDC and PSS adjusted for the effects of the Merger as well as the effects of NDC's acquisition of NDC Health Care EDI Services, Inc. ("EDI Services") consummated in October 1996, the proposed merger of Source with and into a subsidiary of NDC, and the proposed merger of PMSI Database with and into a subsidiary of NDC each of which is accounted for under the "purchase" method of accounting. (The Source and PMSI Database mergers hereinafter, the "Source Transactions"). This information has also been adjusted to conform presentation format to that of NDC. In addition, this information reflects the adjustment necessary to conform certain of NDC's revenue recognition policies to those of PSS. For comparability purposes, PSS, Source and PMSI Database's three and twelve months ended September 30, 1997 and June 30, 1997, respectively, are used in conjunction with NDC's three and twelve months ended August 31, 1997 and May 31, 1997, respectively. The weighted average common shares outstanding and related per share data has been adjusted to reflect the maximum number of shares of NDC Common Stock issuable in the Merger and the Source Transactions.

  The pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger, the acquisition of EDI Services and the Source Transactions been consummated at the beginning of the period presented or of future results. In addition, the financial results of the business to be acquired in the Source Transaction ("Source US") have historically varied from quarter to quarter. These fluctuations are principally due to the timing of customer commitments to new products and services and the timing of delivery of Source US services. Source US's fiscal year begins July 1. Source US typically incurs expenses during the first half of its fiscal year (the last half of the calendar year), in preparation for roll-out of new products and services to meet customer requirements. As a result, during Source US's first quarter, significant expense with respect to new products is incurred to generate revenues that should be recognized in future quarters.

  The selected pro forma combined financial information is derived from the Pro Forma Combined Financial Information attached to this Proxy Statement/Prospectus as Annex D. This information should be read in conjunction with the historical financial statements of NDC, PSS, Source and PMSI Database, including the respective notes thereto, incorporated by reference herein.

                                       THREE MONTHS
                                          ENDED     FISCAL YEARS ENDED MAY 31,
                                        AUGUST 31,  --------------------------
                                           1997       1997     1996     1995
                                       ------------ -------- -------- --------
INCOME STATEMENT DATA:
  Revenues............................   $170,390   $626,862 $421,676 $363,295
  Operating income....................     22,392     76,916   31,389   28,433
  Income from continuing operations...     10,993     42,887   18,301   16,494
PER SHARE DATA:
  Income from continuing operations...   $   0.31   $   1.23 $   0.58 $   0.51
  Cash dividends......................      0.075       0.30     0.30     0.30
  Weighted average common shares out-
 standing.............................     35,050     34,888   31,423   32,273
BALANCE SHEET DATA (AT AUGUST 31, 1997):
  Total assets........................   $740,154
  Long-term obligations...............    212,400
  Total stockholders' equity..........    356,338

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors as well as the discussion under "Forward-Looking Statements" on page 2 should be considered carefully in evaluating an investment in NDC Common Stock.

THE MERGER

  In considering whether to vote in favor of adoption of the Merger Agreement, PSS stockholders should consider the following: (i) the Exchange Ratio will be determined based on the average closing price of the NDC Common Stock over the 15 consecutive trading days ending on the tenth trading day prior to the Special Meeting Date, and if that value is equal to or greater than $47.126 then PSS stockholders would receive $20.50 worth of NDC Common Stock for each share of PSS Common Stock, assuming that the value of the NDC Common Stock at the Effective Time equals the value used in calculating the Exchange Ratio;
(ii) if the value used in calculating the Exchange Ratio is equal to or less than $36.782, then, assuming that the value of the NDC Common Stock at the Effective Time equaled such value, the PSS stockholders would receive $16.00 worth of NDC Common Stock for each share of PSS Common Stock; however, NDC may, but is not obligated to, terminate the Merger Agreement in such event, subject to PSS's right to cancel such termination by agreeing that the Exchange Ratio be fixed at 0.435 irrespective of the price of NDC Common Stock; (iii) the price of the NDC Common Stock at the Effective Time can be expected to vary from the value used in calculating the Exchange Ratio as well as from its price as of the date of this Proxy Statement/Prospectus and the date on which the PSS stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of NDC, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors; (iv) the Merger involves the integration of two companies that have previously operated independently, and no assurance can be given that NDC will be able to integrate the operations of PSS without encountering difficulties or experiencing the loss of key PSS employees or customers, or that the benefits expected from such integration will be realized; and (v) upon completion of the Merger, PSS stockholders will become stockholders of NDC, and NDC's business is different from that of PSS, and NDC's results of operations, as well as the price of NDC Common Stock, will be affected by many factors different than those affecting the results of operations of PSS and the price of PSS Common Stock. In addition, PSS stockholders should consider that the proposed acquisitions involved in the Source Transactions, the effect of which is included in the pro forma financial information, may not be consummated.

COMPETITION

  The markets for the applications systems and services offered by NDC are highly competitive. Competition in the health care transaction processing and payment systems markets affects NDC's ability to gain new customers and the prices it can charge. The key competitive factors for NDC are functionality of products, quality of service and price. Many of NDC's competitors have access to significant capital and management, marketing and technological resources that are equal to or greater than those of NDC, and there can be no assurance that NDC will continue to be able to compete successfully with them. In addition, NDC competes with businesses that internally perform data processing or other services offered by NDC.

MARKETS AND APPLICATIONS

  NDC's future growth and profitability will depend, in part, upon the further expansion of the health care transaction processing and payment systems markets, the emergence of other markets for electronic transaction processing services and NDC's ability to penetrate such markets. Further expansion of these markets is dependent upon the continued growth in the number of transactions available to be processed and the continued automation of traditional paper-based processing systems. NDC's ability to penetrate such markets will depend, in turn, upon its ability to apply its existing technology, or to develop new technology, to meet the particular service needs of each new market. There can be no assurance that markets for NDC's services will continue to expand and develop or that NDC will be successful in its efforts, or have adequate financial, marketing and technological resources to penetrate new markets.

HEALTH CARE INFORMATION SERVICES

  Federal and state governments have recently focused significant attention on health care reform. It is not possible to predict which, if any, proposal that has been or will be considered will be adopted. There can be no assurance that the health care regulatory environment will not change so as to restrict the existing operations of, impose additional requirements on or limit the expansion of NDC and PSS. Costs of compliance with changes in government regulations may not be subject to recovery by NDC through price increases.

  Significant media and public attention has recently been focused on the health care industry due to ongoing federal and state investigations purportedly related to certain referral and billing practices. The Office of the Inspector General and the Department of Justice have initiated hospital laboratory billing review projects in certain states and are expected to extend such projects to additional states, including states in which PSS operates. These projects increase the likelihood of governmental investigations of hospitals, laboratories and other institutions for which NDC and PSS perform services. Although PSS currently monitors, and upon the consummation of the Merger, NDC intends to continue to monitor, billing practices and arrangements to ensure compliance with prevailing industry practices under applicable laws, such laws are complex and constantly evolving and there can be no assurance that governmental investigators will not take positions that are inconsistent with industry practices, including PSS's practices.

INTEGRATED PAYMENT SYSTEMS BUSINESS

  NDC's merchant customers have liability for charges disputed by cardholders. However, in the case of merchant fraud, or insolvency or bankruptcy of the merchant, NDC may be liable for any of such charges disputed by cardholders. NDC requires cash deposits and other types of collateral by certain merchants to minimize any such contingent liability. Based on its historical loss experience, NDC has established reserves, which management believes are adequate, for estimated losses on transactions processed. There can be no assurance, however, that such reserves for losses will be adequate. Any such losses in excess of reserves could have a material adverse effect on the financial condition and results of operations of NDC.

ACQUISITION RISKS

  NDC completed five acquisitions in fiscal 1997, is currently proceeding to consummate the Source Transactions and intends to seek additional acquisition opportunities and alliance relationships with other businesses that will allow it to increase its market penetration, technological capabilities, product offerings and distribution capabilities. There can be no assurance that NDC will be able successfully to identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon NDC's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into NDC's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by NDC's existing operations, or otherwise perform as expected. In addition, NDC competes for acquisition and expansion opportunities with companies that have substantially greater resources. NDC may incur indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance acquisitions. As a result, NDC expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that NDC's cash flow will be insufficient to meet required payments on its debt and the risk that NDC may be unable to refinance or repay the debt as it comes due.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW, CERTAIN CHARTER AND BY-LAW PROVISIONS AND STOCKHOLDER RIGHTS PLAN

  Certain provisions of NDC's Certificate of Incorporation and By-laws could delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions may adversely affect prevailing market prices for NDC Common Stock. These provisions, among other things, classify NDC's Board of Directors into three classes as nearly equal in number as the total number of directors permits, each of which serve for different three-year terms, and authorize the Board of Directors to issue preferred stock in one or more classes or series and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any action on the part of the stockholders. The rights of the holders of NDC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of NDC. NDC has no current plans to issue shares of preferred stock. NDC also maintains a stockholder rights plan which entitles the stockholders of NDC, upon the happening of certain events, to purchase preferred stock of NDC. These NDC Rights (hereinafter defined) may have certain anti-takeover effects because the rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. In addition, Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits certain persons from engaging in business combinations with NDC, which may also have the effect of delaying, deterring or preventing a change of control of NDC.

                              GENERAL INFORMATION

SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished by PSS to its stockholders in connection with the Special Meeting of the stockholders of PSS to be held at 9:30 a.m., local time, on Friday, December 19, 1997, at The Harvard Club, 27 West 44th Street, New York, New York 10036, and at any adjournments and postponements thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Merger Agreement and consummation of the transactions contemplated therein, and to transact such other business as may properly come before the Special Meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of PSS of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked.

  This document is also being furnished by NDC to PSS stockholders as a prospectus in connection with the issuance by NDC of shares of NDC Common Stock upon consummation of the Merger.

  The Merger Agreement provides for a transaction whereby a wholly-owned subsidiary of NDC will merge with and into PSS, with PSS as the surviving corporation of the Merger becoming a wholly-owned subsidiary of NDC. At the Effective Time, each share of issued and outstanding PSS Common Stock (excluding shares held by PSS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.435 shares of NDC Common Stock, subject to adjustment as provided in the Merger Agreement. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of PSS Common Stock shall be accompanied by an NDC Right. See "The Merger--Exchange Ratios" and "Certain Differences in the Rights of NDC and PSS Stockholders."

  If the Merger Agreement is adopted at the Special Meeting, all required consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "The Merger-- Conditions to Consummation."

RECORD DATE

  The PSS Board of Directors has fixed the close of business on November 12, 1997, as the record date for determining the PSS stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of PSS Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,733,710 shares of PSS Common Stock issued and outstanding and held by 70 holders of record. Holders of PSS Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of PSS Common Stock held of record at the close of business on the Record Date.

VOTES REQUIRED

  The presence in person or by proxy of the holders of a majority of the outstanding shares of PSS Common Stock entitled to vote on the subject matter presented at the Special Meeting shall constitute a quorum at the Special Meeting. Abstentions will be counted as present for the purposes of determining a quorum. Broker "nonvotes" will not be counted for the purposes of determining a quorum. A broker "nonvote" occurs when a broker holding shares for a beneficial owner is present at the meeting, but does not vote on a proposal because the broker has not received instructions to do so from the beneficial owner and does not have discretionary power. Adoption of the Merger Agreement and consummation of the transactions contemplated thereby requires the presence of a quorum and the affirmative vote of a majority of the shares of PSS Common Stock present in person or represented by proxy and entitled to vote on the subject matter presented. Abstentions will have the effect of a vote against adoption of the Merger Agreement. Broker "nonvotes" will have no effect on the outcome of the vote.

  As of the Record Date, PSS directors and executive officers, and their affiliates, beneficially owned approximately 27% of the outstanding shares of PSS Common Stock entitled to vote at the Special Meeting. As of the Record Date, NDC and its directors and executive officers, and their affiliates, held no shares of PSS Common Stock. See "The Merger--Voting Agreement."

RECOMMENDATION OF PSS'S BOARD OF DIRECTORS

  For the reasons described below, the Board of Directors of PSS has unanimously adopted the Merger Agreement, believes the Merger is in the best interests of PSS and its stockholders, and unanimously recommends that stockholders of PSS vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated therein. See "The Merger-- Reasons for the Merger."

PROXY SOLICITATION

  PSS will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of PSS and NDC may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of PSS and NDC will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of PSS Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. PSS has retained D.F. King & Co., Inc. to aid in soliciting proxies from its stockholders. The fees of such firm are estimated to be $4,000 plus reimbursement of out-of-pocket expenses.

                                  THE MERGER

  The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Annexes hereto, including the Merger Agreement, a copy of which is set forth in Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. All stockholders are urged to read the Annexes in their entirety.

GENERAL

  The Merger Agreement provides that Sub will merge with and into PSS, which shall be the surviving corporation of the Merger and, as a result thereof, become a wholly-owned subsidiary of NDC. At the time the Merger becomes effective, each outstanding share of PSS Common Stock (excluding shares held by PSS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.435 shares of NDC Common Stock, subject to adjustment pursuant to the Merger Agreement. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of the PSS Common Stock shall be accompanied by an NDC Right. If the Merger Agreement is adopted at the Special Meeting, all required consents and approvals are obtained, and all other conditions of the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated.

BACKGROUND OF THE MERGER

  During the second quarter of 1997, the PSS Board began considering alternatives to maximize shareholder value. In May 1997, the PSS Board engaged DLJ as financial advisor to assist the PSS Board in reviewing financial and structural alternatives, including the evaluation of a sale, merger or other business combination.

  DLJ contacted a number of companies that it and PSS senior management had identified as candidates for a possible business combination or strategic alliance with PSS. As part of this process, DLJ contacted NDC on or about June 10, 1997.

  On July 16, 1997, NDC expressed a preliminary interest in acquiring PSS in a stock-for-stock acquisition valuing PSS Common Stock in the range of $14.00 to $16.50 per share. DLJ discussed the indication of interest with NDC's financial advisor, Lazard Freres & Co., LLC ("Lazard"), and advised Lazard that PSS was interested in pursuing further discussions and due diligence with NDC, while continuing to pursue other alternatives.

  During July and August 1997, Mr. Robert A. Yellowlees, Chief Executive Officer of NDC, and other members of NDC senior management met with PSS senior management and undertook a due diligence review of PSS. On August 20, 1997, PSS submitted a proposed form of merger agreement to NDC and requested that a final proposal be submitted by mid-September.

  On September 17, 1997, NDC submitted a proposal to acquire PSS at a value of $18.00 per share, subject to a number of conditions, including satisfactory completion of due diligence and a compliance audit of PSS and approval of the Board of Directors of NDC. The value of $18.00 per share proposed by NDC also was subject to adjustment downward if the price of NDC Common Stock declined, without floor.

  On September 17 and 18, 1997, members of PSS senior management and the PSS Board discussed the proposal with its advisors, and DLJ held discussions with Lazard to clarify certain issues in the proposal. On September 20, 1997, members of PSS senior management met with NDC in Atlanta, Georgia to further negotiate the terms of the proposal.

  On the evening of September 21, 1997, Mr. Peter W. Gilson, Chief Executive Officer, and Mr. Hamilton F. Potter III, Executive Vice President, of PSS telephoned Mr. Yellowlees to invite NDC to negotiate the draft merger agreement over the course of the next 10 days, while NDC completed its due diligence of PSS and PSS conducted an operational, financial and legal due diligence investigation of NDC.

  From September 22 through October 14, 1997, representatives of NDC and PSS and their respective advisors completed their due diligence investigations and proceeded to negotiate the terms of the final Merger Agreement.

  On October 14, 1997, the PSS Board unanimously approved the Merger Agreement. After the close of business that day, NDC and PSS executed the Merger Agreement and issued a joint press release announcing the Merger.

REASONS FOR THE MERGER

  At the meeting held by the PSS Board on October 14, 1997, the PSS Board, by a unanimous vote of all directors, determined that the terms of the Merger are fair to, and in the best interests of, PSS and its stockholders, approved the Merger Agreement and authorized and directed certain executive officers to execute the Merger Agreement on behalf of PSS.

  PSS executed the Merger Agreement on October 14, 1997. After approval by the Special Committee of the Board of Directors of NDC (the "NDC Board"), NDC executed the Merger Agreement on October 14, 1997, and press releases announcing the Merger Agreement and the transactions contemplated therein were issued October 14, 1997.

  ACCORDINGLY, THE PSS BOARD, HAVING UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PSS AND ITS STOCKHOLDERS, RECOMMENDS THAT THE PSS STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  The decision of the PSS Board to approve the Merger Agreement on October 14, 1997, followed almost four months of exploring and analyzing strategic and financial alternatives available to PSS. During this period, the PSS Board met numerous times, at which meetings the PSS Board reviewed in detail the business, results of operations and prospects of PSS.

  In making its recommendation to the PSS stockholders with respect to the Merger, the PSS Board considered a number of factors. These factors, to which no relative weights have been assigned, include the following:

    (i) the investigation and review by the PSS Board of the Merger;

    (ii) the knowledge and review by the PSS Board and its advisors of the business, assets and prospects of PSS;

    (iii) the information provided to the PSS Board by the officers of PSS and representatives of DLJ with respect to the financial and other aspects of the Merger, including the possibility and potential benefits of a similar transaction with another entity and the prospects of PSS if the Merger were not to be effected;

    (iv) the presentation of DLJ delivered to the PSS Board at its meeting on October 14, 1997, including DLJ's written opinion, dated October 14, 1997, that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the PSS stockholders from a financial point of view (see "--Opinion of Financial Advisor");

    (v) the review of the material terms and conditions of the Merger as reflected in the Merger Agreement, including the amount and form of consideration, the proposed price protection range and the fact that each holder of PSS Common Stock will receive the same consideration for his shares which consideration the PSS Board believed represented the most favorable transaction possible with NDC for the PSS stockholders;

    (vi) the historical and prospective business of PSS, including, among other things, the current financial condition and future prospects of PSS, and the current financial condition and future prospects of NDC;

    (vii) the conditions precedent to the consummation of the Merger, including regulatory approval and receipt of certain assurances that the Merger will be accounted for as a pooling of interests, and the estimated length of time necessary to consummate the Merger;

    (viii) alternatives to the Merger, including a public equity offering, and the relative merits of such alternatives, including the risks inherent in continuing as an independent public company in an industry that is both changing rapidly and consolidating, as compared to a combination between NDC and PSS;

    (ix) the structure of the Merger, which would permit holders of PSS Common Stock to exchange all their shares of PSS Common Stock on a tax-free basis; and

    (x) such other matters as the PSS Board deemed appropriate or necessary in considering the Merger.

OPINION OF FINANCIAL ADVISOR

  PSS. PSS engaged DLJ to provide a fairness opinion in connection with the transactions contemplated by the Merger Agreement based upon DLJ's qualifications, expertise and reputation, as well as DLJ's prior investment banking relationship and familiarity with PSS. On October 14, 1997, DLJ delivered its written opinion (the "DLJ Opinion") to the PSS Board to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the holders of PSS Common Stock from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the PSS Board and addresses only the fairness of the Exchange Ratio to the holders of PSS Common Stock from a financial point of view and does not constitute a recommendation to any stockholder of PSS as to how such stockholder should vote at the Special Meeting. The DLJ Opinion does not constitute an opinion as to the price at which NDC Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between PSS and NDC in which negotiations DLJ advised PSS. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

  In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement, including the exhibits thereto, as well as financial and other information that was publicly available or furnished to it by PSS and NDC, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections for PSS prepared by the management of PSS and certain research analyst financial projections for NDC provided by the management of NDC. In addition, DLJ compared certain financial and securities data of PSS and NDC with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the NDC Common Stock and PSS Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by PSS and NDC or their respective representatives. DLJ also assumed that the financial projections supplied to it were reasonably prepared and, with respect to the financial projections provided by the management of NDC, DLJ assumed that they were prepared on a basis reflecting the best currently available estimates which the management of NDC believed reasonable as to the future operating and financial performance of NDC.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of, the date of its opinion. DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

  The following is a summary of the analyses presented by DLJ to the PSS Board at its October 14, 1997 meeting. All analyses discussed below, unless otherwise indicated, assume the Exchange Ratio of 0.435 is calculated using an NDC Common Stock price of $41.38, based on the average of the closing prices of the NDC Common Stock on October 10, 1997 and October 13, 1997 (the "NDC Stock Price").

  COMMON STOCK PERFORMANCE ANALYSIS. DLJ's analysis of the performance of PSS Common Stock consisted of an historical analysis of closing prices and trading volumes for the period from October 14, 1996 through October 14, 1997. During this time period, PSS Common Stock underperformed the S&P 500 and an index comprised of selected health care information services ("HCIS") companies deemed by DLJ to be similar in nature to PSS (the "Selected HCIS Companies"). The Selected HCIS Companies are Cerner Corporation, HBO & Company, HCIA Inc., Health Management Systems Inc., IDX Systems Corporation, Medaphis Corporation, Medical Manager Corporation, Physician Computer Network, Inc. and Shared Medical Systems Corporation. During the above period, PSS Common Stock reached a high of $22.25 per share and a low of $7.06 per share. On October 14, 1997, the closing price of PSS Common Stock was $17.88 per share.

  DLJ's analysis of the performance of NDC Common Stock consisted of an historical analysis of closing prices and trading volumes for the period from October 14, 1996 through October 14, 1997. During this time period, NDC Common Stock underperformed the S&P 500 but outperformed an index comprised of selected companies deemed by DLJ to be similar in nature to NDC (the "NDC Selected Companies"). The NDC Selected Companies are Envoy Corporation, First Data Corporation, Medaphis Corporation, SPS Transaction Services, Inc., Physician Support Systems, Inc., First USA Paymentech, Inc., Total System Services, Inc. and PMT Services, Inc. During the above period, NDC Common Stock reached a high of $47.13 per share and a low of $34.63 per share. On October 14, 1997, the closing price of NDC Common Stock was $41.69 per share.

  No company utilized in the common stock performance analysis is identical to NDC or PSS. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Selected HCIS Companies and PSS, and the NDC Selected Companies and NDC, and other factors that could affect the public trading value of NDC Common Stock and PSS Common Stock.

  DLJ also analyzed the historical relationship between the trading prices of PSS Common Stock and NDC Common Stock for the period from February 16, 1996 through October 14, 1997 and for the period from February 7, 1997 through October 14, 1997. The average ratio of the closing price of PSS Common Stock to that of NDC Common Stock for the period from February 16, 1996 through October 14, 1997 was 0.416, with a minimum ratio of 0.188 and a maximum ratio of 0.736. The average of the same ratio for the period from February 7, 1997 through October 14, 1997 was 0.303, with a minimum ratio of 0.188 and a maximum ratio of 0.466.

  SELECTED COMPANY ANALYSIS. To provide contextual data and comparative market information, DLJ analyzed the operating performance of PSS relative to the Selected HCIS Companies and NDC relative to the operating performance of the NDC Selected Companies. Historical financial information used in connection with the ratios provided below with respect to PSS and the Selected HCIS Companies and NDC and the NDC Selected Companies is as of the most recent financial statements publicly available for each company as of October 14, 1997.

  DLJ performed a valuation analysis of PSS by applying certain market trading statistics for the Selected HCIS Companies to PSS's historical and estimated financial results. DLJ examined certain publicly available financial data of the Selected HCIS Companies, including enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of (i) latest 12 months ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"); and (ii) estimated calendar year 1997 and 1998 price to earnings ratio based on estimated calendar year 1997 and 1998 earnings per share ("EPS"). DLJ noted that as of October 14, 1997, the Selected HCIS Companies were trading at implied multiples of enterprise value and earnings, as the case may be, in (i) a range of 1.3x to 7.4x (with an average, excluding the high and low (the "Trimmed Average"), of 3.1x) LTM revenues; (ii) a range of 6.9x to 29.6x (with a Trimmed Average of 16.5x) LTM EBITDA; (iii) a range of 7.8x to 32.9x (with a Trimmed Average of 21.3x) LTM EBIT; (iv) a range of 22.9x to 47.6x (with a Trimmed Average of 32.0x) estimated calendar year 1997 EPS; and (v) a range of 16.1x to 34.9x (with a Trimmed Average of 25.8x) estimated calendar year 1998 EPS. Based on the Trimmed Average valuation multiples of the Selected HCIS Companies discussed above, DLJ derived a summary valuation range for PSS Common Stock of $9.11 to $25.52 per share or an implied ratio of PSS value per share to NDC value per share ranging from 0.220 to 0.617 based on the NDC Stock Price. The calendar year 1997 and 1998 EPS estimates for the Selected HCIS Companies were based on estimates provided by First Call Research Direct.

  DLJ performed a valuation analysis of NDC relative to certain market trading statistics for the NDC Selected Companies. DLJ examined certain publicly available financial data of the NDC Selected Companies, including enterprise value as a multiple of (i) LTM revenues, EBITDA and EBIT; and (ii) estimated calendar year 1997 and 1998 price to earnings ratio based on estimated calendar year 1997 and 1998 EPS. DLJ noted that as of October 14, 1997, the NDC Selected Companies were trading at implied multiples of enterprise value and earnings, as the case may be, in (i) a range of 1.4x to 11.2x (with a Trimmed Average, of 3.1x) LTM revenues; (ii) a range of 10.0x to 65.5x (with a Trimmed Average of 21.0x) LTM EBITDA; (iii) a range of 14.1x to 61.0x (with a Trimmed Average of 32.1x) LTM EBIT; (iv) a range of 18.3x to 63.9x (with a Trimmed Average of 29.4x) estimated calendar year 1997 EPS; and (v) a range of 17.0x to 50.9x (with a Trimmed Average of 22.4x) estimated calendar year 1998 EPS. DLJ also noted that on the same basis, NDC traded at 2.8x, 11.5x and 33.8x LTM revenues, LTM EBITDA and LTM EBIT, respectively, and 26.6x and 21.8x estimated calendar 1997 and 1998 EPS, respectively.

  No company utilized in the comparable company analysis is identical to either PSS or NDC, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Selected HCIS Companies and PSS and the NDC Selected Companies and NDC and other factors that could affect the public trading value of the Selected HCIS Companies and the NDC Selected Companies. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable company data.

  SELECTED TRANSACTION ANALYSIS. DLJ also performed an analysis of selected merger and acquisition transactions (the "Selected Transactions") in the health care information services industry deemed by DLJ to be similar in nature to the Merger. Multiples reviewed in the Selected Transactions consisted of (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to (where available) LTM revenues, LTM EBITDA, LTM EBIT and (ii) aggregate purchase price (defined as the equity value of the offer) to estimated current year net income as estimated at the time of the announcement of the acquisition. The Selected Transactions were comprised of the following eleven transactions announced during the period September 1, 1994 through October 14, 1997: Serving Software, Inc. and HBO & Company; AdvaCare, Inc. and Medaphis Corporation; Medstat Group and Thomson Corporation; CliniCom, Inc. and HBO & Company; C.I.S. Technologies, Inc. and National Data Corporation; CyCare Systems, Inc. and HBO & Company; GMIS, Inc. and HBO & Company; AMISYS Managed Care Systems and HBO & Company; Enterprise Systems, Inc. and HBO & Company; Phamis, Inc. and IDX Systems Corporation; and Medic Computer Systems, Inc. and Misys plc (pending). DLJ noted that the implied multiples of aggregate transaction value and aggregate purchase price, as the case may be, for these transactions were in a range of (i) 1.5x to 5.8x (with a Trimmed Average of 3.8x) LTM revenues; (ii) 10.4x to 31.6x (with a Trimmed Average of 22.2x) LTM EBITDA; (iii) 13.4x to 67.3x (with a Trimmed Average of 35.6x) LTM EBIT; and
(iv) 20.5x to 36.8x (with an average of 27.6x) estimated current year net income. Based on the Trimmed Average multiples paid in the Selected Transactions discussed above, DLJ derived a summary valuation range for PSS Common Stock of $16.43 to $32.19 per share or an implied ratio of NDC value per share to PSS value per share of 0.397 to 0.778 based on the NDC Stock Price. The current year estimates of financial performance for the Selected Transactions used to derive the multiples above were based on publicly available research reports available at the time of the announcement of each transaction.

  No transaction utilized in the selected transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PSS and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable transaction data.

  PREMIUMS PAID ANALYSIS. DLJ determined the percentage premium of the offer price over the trading prices one day, one week and four weeks prior to the announcement date of 138 selected stock-for-stock merger or acquisition transactions involving companies not necessarily comparable to PSS. These transactions ranged in enterprise value from $100 million to $500 million and occurred since January 1, 1994. The average premiums for the selected transactions over the trading prices, one day, one week, and four weeks prior to the announcement dates were 32.8%, 36.4% and 43.2%, respectively. For the proposed transaction, the premiums derived from the NDC Stock Price, based on the implied purchase price of PSS's stock price one day, one week, and four weeks prior to August 13, 1996 were (0.7)%, 0.0% and 12.5%, respectively.

  DISCOUNTED CASH FLOW ANALYSIS. In addition, DLJ performed a discounted cash flow analysis for the four-year period commencing January 1, 1998 and ending December 31, 2001 based on the stand-alone unlevered free cash flows of PSS, both including and excluding PSS's assumptions for acquiring other health care information services companies. Unlevered free cash flows were calculated as the after-tax operating earnings of PSS, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital; minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 5.0x to 8.0x to the projected EBITDA of PSS in 2001, excluding PSS's assumptions with respect to acquisitions (the "Without Acquisitions Scenario"), and applying a range of estimated EBITDA multiples of 7.0x to 10.0x to the projected EBITDA of PSS in 2001, including PSS's assumptions with respect to acquisitions (the "With Acquisitions Scenario"). The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 14% to 18% in the Without Acquisitions Scenario and 16% to 20% in the With Acquisitions Scenario, in each case, representing an estimated range of the weighted average cost of capital of PSS. Based on this analysis, DLJ calculated per share equity values of PSS ranging from $9.99 to $18.92 in the Without Acquisitions Scenario, and per share equity values of PSS ranging from $16.69 to $33.46 in the With Acquisitions Scenario and ratios of NDC value per share to PSS value per share ranging from 0.241 to 0.457 in the Without Acquisitions Scenario and ranging from 0.403 to 0.809 in the With Acquisitions Scenario, based on the NDC Stock Price.

  DLJ also performed a discounted cash flow analysis for the five-year period commencing June 1, 1998 and ending May 31, 2003 based on the stand-alone unlevered free cash flows of NDC. Unlevered free cash flows were calculated as the after-tax operating earnings of NDC, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital minus capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 10.0x to 14.0x to the projected EBITDA of NDC in 2003. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 14% to 18% representing an estimated range of the weighted average cost of capital of NDC. Based on this analysis, DLJ calculated per share equity values of NDC ranging from $39.30 to $69.43. Projected unlevered free cash flows for NDC were based upon equity research analysts' projections for the company and guidance from NDC management.

  EPS IMPACT ANALYSIS. DLJ also analyzed the pro forma effects on the projected EPS of PSS resulting from the Merger, under both the With Acquisitions and Without Acquisitions Scenarios and including, without independent verification, the synergies projected by the management of PSS, for each of NDC's fiscal years ending May 31, 1998, and 1999, assuming an exchange ratio of 0.435. The analysis indicated that the Merger, accounted for as a pooling-of-interests transaction, including the benefit of the synergies and including projected acquisitions, would be accretive to NDC's stand-alone EPS estimates by 4.3% and 9.6% for the fiscal years ending May 31, 1998 and 1999, respectively. A similar analysis excluding the benefit of projected acquisitions would be accretive to NDC's stand-alone EPS estimates by 2.5% and 4.4% for the fiscal years ending May 31, 1998 and 1999, respectively.

  RELATIVE CONTRIBUTION ANALYSIS. DLJ analyzed the relative contributions of NDC and PSS to the revenues, EBIT, pre-tax income and net income of the pro forma combined entity for the LTM period and NDC's projected fiscal years 1998 and 1999, both including and excluding projected acquisitions. Based on LTM financial information for NDC and PSS, PSS's net sales, EBIT, pre-tax income, and net income would represent 17.1%, 7.7%, 6.5% and 5.9%, respectively, of the pro forma combined entity. Based on the projected financial information for NDC and PSS, including projected acquisitions and adjusted to conform to NDC's fiscal year end, PSS's net sales, EBIT, pre-tax income, and net income would represent 18.0%, 15.6%, 14.4% and 13.6%, respectively, of the projected 1998 pro forma combined entity, and 17.5%, 16.3%, 15.5% and 14.9%, respectively, of the projected 1999 pro forma combined entity. Based on the projected financial information for NDC and PSS, including projected acquisitions and adjusted to conform to NDC's fiscal year end, PSS's net sales, EBIT, pre-tax income, and net income would represent 19.7%, 17.4%, 16.1% and 15.2%, respectively, of the projected 1998 pro forma combined entity and 22.9%, 21.5%, 20.0% and 19.0%, respectively, of the projected 1999 pro forma combined entity. The shares of NDC Common Stock to be issued to the holders of PSS Common Stock on a fully diluted basis would represent approximately 13.6% of the fully diluted shares of NDC Common Stock after giving effect to the Merger at an exchange ratio of 0.435.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the PSS Board in connection with DLJ rendering its opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

  DLJ was selected to render an opinion in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Pursuant to a letter agreement between PSS and DLJ, dated May 22, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to (i) a retainer fee of $100,000 payable promptly upon execution of the DLJ Engagement Letter, (ii) a fee of $400,000 payable at the time DLJ notified PSS that it was prepared to deliver an opinion with respect to the Merger, irrespective of the conclusion reached therein, and (iii) a fee of approximately $2.7 million (against which amounts payable pursuant to (i) and (ii) above will be credited) assuming an exchange ratio of 0.435 and the NDC Stock Price, upon completion of the Merger. In addition, PSS has agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred by DLJ in connection with its engagement thereunder, whether or not the Merger is consummated, and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and PSS believe are customary in transactions of this nature, were negotiated at arm's length between PSS and DLJ and the PSS Board was aware of such arrangement.

  DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options in the securities of PSS and/or NDC for its own account and for the accounts of customers.

EXCHANGE RATIO AND ADJUSTMENT

  At the Effective Time, each outstanding share of PSS Common Stock (excluding shares held by PSS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.435 shares of NDC Common Stock.

  If the Average Closing Price of NDC Common Stock is greater than $47.126, the Exchange Ratio shall be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten-thousandth of a share) obtained by dividing $20.50 by the Average Closing Price. If the Average Closing Price is less than $36.782, the Exchange Ratio shall be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten-thousandth of a share) obtained by dividing $16.00 by the Average Closing Price. If the Average Closing Price is less than $36.782, NDC shall have the right to terminate the Merger Agreement and to refuse to consummate the Merger provided that NDC shall have given prompt written notice of such refusal to PSS (further provided that such notice of election may be withdrawn at any time within five business days of PSS's receipt of such notice). During the five-day period commencing with its receipt of such notice, PSS shall have the option to elect to revise the Exchange Ratio to equal 0.435. If PSS makes the election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to NDC of such election, whereupon the Merger Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of the PSS Common Stock shall be accompanied by an NDC Right.

FRACTIONAL SHARES

  Pursuant to the terms of the Merger Agreement, each holder of shares of PSS Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of NDC Common Stock, shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NDC Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

TREATMENT OF STOCK OPTIONS

  The Merger Agreement provides that, at the Effective Time, all rights with respect to PSS Common Stock pursuant to PSS Options granted under the PSS Stock Plans or any other contract or agreement entered into by PSS, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume each PSS Stock Plan and each PSS Option, in accordance with the terms of the applicable PSS Stock Plan and option agreement by which it is evidenced. From and after the Effective Time: (i) NDC or the Compensation Committee of its Board of Directors, as appropriate, shall be substituted as the administrator of the PSS Stock Plans, (ii) each PSS Option assumed by NDC may be exercised solely for shares of NDC Common Stock, (iii) the number of shares of NDC Common Stock subject to such PSS Option shall be equal to the number of shares of PSS Common Stock subject to such PSS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such PSS Option shall be adjusted by dividing the per share exercise price under each such PSS Option by the Exchange Ratio. It is intended that the foregoing assumption be undertaken in a manner that will not prejudice the rights of any holder of a PSS Option under the terms of the PSS Option, any PSS Stock Plan, contract and/or agreement or constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option." Under the PSS Stock Plans and related stock option agreements, unless otherwise agreed by the optionee, all PSS Options outstanding at the time the PSS stockholders adopt the Merger Agreement will accelerate and become fully exercisable according to their terms.

EFFECTIVE TIME

  If the Merger Agreement is adopted by the requisite vote of PSS stockholders, and all other required consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time a Certificate of Merger, reflecting the Merger, becomes effective with the Secretary of State of the State of Delaware. Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to be made effective during the fourth quarter of calendar 1997. Either NDC or PSS may terminate the Merger Agreement if the Merger has not been consummated by March 31, 1998. The closing of the Merger shall take place on the date the Effective Time occurs or such other date as the parties shall agree. See "--Conditions to Consummation" and "--Amendment, Waiver, and Termination."

DISTRIBUTION OF NDC CERTIFICATES

  Promptly after the Effective Time, NDC and PSS shall cause the exchange agent selected by NDC to mail appropriate transmittal materials to each record holder of PSS Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for NDC Common Stock, any cash in lieu of fractional shares of NDC Common Stock and any dividends or other distributions to which such holder is entitled (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PSS Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent by the former stockholders of PSS). PSS STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of PSS Common Stock issued and outstanding at the Effective Time (excluding shares held by PSS or any of its subsidiaries or by NDC or any of its subsidiaries) shall surrender the certificate or certificates representing such shares to the exchange agent, and the certificates thus surrendered will be canceled. Unless otherwise designated by a PSS stockholder on the transmittal letter, certificates representing shares of NDC Common Stock and cash in lieu of fractional shares issued or deliverable to PSS stockholders in connection with the Merger will be issued and delivered to the tendering PSS stockholder at the address on record with PSS. NDC shall not be obligated to deliver the consideration to which any former holder of PSS Common Stock is entitled until such holder surrenders for exchange such holder's certificate or certificates representing such holder's shares. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. No party shall be liable to a holder of PSS Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

  After the Effective Time, holders of PSS certificates will have no rights with respect to the shares of PSS Common Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of NDC Common Stock and cash in lieu of fractional shares to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of NDC Common Stock will be paid to the holder of any PSS certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of NDC Common Stock and cash in lieu of fractional shares issuable or deliverable upon the exchange of such shares of PSS Common Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such stockholder is entitled.

  If any certificate for NDC Common Stock is to be issued in a name other than that in which the PSS certificate surrendered for exchange is issued, the PSS certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The discussion is included for general information purposes only, applies only to PSS stockholders, if any, who hold their stock as a capital asset, and may not apply to PSS stockholders, if any, who received their stock upon the exercise of employee stock options or otherwise as compensation or who have a special tax status. NDC and PSS have not requested a ruling from the Service; however, as a condition to consummation of the Merger, each of NDC and PSS will receive an opinion of its respective counsels Alston & Bird LLP and Howard, Darby & Levin, respectively, as to the qualification of the Merger as a tax-free reorganization within the meaning of
Section 368(a) of the Code.

  It is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The above-mentioned opinions of Alston & Bird LLP and Howard, Darby & Levin will be based on, among other things, current law and certain representations as to factual matters made by, among others, NDC and PSS; if such representations were incorrect in certain material respects, the conclusions reached by counsel in their opinions would be jeopardized. Neither NDC nor PSS is currently aware of any facts and circumstances that would cause any representations of such party to Alston & Bird LLP and Howard, Darby & Levin to be untrue or incorrect in any material respect.

  If the Merger were not to qualify as a tax-free reorganization, the principal federal income tax consequences, under currently applicable law, would be as follows: (i) no gain or loss would be recognized by NDC or PSS as a result of the Merger, (ii) a gain or loss would be recognized by the holders of PSS Common Stock upon the exchange of such shares in the Merger for shares of NDC Common Stock; (iii) the tax basis of the NDC Common Stock to be received by the holders of PSS Common Stock in the Merger would be the fair market value of such shares of NDC Common Stock as of the Effective Time; and
(iv) the holding period of such shares of NDC Common Stock to be received by PSS stockholders pursuant to the Merger would begin the day after the Effective Time.

  Upon the sale or exchange of NDC Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the NDC Common Stock. Under recently enacted legislation, long-term capital gains recognized by certain non-corporate holders of NDC Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months. Tax consequences to dealers in NDC Common Stock, non-United States holders of NDC Common Stock or others who have a special tax status or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of NDC Common Stock.

  Assuming, as is anticipated, that the Merger is treated as a reorganization as defined in Section 368(a) of the Code, the following will be the material federal income tax consequences to the PSS stockholders:

    (i) No gain or loss will be recognized for federal income tax purposes by PSS stockholders upon the exchange of their shares of PSS Common Stock for shares of NDC Common Stock. In addition, no gain or loss will be recognized by the PSS stockholders upon the receipt of the NDC Rights attached to the NDC Common Stock.

    (ii) The basis of the shares of NDC Common Stock to be received by PSS stockholders will be the same as the basis of the PSS Common Stock surrendered in exchange therefor.

    (iii) The holding period of the NDC Common Stock to be received by PSS stockholders will include the period during which the shares of PSS Common Stock surrendered in exchange therefor had been held, provided such shares were held by such stockholders as a capital asset at the Effective Time.

    (iv) The payment of cash in lieu of fractional shares of NDC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by NDC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of NDC Common Stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

  EACH HOLDER OF PSS COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Other than as described herein, no director or executive officer of NDC or PSS, and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of PSS Common Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of PSS Common Stock.

  Certain members of PSS's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as stockholders of PSS generally. In each case, the PSS Board either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  INDEMNIFICATION. The Merger Agreement provides that NDC shall for a period of six years after the Effective Time indemnify the present and former directors, officers, employees and agents of PSS or any of its subsidiaries to the extent provided under PSS's or such subsidiaries' certificate of incorporation and bylaws, as in effect on the date of the Merger Agreement, with respect to matters occurring at or prior to the Effective Time. NDC shall maintain PSS's existing directors' and officers' liability insurance policy (or a policy providing terms substantially similar to the existing policy) for a period of three years after the Effective Time of the Merger; provided, that NDC shall not be obligated to make aggregate premium payments in respect of such policy which exceed 150% of the amount paid in PSS's last full fiscal year.

  POST-ACQUISITION COMPENSATION AND BENEFITS. The Merger Agreement provides that, after the Effective Time, NDC will provide generally to officers and employees of PSS and its subsidiaries, employee benefits under employee benefit plans, on terms and conditions that, when taken as a whole, are no less favorable than those in effect on the date of the Merger Agreement. For purposes of participation, vesting and benefit accrual (other than benefit accrual under retirement plans) under such employee benefit plans, service with PSS or its subsidiaries prior to the Effective Time will be treated as service with NDC or its subsidiaries. NDC will honor, in accordance with their respective terms, all employment, severance, consulting and other compensation contracts previously disclosed to NDC between PSS or any of its subsidiaries and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under PSS's benefit plans.

  Under the terms of their employment agreements with PSS, following a change of control of PSS (which will include the Merger) each of Mr. J. Michael Drinkwater, President and Chief Operating Officer of PSS, and Mr. David S. Geller, Senior Vice President, Chief Financial Officer and Secretary of PSS, will automatically be entitled to receive, on the dates set forth in such employment agreements, certain bonuses that otherwise would have been discretionary to PSS. Neither Mr. Drinkwater nor Mr. Geller can be required to assume responsibilities under his respective employment agreement that are materially different from his responsibilities before the Merger and cannot be required, without his consent, to relocate. In addition, pursuant to his employment agreement, following the Merger, Mr. Geller's term of employment with PSS (which otherwise would have terminated on February 14, 1998) will be extended by one year.

  Under the terms of his employment agreement, Mr. Peter D. Cooper, President of EE&C Financial Services, Inc. (a subsidiary of PSS) and a director of PSS, was entitled to terminate his employment agreement and receive severance payments following a change of control of PSS if certain other conditions were met. Mr. Cooper waived his right to terminate his employment agreement in connection with the Merger.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PSS. The following table sets forth as of October 31, 1997, certain information regarding the beneficial ownership of the PSS Common Stock by (i) all those known by PSS to be beneficial owners of more than 5% of the outstanding shares of PSS Common Stock, (ii) certain of PSS's executive officers and each of PSS's directors and (iii) all executive officers and directors of PSS as a group. Except as indicated in the notes to the table, each person named has sole voting and investment power with respect to the shares indicated. On the Record Date, PSS had outstanding 9,733,710 shares of PSS Common Stock.

                                                  NUMBER OF SHARES
                                                    BENEFICIALLY    PERCENT OF
BENEFICIAL OWNER(1)                                    OWNED          TOTAL
-------------------                               ----------------  ----------
Peter W. Gilson..................................      840,000          8.6%
Hamilton F. Potter III...........................      504,000          5.2
J. Michael Drinkwater............................       50,000 (2)        *
David S. Geller..................................       50,000 (3)        *
Peter D. Cooper..................................      947,649 (4)      9.7
Hamid Mirafzali..................................      585,932 (5)      6.0
Mortimer Berkowitz III...........................      346,000 (6)      3.6
Richard W. Vague.................................       20,000 (7)        *
Elaine Scialo....................................      947,649 (8)      9.7
John N. Irwin III................................      498,400 (9)      5.1
All executive officers and directors as a group
 (7 Persons).....................................    2,757,649(10)     28.0

--------
  *  Less than 1%.
 (1) The address for each beneficial owner is in care of the Company, Route 230 and Eby-Chiques Road, Mt. Joy, Pennsylvania 17552 (U.S. mail address:
     P.O. Box 127, Landisville, Pennsylvania 17538).
 (2) Represents shares issuable upon the exercise of options granted to Mr. Drinkwater under the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan") at an exercise price of $10.125 per share. Pursuant to the terms of Mr. Drinkwater's related stock option agreement, the vesting of these options will accelerate upon the adoption of the Merger Agreement by the PSS stockholders. The percentage of shares beneficially owned by Mr. Drinkwater was calculated by adding to the number of outstanding shares 50,000 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).
 (3) Represents 25,000 shares issuable upon the exercise of options granted to Mr. Geller under the Stock Option Plan at an exercise price of $15.00 per share and 25,000 shares issuable upon the exercise of options granted to Mr. Geller at $21.125 per share. An aggregate of 10,000 of these options are currently vested and, in accordance with the terms of Mr. Geller's stock option agreement, the vesting of the remaining 40,000 will accelerate upon the adoption of the Merger Agreement by the PSS stockholders. The percentage of shares beneficially owned by Mr. Geller was calculated by adding to the number of outstanding shares 50,000 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).
 (4) Includes 779,820 shares owned of record by Mr. Cooper's wife, Ms. Elaine Scialo, and 90,376 shares owned of record by the law firm of Eltman, Eltman & Cooper, P.C., of which Mr. Cooper is the sole stockholder. Mr. Cooper disclaims beneficial ownership with respect to all shares not owned by him of record.
 (5) Includes 234,032 shares owned of record by Mr. Mirafzali's wife, Shadan Mirafzali, an aggregate of 95,868 shares owned in trust for the benefit of Mr. and Mrs. Mirafzali's children and 15,000 shares issuable upon the exercise of options granted to Mr. Mirafzali under the Stock Option Plan at an exercise price of

    $8.00 per share, the vesting of which will accelerate, in accordance with the terms of Mr. Mirafzali's stock option agreement, upon the adoption of the Merger Agreement by the PSS stockholders. The percentage of shares beneficially owned by Mr. Mirafzali was calculated by adding to the number of outstanding shares 15,000 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1). Mr. Mirafzali disclaims beneficial ownership with respect to all shares not owned or record by him.
 (6) Includes 10,000 shares issuable upon the exercise of options granted to Mr. Berkowitz under the Stock Option Plan at an exercise price of $20.75 per share, all of which are currently vested. The percentage of shares beneficially owned by Mr. Berkowitz was calculated by adding to the number of outstanding shares 10,000 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).
 (7) Includes 10,000 shares issuable upon the exercise of options granted to Mr. Vague under the Stock Option Plan at an exercise price of $15.50 per share, all of which are currently vested. The percentage of shares beneficially owned by Mr. Vague was calculated by adding to the number of outstanding shares 10,000 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).
 (8) Includes 77,453 shares owned of record by Ms. Scialo's husband, Mr. Cooper, and 90,376 shares owned of record by the law firm of Eltman, Eltman & Cooper, P.C., of which Mr. Cooper is the sole stockholder. Ms. Scialo disclaims beneficial ownership with respect to all shares not owned by her of record.
 (9) Includes 92,400 shares owned of record by Mr. Irwin's wife, 177,800 shares owned of record for a trust of which Mr. Irwin's children are the beneficiaries and 226,800 shares owned of record by Hillside Capital Incorporated, a corporation in which Mr. Irwin holds a controlling equity interest. Mr. Irwin disclaims beneficial ownership with respect to all shares not owned by him or record.
(10) Includes 120,000 shares subject to exercisable stock options, including stock options for 90,000 shares the vesting of which will accelerate upon the adoption of the Merger Agreement by the PSS stockholders. The percentage of total shares beneficially owned by all executive officers and directors as a group was calculated by adding to the number of outstanding shares 120,000 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).

  Pursuant to the Voting Agreement, Mr. Gilson, Mr. Potter, Mr. Cooper, Ms. Scialo, Eltman, Eltman & Cooper, P.C., Mr. Mirafzali, Ms. Mirafzali, and Mr. Samii, as independent trustee of the Neda Mirafzali and Leela Mirafzali family trusts, have agreed to, or have given certain officers of NDC a proxy to, vote their shares of PSS Common Stock in favor of the Merger, the execution and delivery by PSS of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. See "--Voting Agreement."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  PSS will be the surviving corporation resulting from the Merger and will become a wholly-owned subsidiary of NDC. The Merger Agreement provides that from and after the Effective Time, the Board of Directors of PSS shall consist of the directors of Sub immediately prior to the Effective Time. The Merger Agreement further provides that the officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may be elected, shall serve as the officers of PSS from and after the Effective Time in accordance with the bylaws of PSS. It is not expected that consummation of the Merger will result in any change in the Board of Directors or management of NDC or any of its other subsidiaries.

CONDITIONS TO CONSUMMATION

  The obligations of PSS and NDC to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:
(i) the stockholders of PSS shall have adopted the Merger Agreement and the consummation of the transactions contemplated therein by the requisite vote;
(ii) the required regulatory approvals and clearances described under "-- Regulatory Approvals" shall have been received and shall be in full force and effect with all waiting periods required by law having expired or terminated early (NDC and PSS received early termination of the HSR Act statutory waiting period on November 7, 1997); (iii) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the Merger; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order; (v) the shares of NDC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to effective notice of issuance; (vi) the accuracy, as of the date of the Merger Agreement and as of the Effective Time, of the representations and warranties of the other party as set forth in the Merger Agreement; (vii) prior to the Effective Time, the other party shall have performed in all material respects all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Merger Agreement;
(xiii) NDC and PSS shall have received from NDC's independent auditors letters to the effect that the Merger will qualify for pooling-of-interests accounting treatment and from PSS's independent auditors letters to the effect that such auditors are not aware of any matters relating to PSS which would preclude the Merger from qualifying for pooling-of-interests accounting treatment; (ix) each of NDC and PSS shall have received an opinion from their respective counsel as to the qualification of the Merger as a tax-free reorganization; and (x) each party shall have received customary closing documents, including, without limitation, an opinion of the other party's counsel, dated the closing date, as to certain matters.

  No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

  The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the PSS stockholders. See "--Amendment, Waiver, and Termination."

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated early. NDC and PSS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 31, 1997, and received early termination on November 7, 1997. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NDC or PSS. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NDC or PSS. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  NDC and PSS believe that the Merger can be effected in compliance with federal and state antitrust laws; however, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, NDC and PSS would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, PSS has agreed, among other things, to operate its business in the usual, regular and ordinary course and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, PSS has agreed not to take certain actions relating to the operation of PSS pending consummation of the Merger, except as otherwise permitted by the Merger Agreement, including with certain exceptions: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; split, combine or reclassify any of its capital stock; issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or purchase, redeem, or otherwise acquire any shares of capital stock of PSS or any other securities, rights, warrants, or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, or any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets that are material to PSS; (v) mortgage or otherwise encumber or subject to any lien or sale, lease, or otherwise dispose of any of PSS's material properties or assets; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of PSS; guarantee any debt securities of another person; or make any loans, advances or capital contributions to, or investments in, any other person; (vii) make or agree to make any new capital expenditures which, individually or in the aggregate, are in excess of $500,000 (other than capital expenditures made or agreed to be made consistent with the capital budget for PSS and its subsidiaries); (viii) make any material tax election or settle or compromise any material income tax liability; (ix) pay, discharge or satisfy any claims, liabilities or obligations or liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of PSS; or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement; (x) grant any increase in compensation or benefits to the employees or officers of PSS; pay any severance or termination pay or any bonus; enter into or amend any severance agreements with officers of PSS; grant any increase in fees or other compensation or other benefits to directors of PSS; or voluntarily accelerate the vesting of any stock options, other stock-based compensation or employee benefits or any rights; (xi) enter into or amend any employment contract between PSS or its subsidiaries and any person that PSS does not have the unconditional right to terminate without liability at any time on or after the Effective Time; (xii) adopt any new employee benefit plan of PSS or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of PSS or make any distributions from such employee benefit plans; (xiii) make any significant change in any tax or accounting methods or systems of internal accounting controls; (xiv) commence any litigation other than in the ordinary course of business consistent with past practice, or settle any litigation involving any liability of PSS for material money damages or restrictions upon the operations of PSS; (xv) enter into, modify, amend or terminate any PSS contract or waive, release, compromise or sign any material rights or claims; or (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

  Pursuant to the Merger Agreement, NDC has agreed, among other things, to operate its business in the usual, regular and ordinary course and continue to conduct its business and the business of its subsidiaries in a manner designed, in NDC's reasonable judgment, to enhance the long-term value of NDC Common Stock and the business prospects of NDC and its subsidiaries. In addition, NDC has agreed not to take certain actions relating to the operation of NDC pending consummation of the Merger, except as otherwise permitted by the Merger Agreement including with certain exceptions: (i) except for regular quarterly dividends not in excess of $0.075 per share of NDC Common Stock with customary record and payment dates, declare, set aside or pay any dividends, or make any other distributions in respect of any capital stock; (ii) amend NDC's Certificate of Incorporation, By-laws, or other comparable charter or organization documents in any matter adverse to the holders of NDC Common Stock; or (iii) authorize any of, or commit or agree to take any of, the foregoing actions.

AMENDMENT, WAIVER AND TERMINATION

  To the extent permitted by law, PSS and NDC may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of PSS, provided that after the adoption of the Merger Agreement by the PSS stockholders, no amendment can be made that, pursuant to Section 251 of the DGCL, requires further approval by the PSS stockholders without the further approval of such stockholders.

  Prior to or at the Effective Time, either PSS or NDC may extend the time for the performance by the other party of any of its obligations under the Merger Agreement, may waive any inaccuracies in the representations and warranties in the Merger Agreement, and may waive any of the conditions precedent to the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

  The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time (a) by the mutual consent of PSS and NDC (b) by either party in the event of any inaccuracy of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Merger Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (c) by either party in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (d) by either party in the event the stockholders of PSS fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (e) by either party if the Merger is not consummated by March 31, 1998, provided that the failure to consummate is not due to the breach of the Merger Agreement by the party electing to terminate, or (f) by either party if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied, fulfilled, or waived by the appropriate party by March 31, 1998 (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement). See "-- Expenses and Fees."

  In addition, NDC may unilaterally terminate the Merger Agreement if (i) the PSS Board or any committee thereof shall withdraw or modify in a manner materially adverse to NDC or Sub, its approval or recommendation of the Merger or the Merger Agreement, or approve or recommend any offer or proposal for, or any written indication of interest in, a merger or other business combination involving PSS or any of its significant subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, PSS or any of its significant subsidiaries, other than the transactions contemplated by the Merger Agreement, and the PSS Board determines in its good faith judgment after consultation with its financial advisors that such transaction is more favorable to the PSS stockholders than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the PSS Board, is reasonably capable of being financed (a "Terminating Transaction"), (ii) PSS shall have entered into any binding agreement with respect to any Terminating Transaction, or (iii) the PSS Board or any committee thereof shall resolve to do any of the foregoing.

  PSS may unilaterally terminate the Merger Agreement if, prior to the approval and adoption of the Merger Agreement by the PSS stockholders, the PSS Board shall have determined to enter into an agreement with respect to a Terminating Transaction; provided, however, that at least two business days prior to any such termination, PSS shall have engaged in negotiations with NDC to make such adjustments in the terms and conditions of the Merger Agreement as would enable PSS to proceed with the transactions contemplated therein on such adjusted terms in a manner consistent with the fiduciary obligations of the PSS Board under applicable law, as determined in good faith by the PSS Board, and simultaneously with such termination, PSS shall have tendered to NDC payment in full of a fee in the amount of $6,490,000.

  Further, NDC may unilaterally terminate the Merger Agreement at any time during the three business day period commencing on the next succeeding business day after the tenth trading day before the Special Meeting Date if the Average Closing Price of NDC Common Stock is less than $36.782; provided, however, that if NDC elects to exercise such termination right it shall give prompt written notice thereof to PSS (which notice of election may be withdrawn at any time within the five business day period following the receipt by PSS of such notice); provided further, that during the five business day period commencing with its receipt of such notice, PSS shall have the option, in its sole discretion, to elect to fix the Exchange Ratio at
0.435. If PSS makes an election contemplated by the immediately preceding sentence within such five business day period, it shall give written notice to NDC of such election, whereupon the Merger Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

EXPENSES AND FEES

  The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement.

  If the Merger Agreement is terminated because (i) the PSS Board or a committee thereof shall have withdrawn or modified in any matter materially adverse to NDC its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any offer or proposal for, or any written indication of interest in, a merger or other business combination involving PSS or the acquisition of any significant equity interest in, or significant portion of the assets of, PSS, other than the transactions contemplated by the Merger Agreement, and such proposal has been determined by the PSS Board in its good faith judgment after consultation with PSS's financial advisors to be more favorable to PSS's stockholders than the Merger and for which financing, to the extent required, has been committed or which, in the good faith judgment of the PSS Board, is reasonably capable of being financed, (ii) PSS shall have entered into any binding agreement with respect to any such proposal, or (iii) the PSS Board shall have resolved to do any of the foregoing, PSS shall pay to NDC a fee equal to $6,490,000. Such payment shall be made in immediately available funds, promptly, but in no event later than five business days, after the termination of the Merger Agreement.

ACCOUNTING TREATMENT

  The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. Under this method of accounting, as of the Effective Time, the assets and liabilities of PSS would be added to those of NDC at the recorded book values and the stockholders' equity accounts of NDC and PSS would be combined on NDC's consolidated balance sheet. Consummation of the Merger is conditioned on, among other things, receipt by NDC and PSS of letters from NDC's independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment and letters from PSS's independent auditors to the effect that such firm is not aware of any matters relating to PSS which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

RESALES OF NDC COMMON STOCK

  The shares of NDC Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of PSS for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of NDC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. NDC may place restrictive legends on certificates representing NDC Common Stock issued to all persons who are deemed to be "affiliates" of PSS under Rule 145. In addition, PSS has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Proxy Statement/Prospectus does not cover resales of NDC Common Stock received by any person who may be deemed to be an affiliate of PSS.

VOTING AGREEMENT

  NDC and Mr. Gilson, Mr. Potter, Mr. Cooper, Ms. Scialo, Eltman, Eltman & Cooper, P.C., Mr. Mirafzali, Ms. Mirafzali, and Mr. Samii, as independent trustee of the Neda Mirafzali and Leela Mirafzali family trusts, collectively the holders of approximately 29% of the PSS Common Stock (the "Stockholders"), have entered into a voting agreement (the "Voting Agreement") pursuant to which the Stockholders have agreed to, or have given certain officers of NDC a proxy to, vote such Stockholder's shares of PSS Common Stock in favor of the Merger, the execution and delivery by PSS of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the Merger Agreement has not been amended so as to reduce the consideration payable to the holders of PSS Common Stock.

  Pursuant to the Voting Agreement, the Stockholders also have agreed to, or given certain officers of NDC a proxy to, vote such Stockholder's shares of PSS Common Stock against any Competing Transaction. Each Stockholder has also agreed that such Stockholder shall not (i) transfer, or consent to any transfer of, any or all of the such Stockholder's shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for the Voting Agreement, or (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, subject to certain limited exceptions.

  The Voting Agreement will terminate upon the earlier of the Effective Time, or the date upon which the Merger Agreement is terminated in accordance with its terms; provided that, if any person (other than NDC or a subsidiary of NDC) shall have made or disclosed in writing an intention to make, a proposal for a Competing Transaction, as of or prior to the termination of the Merger Agreement, then, for a period of 180 days following such termination the rights and obligations of the Stockholders to vote or direct a vote against a Competing Transaction shall continue in full force and effect and no Stockholder shall transfer any or all of such Stockholder's shares of PSS Common Stock in connection with any Competing Transaction.

         CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND PSS STOCKHOLDERS

  At the Effective Time, PSS stockholders automatically will become stockholders of NDC, and their rights as stockholders will be determined by NDC's Certificate of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of NDC and PSS. Both NDC and PSS are Delaware corporations governed by the DGCL. Accordingly, except as set forth below, there are no material differences between the rights of an NDC stockholder under NDC's Certificate of Incorporation and Bylaws and the DGCL, on the one hand, and the rights of a PSS stockholder under PSS's certificate of incorporation and bylaws and the DGCL, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the certificate of incorporation and bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

  NDC. The authorized capital stock of NDC consists of 100,000,000 shares of Common Stock, par value $.125 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share. The following description of the capital stock is qualified in all respects by reference to the Certificate of Incorporation, as amended, and Bylaws, as amended, of NDC, copies of which are on file at NDC's principal executive offices.

   NDC Common Stock. The holders of NDC Common Stock, subject to such rights as may be granted to the holders of NDC Preferred Stock, elect all directors and are entitled to one vote per share. All shares of NDC Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably, subject to the rights and preferences of any NDC Preferred Stock, in net assets on liquidation. The shares of NDC Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of NDC Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

   Stock Purchase Rights. Pursuant to a Rights Agreement dated as of January 18, 1991, each share of NDC Common Stock is issued one NDC right (an "NDC Right") which entitles the registered holder to purchase from NDC one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "NDC Participating Preferred"), at a purchase price of $45.00 per Unit, subject to adjustment. Until the Separation Date (as hereinafter defined, see "--Stockholder Rights Plan"), the NDC Rights are unexercisable and attach to and transfer with the NDC Common Stock certificates.

  The NDC Rights may have certain anti-takeover effects because the rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. However, the NDC Rights should not interfere with the Merger or any other business combination approved by a majority of the directors since the NDC Rights may be redeemed by NDC at $.01 per NDC Right at any time on or prior to a stock acquisition. Thus, the NDC Rights are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the NDC Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Rights, the NDC Rights may have the effect of preserving incumbent management in office.

   NDC Preferred Stock. NDC is authorized to issue 1,000,000 shares of Preferred Stock, par value $1.00 per share, none of which is outstanding, although 300,000 shares of Preferred Stock have been reserved for issuance pursuant to the NDC Rights described above. NDC Preferred Stock may be issued from time to time by the Board of Directors of NDC, without stockholder approval, in such series and with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors. The issuance of NDC Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of NDC Common Stock since NDC Preferred Stock may be issued having preference over the NDC Common Stock with respect to dividends and in liquidation, and have voting rights, contingent or otherwise, that could dilute the voting rights, net income per share and net book value of the NDC Common Stock. In addition, while the Board of Directors has no current intention of doing so, the ability of the Board of Directors to issue shares of NDC Preferred Stock and to set the voting powers and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof without further stockholder action could help to perpetuate incumbent management of NDC or prevent a business combination involving NDC that is favored by NDC's stockholders. As of the date of this Proxy Statement/Prospectus, other than in connection with the NDC Rights described above, the Board of Directors has not authorized the issuance of any shares of NDC Preferred Stock, and NDC has no agreements, arrangements or understandings with respect to the issuance of any shares of NDC Preferred Stock.

  PSS. The authorized capital stock of PSS consists of 100,000,000 shares of PSS Common Stock, $.001 par value, and 10,000,000 shares of PSS Preferred Stock, $.01 par value (the "PSS Capital Stock"). The following description of PSS Capital Stock is qualified in all respects by reference to the Certificate of Incorporation, as amended, and Bylaws, as amended, of PSS, copies of which are on file at PSS's principal executive offices.

   PSS Common Stock. The holders of PSS Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. Subject to the preferences of the PSS Preferred Stock, all shares of PSS Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably subject to the rights and preferences of any PSS Preferred Stock, in net assets on dissolution. The shares of PSS Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of PSS Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

   PSS Preferred Stock. The PSS Board is authorized, subject to certain limitations prescribed by applicable law, from time to time to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, in each case without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of PSS without further action by the stockholders and may adversely affect the voting and other rights of the holders of PSS Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of PSS Common Stock, including the loss of voting control to others. At present, PSS has no plans to issue any of the Preferred Stock.

DIRECTORS AND CLASSES OF DIRECTORS

  NDC. The Board of Directors of NDC is divided into three classes as nearly equal in number as the total number of directors permits. Directors are elected to each class at successive annual meetings to serve three-year terms. Any newly created or eliminated directorships resulting from an increase or decrease in the number of authorized directors are divided equally among the three classes so as to maintain such classes as nearly equal as possible. Any director or the entire Board of Directors of NDC may be removed from office only upon the affirmative vote of at least 80% of the holders of all classes of NDC stock, voting as a single class.

  The above-mentioned provisions (the "NDC Board Provisions") with regard to the Board of Directors of NDC may have certain anti-takeover effects by preventing or delaying a change in the membership of the Board of Directors of NDC. The NDC Board Provisions are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors of NDC. However, the effect of the NDC Board Provisions may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Board Provisions, the NDC Board Provisions may have the effect of preserving incumbent management in office.

  PSS. The Board of Directors of PSS shall consist of one or more members serving as a single class, the number to be determined from time to time by the Board. The Board of Directors currently consists of five members. Each director shall hold office until a successor is elected and qualified or until the earlier resignation or removal of a director. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders entitled to vote on the election of directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Whenever the holders of any class of classes of stock or series thereof are entitled to elect one or more directors by the PSS certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office or by the sole remaining director so elected. Any director of the entire Board of Directors may be removed, with or without cause, by the holders of the majority of the shares then entitled to vote at an election of directors.

STOCKHOLDER MEETINGS

  NDC. NDC's Bylaws provide for annual meetings of stockholders to be held on the fourth Thursday of October and for special meetings to be held on call of the Chairman or President or at the request of a majority of the members of the Board of Directors. The NDC Bylaws do not permit stockholders to call a special meeting of stockholders. Stockholders entitled to vote are entitled to written notice stating the place, date, hour and, in the case of a special meeting, the purpose of the meeting, not less than 10 nor more than 50 days before the date of the meeting. The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum. When a quorum is present at a meeting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except for resolutions: (i) increasing the number of authorized shares of capital stock; (ii) approving a Business Combination (as defined in NDC's Certificate of Incorporation); (iii) amending Article Fourth of NDC's Certificate of Incorporation (Business Combination provisions); (iv) removing any director or the entire Board of Directors; (v) amending Article Eighth, Thirteenth, or Fourteenth of NDC's Certificate of Incorporation (board classes, no stockholder action except at a meeting, and board authority to alter, amend or repeal bylaws without stockholder approval); or (vi) requiring a greater vote than is provided by applicable law. The foregoing resolutions must be approved by the affirmative vote of (i) 50%; (ii) 66.67%; (iii) 66.67%; (iv) 80%; and (v) 80%, respectively, of the stockholders entitled to vote.

  PSS. PSS's bylaws provide for annual meetings to be held on such dates and at such times as shall be designated by the Board of Directors. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or by any two directors. Stockholders entitled to vote are entitled to written notice stating the place, date, hour, and, in the case of a special meeting, the purpose of the meeting, not less than 10 nor more than 60 days before the date of the meeting. The presence in person or represented by proxy of the holders of a majority of the stock outstanding and entitled to vote at a meeting, constitutes a quorum. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, except as otherwise provided by law or by the certificate of incorporation or bylaws.

ANTI-TAKEOVER PROVISIONS

  NDC. The provisions of NDC's Certificate of Incorporation, Bylaws, and the NDC Rights Agreement contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the NDC Board of Directors' role in connection with attempts to acquire control of NDC so that the Board may further and protect the interests of NDC, its stockholders and its other constituencies as appropriate under the circumstances. In particular, if the Board determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although NDC management believes that the protective provisions are beneficial to NDC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive NDC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

  Pursuant to its authority to issue different series of NDC Preferred Stock, the Board of Directors of NDC has established the NDC Rights Agreement and has designated the preferences and rights of the NDC Participating Preferred to include certain provisions which may have the effect of discouraging unsolicited offers to acquire NDC. See "--Stockholder Rights Plan."

  PSS. PSS's certificate of incorporation provides that all stockholder action must be effected at a duly called meeting and not by a consent in writing. In addition, the bylaws do not permit stockholders to call a special meeting of stockholders. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of PSS. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the PSS Board and in the policies formulated by the PSS Board and to discourage certain types of transactions that may involve an actual or threatened change of control of PSS. These provisions are further designed to reduce the vulnerability of PSS to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for PSS Common Stock and, as a consequence, they also may inhibit fluctuations in the market price of PSS Common Stock that could result from actual or rumored takeover attempts. Finally, such provisions may have the effect of preventing changes in the management of PSS. The provision of PSS's certificate of incorporation granting the PSS Board of Directors the authority to provide for the issuance of PSS Preferred Stock in series may discourage certain acquisition proposals, which may deprive PSS's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

STOCKHOLDER RIGHTS PLAN

  NDC. Each share of NDC Common Stock has attached to it an NDC Right issued pursuant to a Rights Agreement between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent (the "NDC Rights Agreement"). Each NDC Right entitles its registered holder to purchase one one-hundredth of a share of NDC Participating Preferred at a price of $45.00 (the "Rights Purchase Price"), as adjusted from time to time under certain circumstances, after the earlier of
(i) the tenth day following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer which, if successful, would result in any person or group having beneficial ownership of 15% or more of the outstanding NDC Common Stock (an "Acquiring Person"), and
(ii) the tenth day after the first date of a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding NDC Common Stock (the "Stock Acquisition Date") (in either case, the "Separation Date").

  The NDC Rights will not trade separately from the NDC Common Stock unless and until the Separation Date occurs. The dividend, liquidation and voting rights of the shares of NDC Participating Preferred are designed so that the value of the one one-hundredth of a share of NDC Participating Preferred purchasable upon the exercise of each NDC Right should approximate the value of one share of NDC Common Stock.

  In the event that any person or group becomes an Acquiring Person, each holder of an NDC Right, except an Acquiring Person or any affiliate or associate thereof, will be entitled to purchase at the then-current Rights Purchase Price shares of NDC Common Stock with a market value of two times the Rights Purchase Price.

  In the event that NDC is acquired in a merger or other business combination, or 30% or more of its assets or earning power is sold to any person or group other than NDC or its wholly-owned subsidiaries, then, in each such case, each holder of an NDC Right, except an Acquiring Person or an affiliate or an associate thereof, will be entitled to purchase shares of stock of the other party to the business combination with a market value of two times the Rights Purchase Price.

  Prior to the Stock Acquisition Date the NDC Rights are redeemable for one cent per NDC Right at the option of the Board of Directors. The NDC Rights will expire on January 18, 2001 or at an earlier date under certain circumstances.

  The NDC Rights will not prevent a takeover of NDC. The NDC Rights, however, may cause substantial dilution to a person or group that acquires 20% or more of the NDC Common Stock unless the NDC Rights are first redeemed or terminated by the Board of Directors of NDC. Nevertheless, the NDC Rights should not interfere with a transaction that is, in the opinion of NDC's Board of Directors, in the best interests of NDC and its stockholders because the NDC Rights can be redeemed or terminated, as hereinbefore described, before the consummation of such a transaction.

  PSS. PSS has not adopted any rights or similar plan.

                                    EXPERTS

  The consolidated financial statements of NDC at May 31, 1996 and 1997, and for each of the three years in the period ended May 31, 1997, incorporated by reference from NDC's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

  The financial statements of PSS at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, incorporated by reference from PSS's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                       REPRESENTATION AT SPECIAL MEETING

  A representative of Deloitte & Touche LLP will be present at the Special Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The legality of the shares of NDC Common Stock being offered hereby is being passed upon for NDC by Alston & Bird LLP, Atlanta, Georgia. Neil Williams, a partner of Alston & Bird LLP, is a director and stockholder of NDC.

                          INCORPORATION BY REFERENCE

  In addition to the documents incorporated herein by reference, all documents filed by PSS and NDC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the date of the Special Meeting are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document. See "Available Information" and "Incorporation of Certain Information by Reference."

                             STOCKHOLDER PROPOSALS

  Any stockholder proposals intended to be presented at the Company's 1998 annual meeting of stockholders (which will only be held if the Merger has not been consummated prior thereto) must be received by PSS at its principal offices no later than January 10, 1998 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the PSS Board in connection with such meeting, if any.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 14, 1997

                                     AMONG

                           NATIONAL DATA CORPORATION,

                          UNIVERSAL ACQUISITION CORP.

                                      AND

                        PHYSICIAN SUPPORT SYSTEMS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
INTRODUCTION.........................................................................  A-1
ARTICLE I............................................................................  A-1
THE MERGER...........................................................................  A-1
  SECTION 1.1.  The Merger...........................................................  A-1
  SECTION 1.2.  Closing..............................................................  A-1
  SECTION 1.3.  Effective Time.......................................................  A-1
  SECTION 1.4.  Effects of the Merger................................................  A-1
  SECTION 1.5.  Certificate of Incorporation and By-Laws.............................  A-1
  SECTION 1.6.  Directors............................................................  A-2
  SECTION 1.7.  Officers.............................................................  A-2
  SECTION 1.8.  Tax-Free Reorganization..............................................  A-2
  SECTION 1.9.  Accounting Treatment.................................................  A-2
ARTICLE II...........................................................................  A-2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE
 OF CERTIFICATES.....................................................................  A-2
  SECTION 2.1.  Effect on Capital Stock..............................................  A-2
                (a)Capital Stock of Merger Subsidiary................................  A-2
                (b)Cancellation of Treasury Stock and Parent-Owned Stock.............  A-2
                (c)Conversion of Common Stock........................................  A-2
                (d)Adjustment of Exchange Ratio......................................  A-3
  SECTION 2.2.  Exchange of Certificates.............................................  A-3
                (a)Exchange Agent....................................................  A-3
                (b)Parent To Provide Merger Consideration............................  A-3
                (c)Exchange Procedure................................................  A-3
                (d)Distributions with Respect to Unexchanged Shares..................  A-3
                (e)No Further Ownership Rights in Common Stock.......................  A-4
                (f)Return to Parent; No Liability....................................  A-4
                (g)No Fractional Shares..............................................  A-4
  SECTION 2.3.  Company Options......................................................  A-4
ARTICLE III..........................................................................  A-5
REPRESENTATIONS AND WARRANTIES.......................................................  A-5
  SECTION 3.1.  Representations and Warranties of the Company........................  A-5
                (a)Organization, Standing and Corporate Power........................  A-5
                (b)Subsidiaries......................................................  A-5
                (c)Capital Structure.................................................  A-6
                (d)Authority; Noncontravention.......................................  A-6
                (e)SEC Documents; Financial Statements; No Undisclosed Liabilities...  A-7
                (f)Information Supplied..............................................  A-8
                (g)Absence of Certain Changes or Events..............................  A-8
                (h)Litigation........................................................  A-9
                (i)Absence of Changes in Benefit Plans...............................  A-9
                (j)ERISA Compliance..................................................  A-9
                (k)Taxes............................................................. A-10
                (l)Voting Requirements............................................... A-11
                (m)State Takeover Statutes........................................... A-11
                (n)Brokers........................................................... A-11
                (o)Permits; Compliance with Laws..................................... A-11

                                                                                         PAGE
                                                                                         ----
               (p)Contracts; Debt Instruments........................................... A-12
               (q)Title to Properties................................................... A-13
               (r)Opinion of Financial Advisor.......................................... A-13
               (s)Technology............................................................ A-13
               (t)Billing and Collection Practices...................................... A-13
               (u)Insurance on Assets................................................... A-14
               (v)Accounting and Tax Matters............................................ A-14
               (w)Stockholder Voting Agreement.......................................... A-14
  SECTION 3.2. Representations and Warranties of Parent and Merger Subsidiary........... A-14
               (a)Organization, Standing and Corporate Power............................ A-14
               (b)Capital Structure..................................................... A-14
               (c)Authority; Noncontravention........................................... A-15
               (d)SEC Documents; Financial Statements; No Undisclosed Liabilities....... A-16
               (e)Information Supplied.................................................. A-16
               (f)Absence of Certain Changes or Events.................................. A-17
               (g)Litigation............................................................ A-17
               (h)Taxes................................................................. A-17
               (i)Brokers............................................................... A-17
               (j)Permits; Compliance with Laws......................................... A-18
               (k)Accounting and Tax Matters............................................ A-18
ARTICLE IV.............................................................................. A-18
CONDUCT OF BUSINESS..................................................................... A-18
  SECTION 4.1. Conduct of Business...................................................... A-18
               (a)Conduct of Business by the Company.................................... A-18
               (b)Conduct of Business by Parent......................................... A-20
               (c)Other Actions......................................................... A-20
ARTICLE V............................................................................... A-21
COVENANTS OF THE COMPANY................................................................ A-21
  SECTION 5.1. Affiliates............................................................... A-21
  SECTION 5.2. Other Offers............................................................. A-21
  SECTION 5.3. Company Board Actions.................................................... A-21
ARTICLE VI.............................................................................. A-22
COVENANTS OF PARENT AND MERGER SUBSIDIARY............................................... A-22
  SECTION 6.1. Listing.................................................................. A-22
  SECTION 6.2. Agreements of Parent Affiliates.......................................... A-22
  SECTION 6.3. Indemnification.......................................................... A-22
  SECTION 6.4. Employees................................................................ A-22


ARTICLE VII............................................................................. A-22
ADDITIONAL AGREEMENTS................................................................... A-22
  SECTION 7.1. Shareholder Approval; Preparation of S-4 and Proxy Statement/Prospectus.. A-22
  SECTION 7.2. HSR Act Filings; Reasonable Efforts; Notification........................ A-23
  SECTION 7.3. Public Announcements..................................................... A-24
  SECTION 7.4. Access to Information.................................................... A-24
  SECTION 7.5. Confidentiality.......................................................... A-25

                                                                     PAGE
                                                                     ----
ARTICLE VIII............................................................  A-25
CONDITIONS PRECEDENT....................................................  A-25
    SECTION 8.1. Conditions to Each Party's Obligation To Effect the
                 Merger.................................................  A-25
                 (a) Shareholder Approval...............................  A-25
                 (b) HSR Act............................................  A-25
                 (c) No Injunctions or Restraints.......................  A-25
                 (d) Form S-4...........................................  A-25
                 (e) Tax Opinion........................................  A-25
                 (f) Pooling Letters....................................  A-25
    SECTION 8.2. Conditions to Obligations of Parent and Merger
                 Subsidiary.............................................  A-26
                 (a) Representations and Warranties.....................  A-26
                 (b) Performance of Obligations of the Company..........  A-26
                 (c) Opinion............................................  A-26
                 (d) Affiliates Agreements..............................  A-26
                 (e) Consents...........................................  A-26
    SECTION 8.3. Conditions to Obligation of the Company................  A-26
                 (a) Representations and Warranties.....................  A-26
                 (b) Performance of Obligations of Parent and Merger
                     Subsidiary.........................................  A-27
                 (c) Opinion............................................  A-27
                 (d) Listing............................................  A-27
 ARTICLE IX.............................................................. A-27
 TERMINATION, AMENDMENT AND WAIVER, FEES AND EXPENSES.................... A-27
    SECTION 9.1.   Termination..........................................  A-27
    SECTION 9.2.   Effect of Termination................................  A-28
    SECTION 9.3.   Amendment............................................  A-28
    SECTION 9.4.   Extension; Waiver....................................  A-28
    SECTION 9.5.   Procedure for Termination, Amendment, Extension or
                   Waiver...............................................  A-29
    SECTION 9.6.   Fees and Expenses....................................  A-29

 ARTICLE X............................................................... A-29

 GENERAL PROVISIONS...................................................... A-29
    SECTION 10.1.  Nonsurvival of Representations and Warranties........  A-29
    SECTION 10.2.  Notices..............................................  A-29
    SECTION 10.3.  Interpretation.......................................  A-30
    SECTION 10.4.  Counterparts.........................................  A-30
    SECTION 10.5.  Entire Agreement; No Third-Party Beneficiaries.......  A-30
    SECTION 10.6.  Governing Law........................................  A-30
    SECTION 10.7.  Assignment...........................................  A-30
    SECTION 10.8.  Enforcement..........................................  A-30
    SECTION 10.9.  Submission to Jurisdiction...........................  A-30
    SECTION 10.10. Waiver of Jury Trial.................................  A-31

                                    EXHIBITS

EXHIBIT A   Stockholder Voting Agreement
EXHIBIT B   Affiliates Agreement
EXHIBIT C   Opinion of Company Counsel
EXHIBIT D   Opinions of Parent Counsel

  AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 14, 1997 AMONG NATIONAL DATA CORPORATION, A DELAWARE CORPORATION ("PARENT"), UNIVERSAL ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUBSIDIARY"), AND PHYSICIAN SUPPORT SYSTEMS, INC., A DELAWARE CORPORATION (THE "COMPANY").

                                 INTRODUCTION

  The Board of Directors of each of Parent, Merger Subsidiary and the Company have unanimously approved the merger of Merger Subsidiary into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement. As a result of the Merger, each issued and outstanding share of the Common Stock, par value $.001 per share (the "Common Stock"), of the Company not owned directly or indirectly by Parent or the Company will be converted into the right to receive the consideration provided in this Agreement.

  The parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  The parties agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), Merger Subsidiary shall be merged with and into the Company at the Effective Time (defined below in Section 1.3). Following the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with Delaware Law.

  Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 8.2 and 8.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 8.1, at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

  Section 1.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Merger Subsidiary and the Company shall specify in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the Delaware Law.

  Section 1.5. Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of the Company as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until changed or amended.

  (b) The By-Laws of the Company as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until changed or amended.

  Section 1.6. Directors. The directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

  Section 1.7. Officers. The officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

  Section 1.8. Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

  Section 1.9. Accounting Treatment. The business combination to be effected by the Merger is intended to be treated for accounting purposes as a "pooling of interests."

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

  Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Merger Subsidiary:

    (a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of the capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock that is owned by the Company or by any subsidiary (defined below in Section 3.1(a)) of the Company and each share of Common Stock that is owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Common Stock. Subject to Section 2.2(g), each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into and exchanged for the right to receive from Parent (the "Merger Consideration") 0.435 (the "Exchange Ratio") fully paid and non-assessable shares of Common Stock, par value $0.125 per share, of Parent ("Parent Common Stock"); provided that
  (i) if the average closing price of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for all trading days beginning on the twenty-fifth trading day before the date of the Company Shareholders Meeting (the "Company Shareholders Meeting Date") and ending on and including the tenth trading day before the Company Shareholders Meeting Date (such tenth trading day, the "Determination Date") (as calculated for such period, the "Average Closing Price") is greater than $47.126, the Exchange Ratio shall be equal to the quotient of $20.50 divided by the Average Closing Price (rounded to the nearest ten-thousandth of a share) or
  (ii) if the Average Closing Price is less than $36.782, the Exchange Ratio shall be equal to the quotient of $16.00 divided by the Average Closing Price (rounded to the nearest ten-thousandth of a share). A "trading day" shall be any date on which the NYSE is open for business. As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent

  Common Stock to be issued in exchange therefor upon surrender of such certificate in accordance with Section 2.2(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case, without interest. Pursuant to the Rights Agreement dated January 18, 1991, as amended, between Parent and Wachovia Bank of North Carolina, N.A., as Rights Agent (the "Rights Agreement"), each share of Parent Common Stock issued in connection with the Merger shall be accompanied by a preferred stock purchase right issued pursuant to the Rights Agreement.

    (A) Adjustment of Exchange Ratio. If after the date of this Agreement and prior to the Effective Time, Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock, or any other distribution of securities or extraordinary dividend (in cash or otherwise) to holders of Parent Common Stock with respect to their Parent Common Stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), then the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities.

  Section 2.2. Exchange of Certificates.

  (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates representing Common Stock.

  (b) Parent To Provide Merger Consideration. Parent shall take all necessary steps to provide to the Exchange Agent on or before the Effective Time the certificates representing the shares of Parent Common Stock issuable in exchange for the outstanding shares of Common Stock pursuant to Section 2.1 and, from time to time, cash for payment in lieu of fractional shares pursuant to Section 2.2(g).

  (c) Exchange Procedure. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent or such other agent, the holder of such Certificate shall be entitled to receive in exchange for such Certificate the Merger Consideration into which the shares of Common Stock shall have been converted pursuant to Section 2.1, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive upon surrender the Merger Consideration into which the shares of Common Stock shall have been converted pursuant to Section 2.1, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case, without interest thereon.

  (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  (e) No Further Ownership Rights in Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this
Article II (including any cash paid pursuant to Section 2.2(d) or (g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (f) Return to Parent; No Liability. If any Certificates shall not have been surrendered prior to six months after the Effective Time, the Merger Consideration (and any cash payable pursuant to Section 2.2(d) or 2.2(g)) payable in respect of such Certificates shall be returned by the Exchange Agent to Parent, after which time any holders of such Certificates shall look only to Parent for such Merger Consideration (and such cash) in respect of such Certificates. None of Parent, Merger Subsidiary, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration (or any cash payable pursuant to Section 2.2(d) or 2.2(g)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (g) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu of such fraction of a share, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price.

  Section 2.3. Company Options. (a) At the Effective Time, each of the then outstanding Company Options (defined below) shall be (i) assumed by Parent, in accordance with the terms of the applicable Stock Plan (defined below) and option agreement by which it is evidenced, except that from and after the Effective Time, Parent and its Compensation Committee shall be substituted for the Company and its subsidiaries and their respective Boards of Directors (including if applicable the entire Board of Directors) administering any such Stock Plan, and (ii) converted into an option to purchase that number of shares of Parent Common Stock determined by multiplying the number of shares of Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; except that, in the case of a Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if the Company determines that such adjustment is necessary, to comply with Section 424(a) of the Code. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option shall be rounded down to the nearest whole number of shares. Except as otherwise set forth in this Section 2.3, the term, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of

Company Options will to the extent permitted by law and otherwise reasonably practicable be unchanged. "Company Options" means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase shares of Common Stock pursuant to any stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof (collectively, the "Stock Plans") or any other contract or agreement entered into by the Company or any of its subsidiaries.

  (b) Parent shall cause the shares of Parent Common Stock issuable upon exercise of the assumed Company Options to be registered, effective as of the Effective Time, on Form S-8 (or any successor form) promulgated by the Securities and Exchange Commission (the "SEC"), and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Parent shall administer the Company Options assumed pursuant to this Section 2.3 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"), but shall have no responsibility for such compliance by the Company or its predecessors.

  (c) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of an assumed Company Option an appropriate notice setting forth such holder's rights pursuant to such Company Option. Parent shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 2.3 as of the Effective Time.

                                  ARTICLE III

                        Representations and Warranties

  Section 3.1. Representations and Warranties of the Company. Except as set forth on the disclosure memorandum delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Memorandum"), the Company represents and warrants to Parent and Merger Subsidiary as follows:

    (a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

    (b) Subsidiaries. The Company Disclosure Memorandum lists each subsidiary of the Company and its respective jurisdiction of incorporation. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, hypothecations, mortgages, encroachments, easements, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

    (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. At the close of business on October 10, 1997, (i) 9,720,033 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury or by any of the Company's subsidiaries, (iii) 761,998 shares of Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Common Stock and (iv) 177,752 shares of Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under the Stock Plans. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences.

    (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the affirmative votes of holders of a majority of the outstanding shares of Common Stock (the "Required Company Shareholder Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the Required Company Shareholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under,
  (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
  (ii) except as set forth in the Company Disclosure Memorandum, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii) above, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a Company Material Adverse Effect, (y) materially impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by (collectively, "Consents") any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (A) a Registration Statement on Form S-4 by Parent (as amended or supplemented from time to time, the "S-4"), including a proxy statement/prospectus relating to the issuance of the Parent Common Stock in connection with the Merger and the approval by the Company's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and (B) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby,
  (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as to which the failure to obtain or make could not reasonably be expected to (1) have a Company Material Adverse Effect, (2) materially impair the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (e) SEC Documents; Financial Statements; No Undisclosed Liabilities. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since the filing of the Company's Registration Statement on Form S-1 on December 21, 1995 in connection with the initial public offering of the Common Stock (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file reports with the SEC under the Exchange Act. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not or are not expected to be material in the aggregate in amount or effect); provided that any pro forma financial statements contained in the Company SEC Documents are not necessarily indicative of the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operation and cash flows of the Company and its subsidiaries for the periods indicated. Except as set forth in the Company Disclosure Memorandum or in the consolidated financial statements of the Company (including the notes thereto) included in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, in each case as filed with the SEC prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

    (f) Information Supplied. No statement, certificate, instrument, or other writing furnished or to be furnished by the Company or its subsidiaries to Parent pursuant to this Agreement or any other document, agreement or instrument furnished by or on behalf of the Company or its subsidiaries and referred to herein contains any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is filed with the SEC, at the time the Proxy Statement/Prospectus is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and
  (ii) the S-4 will, at the time the S-4 is filed with the SEC, at the time the S-4 becomes effective, at the time of any post-effective amendment thereto or at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference therein.

    (g) Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Memorandum, since the date of the most recent financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any event, change, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Company Material Adverse Effect, other than changes after the date hereof relating to (x) the economy in general or to the Company's industry in general and not exclusively or principally relating to the Company or any of its subsidiaries or (y) any violation of or default under the Company Finance Documents (as defined in the Company Disclosure Memorandum) arising out of or relating to the execution by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) any action or failure to take action by the Company or any of its subsidiaries, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided herein, (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements then in effect, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements or plans then in effect, or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement with any such executive officer, (vi) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Company

  Material Adverse Effect or (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

    (h) Litigation. Except as disclosed in the Company Disclosure Memorandum, there is no suit, action or proceeding pending or, to the knowledge of the Company or its subsidiaries, threatened and, to the knowledge of the Company or its subsidiaries, there is no investigation pending or threatened, in each case against or affecting the Company or any of its subsidiaries (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (i) Absence of Changes in Benefit Plans. Except as disclosed in the Company Disclosure Memorandum and except as contemplated by this Agreement, since December 31, 1996, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers' compensation, supplementary unemployment benefits or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary thereof entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries (collectively, "Benefit Plans") which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company Disclosure Memorandum, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understanding between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries which require aggregate annual payments or total payments over the life of such agreement, arrangement or understanding to such officer or director in excess of $100,000 or $200,000, respectively. For purposes of this Section 3.1, in the case of an employee pension benefit plan (defined in Section 3(2) of ERISA (defined below)), "Benefit Plan" shall include any employee pension benefit plan that was at any time subject to Title IV of ERISA and was maintained or contributed to by the Company or any of its ERISA Affiliates (whether before or after the date such entity became an ERISA Affiliate of the Company) at any time during the six year period preceding the Closing Date. For purposes of this Section 3.1, an "ERISA Affiliate" of any entity means any other entity which together with such entity would be treated as a single employer under Section 414 of the Code.

    (j) ERISA Compliance. (i) The Company Disclosure Memorandum contains a list and brief description of all "employee pension benefit plans" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other Benefit Plans which are or have been maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (D) each trust agreement and group annuity or insurance contract relating to any Benefit Plan, (E) the most recent determination letter, if any, for each Benefit Plan, and (F) actuarial reports for any Benefit Plan subject to Title IV of ERISA. The only Benefit Plans described in clause (A) of the preceding sentence which constitute an "employee pension benefit plan" defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the Company Disclosure Memorandum.

    (ii) Each Benefit Plan has been maintained, administered and funded in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any material deficit or material unfunded actuarial liability. No Benefit Plan has exceeded its full funding limitation (within the meaning of Section 412 of the Code). Any Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status except where such occurrence could reasonably be expected to be cured without the incurrence by the Company of any liability or expense that could reasonably be expected to cause or result in a Company Material Adverse Effect. Each Benefit Plan which is required to satisfy Section 401(a), 401(k), 401(m), 419, 419A, 505, 501(c)(9), 105(h), 125 or 129 of the Code or any other applicable Section of the Code dealing with discrimination rules applicable to such Benefit Plan has been tested for compliance with, and has satisfied the requirements of, such provisions for each of the last six plan years which end prior to the Closing Date. All filings and reports as to each Benefit Plan which are required to have been made on or before the Closing Date to the U.S. Internal Revenue Service, U.S. Department of Labor or Pension Benefit Guaranty Corporation, have been timely made.

    (iii) No Benefit Plan is or has been covered by Title IV of ERISA or
  Section 412 of the Code. Neither the Company nor any of its subsidiaries has incurred or expects to incur any liability under Title IV of ERISA that has not already been satisfied or any liability or penalty under Section 4975 or 4980B of the Code or Section 502(i) of ERISA that has not already been satisfied. Neither the Company nor any of its ERISA Affiliates (whether before or after the date of such affiliation) has at any time had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer plan" (as defined in ERISA Section 4001(a)(3) and 3(30)(A)) on or after September 26, 1980.

    (iv) There are no pending or anticipated claims, governmental proceedings, inquiries or investigations against or otherwise involving any of the Benefit Plans and no suit, action or other litigation has been brought against or with respect to any Benefit Plan (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) which could reasonably be expected to have a Company Material Adverse Effect.

    (v) All material contributions, reserves or premium payments, required to be made as of the date hereof to or with respect to the Benefit Plans have been made or provided for.

    (vi) Except as required by law or as disclosed in the Company Disclosure Memorandum, neither the Company nor any of its subsidiaries has any obligations for post-retirement or post-termination health or life benefits under any Benefit Plan.

    (vii) The consummation of the transactions contemplated by this Agreement will not accelerate or increase any liability under any Benefit Plan because of an acceleration or increase of any of the rights or benefits to which Benefit Plan participants or beneficiaries may be entitled thereunder, and will not entitle any individual employed by or associated with the Company or any of its subsidiaries to any severance pay under any formal, informal, written or unwritten severance pay plan, program, arrangement or agreement.

    (k) Taxes. (i) The Company and each of its subsidiaries has filed all tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all taxes shown on such tax returns to be due and payable by it, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements including amounts, if any, owed with respect to the examination of any tax returns that have been settled but not yet paid in full. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no waivers or requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through the Company's fiscal year ended August 31, 1993. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

    (ii) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (iii) None of the Company or any of its subsidiaries is a party to any tax allocation or sharing agreement (other than between or among the Company and its subsidiaries), and none of such companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any liability for taxes of any person (other than Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

    (iv) Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents ( including properly completed IRS Forms W-9) necessary to comply, in all material respects, with all applicable information reporting and tax withholding requirements under Federal, state, and local tax laws, and such records identify with specificity all accounts subject to back-up withholding under Section 3406 of the Code.

    (v) None of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code, and none of such companies has agreed or is required to make any adjustment under Section 481(a) of the Code or corresponding provisions of state, local or foreign tax law.

    (l) Voting Requirements. The Required Company Shareholder Vote is the only vote of the holders of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (m) State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated by this Agreement (including the stockholder voting agreement referred to in Section 3.1(w)), and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated hereby, the provisions of Section 203 of Delaware Law. To the knowledge of the Company, no other "fair price", "moratorium", "control share acquisition", "business combination" or other anti-takeover statute or similar statute or regulation, applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated hereby.

    (n) Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by the Company (and a copy of whose engagement letter has been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

    (o) Permits; Compliance with Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for possible noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    (ii) There are no conditions relating to the Company or relating to the Company's ownership, use or maintenance of any real property owned or operated, or previously owned or operated, by the Company or any of its affiliates, and the Company does not know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements which liability could reasonably be expected to have a Company Material Adverse Effect. The Company has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, except for possible noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    (p) Contracts; Debt Instruments. (i) Except as disclosed in the Company Disclosure Memorandum, neither the Company nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound by, (1) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any person in any calendar year in excess of $100,000, (2) any contract which prohibits or restricts the Company or its subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (3) any lease of real property as lessee or lessor, (4) any material contract involving Company Intellectual Property Rights (defined below), other than (x) Company Intellectual Property contracts with customers or payors entered into in the ordinary course of the Company's business and (y) "shrink-wrap" licenses or licenses for software that are commercially available for $10,000 or less, (5) any customer contract which, when considered in the aggregate with all other customer contracts with the same customer, constitute in excess of five percent (5.0%) of the Company's total consolidated revenues for the fiscal year ended December 31, 1996, (6) any network and communication systems or services contract, (7) any capital lease, and (8) any other contract or amendment thereto that would be required to be filed by the Company with the SEC as an exhibit pursuant to the requirements of the Exchange Act as of the date of this Agreement, other than as have been so filed (together with all contracts referred to in Sections 3.1(i) and 3.1(p)(ii) of this Agreement, the "Company Contracts"). The Company has provided Parent with copies of each of its forms of customer contract, as well as a list of its substantial customers as of a recent practicable date. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Company Contract or similar arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that (a) could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or (b) in the case of the Company Finance Documents, arise out of or relate to the consummation of the transactions contemplated by this Agreement.

    (ii) Set forth in the Company Disclosure Memorandum is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this
  Section 3.1(p)(ii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed,
  (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

    (q) Title to Properties. (i) Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

    (ii) Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, except for possible noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

    (r) Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated the date of this Agreement, a copy of which has been provided to Parent, to the effect that, as of such date, the exchange ratio set forth in Section 2.1 is fair to the Company's stockholders from a financial point of view.

    (s) Technology. (i) The Company and its subsidiaries own, or have a valid license to use, the rights to all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, trade secrets, know-how and any other intellectual property rights (the "Company Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any material Company Intellectual Property Right. To the Company's knowledge, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Company Intellectual Property Right.

    (ii) Except with respect to the software system described in Section 3.1(s)(ii) of the Company Disclosure Schedule, all of the software systems otherwise described in the Company Disclosure Memorandum include design, performance and functionality so that, with respect to such systems, there is no basis upon which the Company should reasonably expect that the Company or its subsidiaries will experience invalid or incorrect results or abnormal software operation related to calendar year 2000. Except with respect to the software system described in Section 3.1(s)(ii) of the Company Disclosure Schedule, all of such software systems include calendar year 2000 date conversion and compatibility, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculation, and user interface date data values that reflect the century.

    (t) Billing and Collection Practices. (i) The current and past practices and procedures of the Company and its subsidiaries with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by the Company and its subsidiaries for services provided by providers and physicians participating in the Medicare and Medicaid programs were not and are not in violation of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C.
  Section 1396a(a)(32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    (ii) Neither the Company nor any of its subsidiaries is engaged or has been engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any Federal laws or of the laws of any state where the Company or its subsidiaries do business or otherwise applicable to the Company and its subsidiaries (including (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud,

  (D) Federal and state laws relating to collection agencies and the performance of collection services, and (E) the false claim acts) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, Federal or health or insurance program or credit collection services, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries has, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the Company knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

    (u) Insurance on Assets. The Company and its subsidiaries currently maintain insurance policies in amounts, scope, and coverage as the Company believes is adequate to conduct its business. Except as disclosed in the Company Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $500,000 pending under such insurance policies and no notices of claims in excess of such amount have been given by the Company or its subsidiaries under such policies.

    (v) Accounting and Tax Matters. Neither the Company nor, to the knowledge of the Company, any subsidiary or affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance concerning the Company or any subsidiary or affiliate thereof that, without giving effect to any action taken or agreed to be taken by Parent or any of its subsidiaries or affiliates or any fact or circumstance concerning Parent or any subsidiary or affiliate thereof, is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368 of the Code.

    (w) Stockholder Voting Agreement. Each of the stockholders of the Company named therein has executed and delivered to Parent the Stockholder Voting Agreement, substantially in the form of Exhibit A attached to this Agreement (the "Voting Agreement").

  Section 3.2. Representations and Warranties of Parent and Merger
Subsidiary. Except as set forth on the disclosure memorandum delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Memorandum"), Parent and Merger Subsidiary represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Each of Parent and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-Laws and the certificate of incorporation and by-laws of Merger Subsidiary, in each case as amended to the date of this Agreement.

    (b) Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock. At the close of business on October 10, 1997, (i) 26,657,540 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury or by any of Parent's subsidiaries, (iii) 2,994,647 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock and (iv) 1,686,004 shares of Parent Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future pursuant to existing Parent stock plans and stock option plans. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed in the Parent Filed SEC Documents (defined in Section 3.2(f)), there are no bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above and as disclosed in the Parent Filed SEC Documents, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in the Parent Filed SEC Documents, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences. As of the date of this Agreement, the authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which are validly issued and fully paid and nonassessable and are owned by Parent free and clear of any Liens.

    (c) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Subsidiary or any other subsidiary of Parent under, (i) the certificate of incorporation or by-laws of Parent or Merger Subsidiary or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Merger Subsidiary, or any other subsidiary of Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii) above, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) materially impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No Consent by any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary as the case may be, of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing with the SEC of the S-4 and such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as to which the failure to obtain or make could not reasonably be expected to (1) have a Parent Material Adverse Effect, (2) materially impair the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. Neither Parent nor its Affiliates or Associates (as each such term is defined in Section 203 of Delaware Law) is, at the date of execution and delivery of this Agreement and without taking into consideration this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, an Interested Stockholder (as such term is defined in Section 203 of Delaware Law) of the Company.

    (d) SEC Documents; Financial Statements; No Undisclosed
  Liabilities. Parent has timely filed all required reports, schedules, forms, statements and other documents with the SEC since May 31, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not or are not expected to be material in the aggregate in amount or effect); provided that any pro forma financial statements contained in the Parent SEC Documents are not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operation and cash flows of Parent and its subsidiaries for the periods indicated. Except as set forth in the Parent Disclosure Memorandum or in the consolidated financial statements of Parent (including the notes thereto) included in Parent's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, in each case as filed with the SEC prior to the date of this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

    (e) Information Supplied. No statement, certificate, instrument, or other writing furnished or to be furnished by Parent or its subsidiaries to the Company pursuant to this Agreement or any other document, agreement or instrument furnished by or on behalf of Parent or its subsidiaries and referred to herein contains any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is filed with the SEC, at the time the Proxy Statement/Prospectus is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the S-4 will, at the time the S-4 is filed with the SEC, at the time the

  S-4 becomes effective, at the time of any post-effective amendment thereto or at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

    (f) Absence of Certain Changes or Events. Except as disclosed in the Parent Disclosure Memorandum, since the date of the most recent financial statements included in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), there has not been (i) any event, change, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Parent Material Adverse Effect, other than changes after the date hereof relating to the economy in general or to Parent's industry in general and not exclusively or principally relating to Parent and its subsidiaries, (ii) except as permitted by Section 4.1(b)(i), any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock or any repurchase, redemption or other acquisition by Parent or any of its subsidiaries of any outstanding shares of capital stock or other securities of Parent or any of its subsidiaries, (iii) any action or failure to take action by Parent or any of its subsidiaries, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Parent provided herein, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

    (g) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent or its subsidiaries, threatened and, to the knowledge of Parent or its subsidiaries, there is no investigation pending or threatened, in each case against or affecting Parent or any of its subsidiaries (and Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (h) Taxes. Parent and each of its subsidiaries has filed all tax returns and reports required to be filed by it (except where the failure to so file, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect) and has paid (or Parent has paid on its behalf) all taxes shown on such tax returns to be due and payable by it, and the most recent financial statements contained in Parent Filed SEC Documents reflect an adequate reserve for all material taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements including amounts, if any, owed with respect to the examination of any tax returns that have been settled but not yet paid in full. No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries, and no waivers or requests for waivers of the time to assess any such taxes are pending.

    (i) Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co., LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

    (j) Permits; Compliance with Laws. (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for possible noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

    (ii) There are no conditions relating to Parent or relating to Parent's ownership, use or maintenance of any real property owned or operated, or previously owned or operated, by Parent or any of its affiliates, and Parent does not know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements which liability could reasonably be expected to have a Parent Material Adverse Effect. Parent has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, except for possible noncompliances which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

    (k) Accounting and Tax Matters. Neither Parent nor, to the knowledge of Parent, any subsidiary or affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance concerning Parent or any subsidiary or affiliate thereof that, without giving effect to any action taken or agreed to be taken by the Company or any of its subsidiaries or affiliates or any fact or circumstance concerning the Company or any subsidiary or affiliate thereof, is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368 of the Code.

                                  ARTICLE IV

                              Conduct of Business

  Section 4.1. Conduct of Business.

  (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations and assets, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Memorandum or as required pursuant to this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of Company Options);

    (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their terms on such date);

    (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory and other assets in the ordinary course of business consistent with past practice;

    (v) except as required by the Company Finance Documents (as in effect on the date hereof) in the case of any property of the Company in which the Company is obligated to deliver to the secured party thereunder a security interest or mortgage or except as permitted by the Company Finance Documents (as in effect on the date hereof) with respect to capitalized lease obligations or purchase money debt, mortgage or otherwise encumber or subject to any Lien or, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, sell, lease or otherwise dispose of any of material properties or assets;

    (vi) (x) except as permitted by the Company Finance Documents (as in effect on the date hereof), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

    (vii) make or agree to make any new capital expenditures which, individually or in the aggregate, are in excess of $500,000 (other than capital expenditures made or agreed to be made in the ordinary course of business consistent with the capital budget for the Company and its subsidiaries);

    (viii) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

    (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (x) grant any increase in compensation or benefits to the employees or officers of the Company or its subsidiaries, except in the ordinary course of business consistent with past practice or as required by law, pay any severance or termination pay or any bonus other than in the ordinary course of business consistent with past practice or pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed in the Company Disclosure Memorandum, enter into or amend any severance agreements with officers of the Company or its subsidiaries, grant any increase in fees or other compensation or other benefits to directors of the Company or its subsidiaries, except in the ordinary course of business consistent with past practice as disclosed in the Company Disclosure Memorandum, or voluntarily accelerate the vesting of any stock options, other stock-based compensation or employee benefits or any rights;

    (xi) enter into or amend any employment contract between the Company or its subsidiaries and any person (unless such amendment is required by law) that the Company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time;

    (xii) adopt any new employee benefit plan of the Company or its subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the Company or its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

    (xiii) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or generally accepted accounting principles;

    (xiv) commence any litigation other than in the ordinary course of business consistent with past practice, or settle any litigation involving any liability of the Company or its subsidiaries for material money damages or restrictions upon the operations of the Company or its subsidiaries;

    (xv) enter into, modify, amend or terminate any Company Contract or waive, release, compromise or assign any material rights or claims; or

    (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

  (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, (i) carry on their respective businesses in the usual, regular and ordinary course and (ii) continue to conduct its business and the business of its subsidiaries in a manner designed, in Parent's reasonable judgment, to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in the Parent Disclosure Memorandum, Parent shall not, and shall not permit any of its subsidiaries to:

    (i) except for regular quarterly dividends not in excess of $0.075 per share of Parent Common Stock with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect majority owned or wholly owned subsidiary of Parent to its parent;

    (ii) amend its certificate of incorporation, by-laws or other comparable charter or organization documents in any manner adverse to the holders of Parent Common Stock; or

    (iii) authorize any of, or commit or agree to take any of, the foregoing actions.

  (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) except as contemplated by Section 5.3, any of the conditions to the Merger set forth in Article VIII not being satisfied; provided that the foregoing shall not prevent Parent from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries if any such acquisition, discontinuance or disposition could not reasonably be expected to
(1) have a Parent Material Adverse Effect, (2) materially impair the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or (3) materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE V

                           Covenants of the Company

  Section 5.1. Affiliates. Immediately prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who are to the Company's knowledge "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of the SEC's Accounting Series Releases concerning "pooling of interests" treatment for business combinations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or before the Closing Date a written agreement (an "Affiliates Agreement") substantially in the form attached as Exhibit B to this Agreement. Parent shall be entitled to place appropriate legends on the certificate evidencing any shares of Parent Common Stock to be received by such persons and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock consistent with the terms of such Affiliates Agreements.

  Section 5.2. Other Offers. Until the termination of this Agreement, the Company and its subsidiaries will not, and will not authorize the officers, directors, employees, representatives or other agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal (defined below) or (ii) except as contemplated by Section 5.3, engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal; provided that nothing herein shall prohibit the Company from making an election under and complying with Section 14d-5 promulgated under the Exchange Act or prohibit the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company will promptly notify Parent orally and in writing after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal and will promptly disclose to Parent the status and details of any such Acquisition Proposal, indication or request. The Company shall (i) immediately cease and cause to be terminated as of the date of this Agreement any ongoing discussions or negotiations with any third parties concerning an Acquisition Proposal, and (ii) direct and use its commercially reasonable efforts to cause all of its representatives to cease engaging in the foregoing; provided that nothing herein shall prohibit the Company from acting in accordance with Section 5.3. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any written indication of interest in, a merger or other business combination involving the Company or any of its Significant Subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

  Section 5.3. Company Board Actions. Notwithstanding any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of the Company under applicable law, as determined in good faith by such Board, the Company may:

    (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information relating to the Company or any of its subsidiaries (including providing access to the properties, books or records of the Company or any of its subsidiaries) pursuant to a customary confidentiality agreement (as determined by the Company) to, any person that has advised the Company or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal; and

    (ii) approve or recommend (and, in connection with such approval or recommendation, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Acquisition Proposal or enter into an agreement with respect to such Superior Acquisition Proposal. For purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal which the Board of

  Directors of the Company determines in its good faith judgment after consultation with the Company's financial advisors to be more favorable to the Company's stockholders than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's Board of Directors, is reasonably capable of being financed.

                                  ARTICLE VI

                   Covenants of Parent and Merger Subsidiary

  Section 6.1. Listing. Prior to the Effective Time, Parent shall use its commercially reasonable efforts to have the Parent Common Stock to be issued in the Merger approved for listing on the NYSE, subject to official notice of issuance.

  Section 6.2. Agreements of Parent Affiliates. Prior to the Effective Time, Parent will use its reasonable efforts to obtain the execution of agreements with respect to the sale of Parent Common Stock with each person who is an "affiliate" of Paren for purposes of compliance with "pooling" restrictions.

  Section 6.3. Indemnification. For six years after the Effective Time, Parent will indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's or such subsidiary's certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For three years after the Effective Time, Parent will cause to be maintained officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date of this Agreement, provided that in satisfying its obligation under this Section 6.3, Parent shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent and if Parent is unable to obtain the insurance required by this Section 6.3, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

  Section 6.4. Employees. Following the Effective Time, Parent shall provide, or cause to be provided, generally to officers and employees of the Company and its subsidiaries employee benefits which when taken as a whole are no less favorable to such officers and employees than those in effect on the date of this Agreement. For purposes of participation, vesting and (except in the case of Parent retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Company and its subsidiaries prior to the Effective Time shall be treated as service with Parent and its subsidiaries for participating in such employee benefit plans. Parent also shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their respective terms all employment, severance, consulting and other compensation contracts disclosed in the Company Disclosure Memorandum between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1. Shareholder Approval; Preparation of S-4 and Proxy Statement/Prospectus. (a) The Company, at Parent's request, will duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement, except to the extent that the Company's Board of Directors shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as contemplated by Section 5.3.

  (b) As promptly as practicable, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use its commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.

  (c) The Company shall use its commercially reasonable efforts to cause to be delivered to Parent letters (each, a "Company Comfort Letter") addressed to Parent and the Company of Deloitte & Touche LLP, the Company's independent auditors, dated the date on which the S-4 shall become effective, the date of the Company Shareholders Meeting, and within two business days prior to the Closing Date, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  (d) Parent shall use its commercially reasonable efforts to cause to be delivered to the Company letters (each, a "Parent Comfort Letter") addressed to the Company and Parent of Arthur Andersen LLP, Parent's independent auditors, dated the date on which the S-4 shall become effective, the date of the Company Shareholders Meeting, and within two business days prior to the Closing Date in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  Section 7.2. HSR Act Filings; Reasonable Efforts; Notification. (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the Merger and the other transactions provided for in this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (defined below) with respect to any such filing, the Merger or any such other transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Merger or any such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

  (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transactions provided for in this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the

Company decide that litigation is in their best interest each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement.

  (c) Upon the terms and subject to the conditions set forth in this Agreement, unless, as contemplated by Section 5.3, the Board of Directors of the Company approves or recommends a Superior Acquisition Proposal, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  (d) The Company shall give prompt written and oral notice to Parent, and Parent or Merger Subsidiary shall give prompt written and oral notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  (e) The Company shall give prompt written and oral notice to Parent, and Parent or Merger Subsidiary shall give prompt written and oral notice to the Company, of:

    (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 3.1(g), 3.1(h), 3.1(j), 3.1(k), 3.2(g) or 3.2(h) or which relate to the consummation of the transactions contemplated by this Agreement.

  Section 7.3. Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

  Section 7.4. Access to Information. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each tax return, report and information statement filed by it during such period, and (iii) all other information concerning its business, assets, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this
Section 7.4(a) shall affect any representation or warranty given by the Company to Parent hereunder.

  (b) Parent shall, and shall cause each of its subsidiaries to, afford to the Company, and to the Company's officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records; provided that no investigation pursuant to this Section 7.4(b) shall affect any representation or warranty given by Parent to the Company hereunder.

  Section 7.5. Confidentiality. Parent and Merger Subsidiary will hold, and will cause their respective Representatives (defined in the Confidentiality Agreement, dated June 30, 1997 (the "Confidentiality Agreement"), between Parent and the Company) to hold, any Evaluation Material (defined in the Confidentiality Agreement) in confidence in accordance with the terms of the Confidentiality Agreement.

                                 ARTICLE VIII

                             Conditions Precedent

  Section 8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Required Company Shareholder Vote.

    (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

    (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the Merger shall be in effect; provided that each of the parties shall have used its reasonable commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

    (d) Form S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

    (e) Tax Opinion. Each of the Company and Parent shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that Parent, Merger Subsidiary and the Company will each be a party to that reorganization. In preparing the Company and Parent tax opinions, counsel may rely on reasonable representations of the officers of the Company and Parent related thereto.

    (f) Pooling Letters. Parent and the Company shall have received letters, dated as of the date of filing of the S-4 with the SEC and as of the Effective Time, addressed to Parent and the Company, in form and substance reasonably acceptable to Parent and the Company, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Parent and the Company also shall have received letters, dated as of the date of filing of the S-4 with the SEC and as of the Effective Time, addressed to Parent and the Company, in form and substance reasonably acceptable to Parent and the Company, from Deloitte & Touche LLP to the effect that such firm is not aware of any matters relating to the Company and its subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

  Section 8.2. Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are further subject to the following conditions:

    (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of the Company set forth in Section 3.1(c) of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of the Company set forth in Sections 3.1(m) and 3.1(v) of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 3.1(c), 3.1(m) and 3.1(v)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect. For purposes of this Section 8.2(a) only, those representations and warranties which are qualified by references to "material" or "Company Material Adverse Effect" shall be deemed not to include such qualifications.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certific signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (c) Opinion. Parent shall have received on the Closing Date an opinion dated the Closing Date from Howard, Darby & Levin, counsel to the Company, as to the matters set forth in Exhibit C attached to this Agreement.

    (d) Affiliates Agreements. Parent shall have received from each person who may be deemed pursuant to Section 5.1 to be an affiliate of the Company a duly executed Affiliates Agreement.

    (e) Consents. The Company shall have obtained any necessary consents with respect to the consummation of the Merger under the contracts listed as items 3(A) and (B) in Section 3.1(d) of the Disclosure Schedule.

  Section 8.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

    (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent and Merger Subsidiary set forth in
  Section 3.2(b) of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Parent and Merger Subsidiary set forth in Section 3.2(k) of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement (including the representations and warranties set forth in Sections 3.2(b) and 3.2(k)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by the chief executive officer and the chief financial officer of such entity to such effect. For purposes of this Section 8.3(a) only, those representations and warranties which are qualified by references to "material" or "Parent Material Adverse Effect" shall be deemed not to include such qualifications.

    (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Subsidiary by the chief executive officer and the chief financial officer of such entity to such effect.

    (c) Opinion. The Company shall have received on the Closing Date opinions dated the Closing Date from Alston & Bird, LLP, counsel to Parent, or E. Michael Ingram, General Counsel to Parent, as to the matters set forth in Exhibit D attached to this Agreement.

    (d) Listing. The Shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                                  ARTICLE IX

             Termination, Amendment and Waiver, Fees and Expenses

  Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and the transactions contemplated by this Agreement by the shareholders of the
Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Parent and Section 8.3(a) of this Agreement in the case of the Company;

    (c) by the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

    (d) by the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the required approval of the shareholders of the Company shall not have been obtained as contemplated by Section 7.1(a);

    (e) by the Board of Directors of either party in the event that the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the Merger on or before such date is not caused by any willful breach of this Agreement by the party electing to terminate pursuant to this Section 9.1(e);

    (f) by the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement;

    (g) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner materially adverse to Parent or Merger Subsidiary its approval or recommendation of the Merger or this Agreement, or approved or recommended any Superior Acquisition Proposal, (ii) the Company shall have entered into any binding agreement with respect to any Superior Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3) or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

    (h) by the Company if, prior to the approval and adoption of this Agreement by the Required Company Shareholder Vote, the Board of Directors of the Company shall have determined to enter into an agreement with respect to a Superior Acquisition Proposal as contemplated by Section 5.3; provided that (1) at least two business days prior to any such termination, the Company shall have engaged in negotiations with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms in a manner consistent with the fiduciary obligations of the Company's Board of Directors under applicable law, as determined in good faith by such Board, and (2) simultaneously with such termination, the Company shall have tendered to Parent payment in full of the amount specified in Section 9.6(b); or

    (i) by Parent, at any time during the three business day period commencing on the next succeeding business day after the Determination Date if the Average Closing Price of Parent Common Stock is less than $36.782; subject, however, to the provisions set forth in the following three sentences. If Parent elects to exercise its termination right pursuant to this Section 9.1(i), it shall give prompt written notice thereof to the Company (provided that such notice of election may be withdrawn at any time within the five business day period referred to in the next succeeding sentence). During the five business day period commencing with its receipt of such notice, the Company shall have the option, in its sole discretion, to elect to fix the Exchange Ratio (as then in effect) to equal 0.435. If the Company makes an election contemplated by the immediately preceding sentence within such five business day period, it shall give prompt written notice to Parent of such election, whereupon no termination of this Agreement shall have occurred pursuant to this Section 9.1(i), and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall have been so modified) and any reference in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(i).

  Section 9.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Subsidiary or the Company, other than the provisions of Section 3.1(n), Section 3.2(i), Section 7.5, this Section 9.2, Section 9.6, Section 10.6, Section 10.9 and Section
10.10 and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  Section 9.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided that, after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

  Section 9.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this

Agreement or (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 9.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to
Section 9.4 shall, in order to be effective, require (a) in the case of Parent, Merger Subsidiary or the Company, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors and (b) in the case of the Company, action by a majority of the members of the Board of Directors of the Company who were members of such Board on the date of this Agreement and remain as such after the date of this Agreement or the duly authorized designee of such members.

  Section 9.6. Fees and Expenses. (a) Except in the case of a breach of this Agreement by the other party, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) If this Agreement is terminated pursuant to Section 9.1(g) or 9.1(h), the Company shall pay to Parent a fee equal to $6,490,000. Except as otherwise set forth in Section 9.1(h), such payment and reimbursement shall be made in immediately available funds, promptly, but in no event later than five business days, after the termination of this Agreement.

                                   ARTICLE X

                              General Provisions

  Section 10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 10.2. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given if delivered by hand, by registered or certified mail postage prepaid, by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Merger Subsidiary, to

      National Data Corporation
      National Data Plaza
      Atlanta, Georgia 30329

      Attention: E. Michael Ingram
      Fax: 404-728-2990

      with a copy to:

      Alston & Bird LLP
      One Atlantic Center
      1201 West Peachtree Street
      Atlanta, Georgia 30309

      Attention: Joel J. Hughey
      Fax: 404-881-7777

    (b) if to the Company, to

      Physician Support Systems, Inc.
      60 Park Place
      9th Floor
      Newark, New Jersey 07102

      Attention: Hamilton F. Potter III
      Fax: 201-624-6499

      with a copy to:

      Howard, Darby & Levin
      1330 Avenue of the Americas
      New York, New York 10019

      Attention: Scott F. Smith
      Fax: 212-841-1010

  Section 10.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 10.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 10.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 6.3 with respect to the intended third party beneficiaries thereof is not intended to confer upon any person other than the parties any rights or remedies hereunder.

  Section 10.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 10.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

  Section 10.9. Submission to Jurisdiction. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware State court sitting in Delaware for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

  Section 10.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

  Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          National Data Corporation

                                                   /s/ E. Michael Ingram
                                          By: _________________________________
                                            Name:E. Michael Ingram
                                            Title:Senior Vice President and
                                            Secretary

                                          Universal Acquisition Corp.

                                                   /s/ E. Michael Ingram
                                          By: _________________________________
                                            Name:E. Michael Ingram
                                            Title:Secretary

                                          Physician Support Systems, Inc.

                                                    /s/ Peter W. Gilson
                                          By: _________________________________
                                            Name:Peter W. Gilson
                                            Title:Chairman and Chief Executive
                                            Officer

                                   EXHIBIT A

                         STOCKHOLDER VOTING AGREEMENT

  THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of October 14, 1997, by and among National Data Corporation, a Delaware corporation ("Parent"), Physician Support Systems, Inc., a Delaware corporation ("Company"), and each of the undersigned persons or entities (each a "Stockholder");

  WHEREAS, each Stockholder desires that Parent, Universal Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and Company, enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Merger Sub with and into Company (the "Merger"); and

  WHEREAS, each Stockholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Merger Sub to enter into and execute, the Merger Agreement;

  NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

  1. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

    (a) Such Stockholder is the record or beneficial owner of the number of shares of common stock, $0.001 par value, of Company ("Company Stock") and has rights by option or otherwise to acquire the number of additional shares of Company Stock as set forth below such Stockholder's name on the signature page hereof (such Stockholder's "Shares"). Except for such Stockholder's Shares, such Stockholder is not the record or beneficial owner of any shares of Company Stock. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder, enforceable against such Stockholder in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or such Stockholder's Shares.

    (c) Such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, except as indicated on the signature page hereof, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances. proxies or agreements arising hereunder, and if such Stockholder's Shares are the subject of a bona fide pledge to a bank, financial institution or other entity, no default exists under such pledge as of the date hereof.

    (d) Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder acknowledges that the irrevocable proxy set forth in
  Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.

  2. Voting Agreements. Each Stockholder agrees with, and covenants to, Parent as follows:

    (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Stockholders' Meeting"), such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (other than such Stockholder's Shares with respect to which a valid proxy has been granted pursuant to Section 4 hereof) in favor of the Merger, the execution and delivery by Company of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of Parent Common Stock.

    (b) At any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (other than such Stockholder's Shares with respect to which a valid proxy has been granted pursuant to Section 4 hereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or (ii) any amendment of Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

  3. Covenants. Each Stockholder agrees with, and covenants to, Parent that, except as otherwise provided herein, such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge (other than Permitted Liens (as defined below)) or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other similar authorization in or with respect to such Shares, except for this Agreement, or
(iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, except for this Agreement; provided, that such Stockholder may transfer (as defined above) any of such Stockholder's Shares to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to the Stockholders' Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of a "Stockholder" hereunder; provided, that such Stockholder shall not transfer any of such Stockholder's Shares pursuant to the preceding proviso and shall not transfer any other shares of Company Stock if any such transfer, either alone or in the aggregate with other transfers by other persons who may be affiliates of Company, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. Exercise of rights or remedies pursuant to bona fide pledges of shares of Company Stock to banks or other financial institutions, which pledges were made prior to the date hereof ("Permitted Liens"), are not restricted by this Agreement.

  4. Grant of Irrevocable Proxy; Appointment of Proxy.

    (a) Each Stockholder, by this Agreement with respect to such Stockholder's Shares that such Stockholder owns of record, hereby irrevocably grants to, and appoints, Parent and Robert A. Yellowlees, President of Parent, and E. Michael Ingram, Secretary of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of Parent Common Stock, and (ii) against any Competing Transaction.

    (b) Each Stockholder represents, severally and not jointly, that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

    (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware Code.

  5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Stock, or the acquisition of additional shares of Company Stock or other voting securities of Company by any Stockholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Stock or other voting securities of Company issued to or acquired by such Stockholder.

  6. Legends. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any of the shares of Company Stock owned of record or beneficially by any Stockholder, unless such transfer is made to Parent or Merger Subsidiary or otherwise in compliance with this Agreement.

  7. Regulatory Approvals. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required regulatory approvals.

  8. Further Assurances. Each Stockholder shall, upon request and at the expense of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein.

  9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time or (y) the date upon which the Merger Agreement is terminated in accordance with its terms; provided that, if an "Extension Event" shall have occurred as of or prior to termination of the Merger Agreement, then, for a period of 180 days following such termination, (i) the rights and obligations of the parties hereto under Sections 2(b) and 4(a)(ii) hereof shall continue in full force and effect and (ii) no Stockholder shall transfer any or all of such Stockholder's Shares in connection with any Competing Transaction. For purposes of the foregoing, an "Extension Event" shall mean any person (other than Parent or any subsidiary of Parent) shall have made, or disclosed in writing an intention to make, a proposal for a Competing Transaction.

  10. Miscellaneous.

  (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

  (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address provided in the Merger Agreement; and (ii) if to the Stockholder, to its address shown below its signature on the last page hereof.

  (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

  (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a). Any assignment in violation of the foregoing shall be void.

  (h) Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by such Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware state court sitting in Delaware for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

  (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

  (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

  (k) Each of the parties to this Stockholder Voting Agreement acknowledges and agrees that the obligations of the Stockholders are several and not joint.

                           [SIGNATURES ON NEXT PAGE]

  IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Stockholder Voting Agreement as of the day and year first above written.

                                          National Data Corporation

                                          By: _________________________________
                                                 Senior Vice President and
                                                         Secretary

                                          Physician Support Systems, Inc.

                                          By: _________________________________
                                                         President

                                          STOCKHOLDER:

                                          _____________________________________
                                            Name:  Peter W. Gilson

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          _____________________________________
                                            Name:  Hamilton F. Potter III

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          _____________________________________
                                            Name:  Peter D. Cooper

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          _____________________________________
                                            Name:  Elaine Scialo

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          _____________________________________
                                            Name:  Eltman, Eltman & Cooper, PC

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          _____________________________________
                                            Name:  Hamid Mirafzali

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          _____________________________________
                                            Name:  Shadan Mirafzali

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          By __________________________________
                                            Name:  Nader J. Samii, as
                                                     Independent Trustee of
                                                     the Neda Mirafzali Family
                                                     Trust U/A, dated
                                                     November 4, 1996

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                          By __________________________________
                                            Name:  Nader J. Samii, as
                                                     Independent Trustee of
                                                     the Leela Mirafzali
                                                     Family Trust U/A, dated
                                                     November 4, 1996

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: _________________

                                          Number of Shares
                                          Owned of Record: ____________________

                                          Number of Shares
                                          Subject to Pledge: __________________

                                   EXHIBIT B

                         FORM OF AFFILIATES AGREEMENT

                                      , 1997

National Data Corporation
National Data Plaza
Atlanta, Georgia 30329

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date of this Letter, the undersigned may be deemed to be an "affiliate" of Physician Support Systems, Inc., a Delaware corporation (the "Company"), (i) for purposes of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), or (ii) for purposes of the SEC's Accounting Series Releases concerning "pooling of interests" treatment for business combinations. Pursuant to the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Agreement"), among National Data Corporation, a Delaware corporation ("Parent"), Universal Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and the Company, Merger Subsidiary will be merged with and into the Company (the "Merger"). As a result of the Merger, the undersigned may receive shares of Common Stock, par value $0.125 per share (the "Parent Common Stock"), of Parent in exchange for shares of common stock, par value $.001 per share, of the Company.

  The undersigned has been advised that the issuance of the Parent Common Stock to the undersigned in connection with the Merger will be registered with the SEC under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (i) the undersigned may be deemed to have been an affiliate of the Company within the meaning of Rule 145 and (ii) the distribution by the undersigned of the Parent Common Stock has not been registered under the Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in connection with the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited, and the undersigned has (to the extent the undersigned felt necessary) obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and Rule 145(d) of the Rules and Regulations.

  The undersigned hereby represents and warrants to, and covenants with, Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in connection with the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel satisfactory to Parent, is not required to be registered under the Act. In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to subsection (d)(1), (2) or (3) of Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule in form and substance satisfactory to Parent.

  The undersigned understands that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock received by the undersigned in connection with the Merger to ensure compliance with the restrictions contained in the immediately preceding paragraph. The undersigned also acknowledges and agrees that appropriate legends noting such restrictions will be placed on certificates representing the Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will only be removed by delivery of substitute certificates upon receipt of an opinion in form and substance satisfactory to Parent from independent counsel satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act.

  The undersigned acknowledges that (i) the undersigned has carefully read this letter and the requirements hereof and the limitations imposed upon the distribution, sale or other disposition of Parent Common Stock, (ii) Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by the undersigned or to take any other action necessary to make compliance with an exemption from registration available solely as a result of the Merger and (iii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligation to consummate the Merger.

  The undersigned further represents to, and covenants with, Parent that the undersigned has not, within the 30 days prior to the Effective Time (defined in the Agreement), sold, transferred or otherwise disposed of, or in any other way reduced the undersigned's risk with respect to, any shares of Parent Common Stock or other shares of the capital stock of Parent or shares of the capital stock of the Company held by the undersigned, and that the undersigned will not sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk with respect to, any shares of Parent Common Stock received by the undersigned in the Merger or other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.

                                          Very truly yours,

                                          [Name of Affiliate]

Accepted.

National Data Corporation

By: _________________________________
  Name:
  Title:

                                   EXHIBIT C

                              MATTERS AS TO WHICH
                             HOWARD, DARBY & LEVIN
                                  WILL OPINE

  1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own and use its assets and to conduct its business as and where now owned and conducted.

  2. The execution and delivery of the Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of the Company.

  3. The Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

                                   EXHIBIT D

                              MATTERS AS TO WHICH
                ALSTON & BIRD LLP OR GENERAL COUNSEL TO PARENT
                                  WILL OPINE

  1. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, and to own and use its assets.

  2. Merger Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, and to own and use its assets.

  3. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of Parent. The adoption of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of Merger Subsidiary.

  4. The Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming valid authorization, execution and delivery by Company and assuming that the applicable laws of Delaware are the same in all relevant respects as the applicable laws of Georgia, constitutes a valid and binding obligation of Parent and Merger Subsidiary enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

  5. The shares of Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger as contemplated by the Agreement have been registered under the Securities Act of 1933, as amended, and have been duly authorized and will be, when issued following consummation of the Merger, fully paid and nonassessable under the Delaware General Corporation Law.

                                    ANNEX B

                          STOCKHOLDER VOTING AGREEMENT

                         STOCKHOLDER VOTING AGREEMENT

  THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of October 14, 1997, by and among National Data Corporation, a Delaware corporation ("Parent"), Physician Support Systems, Inc., a Delaware corporation ("Company"), and each of the undersigned persons or entities (each a "Stockholder");

  WHEREAS, each Stockholder desires that Parent, Universal Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and Company, enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Merger Sub with and into Company (the "Merger"); and

  WHEREAS, each Stockholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Merger Sub to enter into and execute, the Merger Agreement;

  NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

  1. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

    (a) Such Stockholder is the record or beneficial owner of the number of shares of common stock, $0.001 par value, of Company ("Company Stock") and has rights by option or otherwise to acquire the number of additional shares of Company Stock as set forth below such Stockholder's name on the signature page hereof (such Stockholder's "Shares"). Except for such Stockholder's Shares, such Stockholder is not the record or beneficial owner of any shares of Company Stock. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder, enforceable against such Stockholder in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or such Stockholder's Shares.

    (c) Such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, except as indicated on the signature page hereof, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances, proxies or agreements arising hereunder, and if such Stockholder's Shares are the subject of a bona fide pledge to a bank, financial institution or other entity, no default exists under such pledge as of the date hereof.

    (d) Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder acknowledges that the irrevocable proxy set forth in
  Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.

  2. Voting Agreements. Each Stockholder agrees with, and covenants to, Parent as follows:

    (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Stockholders' Meeting"), such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (other than such Stockholder's Shares with respect to which a valid proxy has been granted pursuant to Section 4 hereof) in favor of the Merger, the execution and delivery by Company of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of Parent Common Stock.

    (b) At any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (other than such Stockholder's Shares with respect to which a valid proxy has been granted pursuant to Section 4 hereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or (ii) any amendment of Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

  3. Covenants. Each Stockholder agrees with, and covenants to, Parent that, except as otherwise provided herein, such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge (other than Permitted Liens (as defined below)) or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other similar authorization in or with respect to such Shares, except for this Agreement, or
(iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, except for this Agreement; provided, that such Stockholder may transfer (as defined above) any of such Stockholder's Shares to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to the Stockholders' Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of a "Stockholder" hereunder; provided, that such Stockholder shall not transfer any of such Stockholder's Shares pursuant to the preceding proviso and shall not transfer any other shares of Company Stock if any such transfer, either alone or in the aggregate with other transfers by other persons who may be affiliates of Company, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. Exercise of rights or remedies pursuant to bona fide pledges of shares of Company Stock to banks or other financial institutions, which pledges were made prior to the date hereof ("Permitted Liens"), are not restricted by this Agreement.

  4. Grant of Irrevocable Proxy; Appointment of Proxy.

    (a) Each Stockholder, by this Agreement with respect to such Stockholder's Shares that such Stockholder owns of record, hereby irrevocably grants to, and appoints, Parent and Robert A. Yellowlees, President of Parent, and E. Michael Ingram, Secretary of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of Parent Common Stock, and (ii) against any Competing Transaction.

    (b) Each Stockholder represents, severally and not jointly, that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

    (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware Code.

  5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Stock, or the acquisition of additional shares of Company Stock or other voting securities of Company by any Stockholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Stock or other voting securities of Company issued to or acquired by such Stockholder.

  6. Legends. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any of the shares of Company Stock owned of record or beneficially by any Stockholder, unless such transfer is made to Parent or Merger Subsidiary or otherwise in compliance with this Agreement.

  7. Regulatory Approvals. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required regulatory approvals.

  8. Further Assurances. Each Stockholder shall, upon request and at the expense of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein.

  9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time or (y) the date upon which the Merger Agreement is terminated in accordance with its terms; provided that, if an "Extension Event" shall have occurred as of or prior to termination of the Merger Agreement, then, for a period of 180 days following such termination, (i) the rights and obligations of the parties hereto under Sections 2(b)and 4(a)(ii) hereof shall continue in full force and effect and (ii) no Stockholder shall transfer any or all of such Stockholder's Shares in connection with any Competing Transaction. For purposes of the foregoing, an "Extension Event" shall mean any person (other than Parent or any subsidiary of Parent) shall have made, or disclosed in writing an intention to make, a proposal for a Competing Transaction.

  10. Miscellaneous.


  (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

  (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address provided in the Merger Agreement; and (ii) if to the Stockholder, to its address shown below its signature on the last page hereof.

  (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

  (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a). Any assignment in violation of the foregoing shall be void.

  (h) Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by such Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware state court sitting in Delaware for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

  (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

  (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

  (k) Each of the parties to this Stockholder Voting Agreement acknowledges and agrees that the obligations of the Stockholders are several and not joint.

                           [SIGNATURES ON NEXT PAGE]

  IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Stockholder Voting Agreement as of the day and year first above written.

                                          National Data Corporation

                                                   /s/ E. Michael Ingram
                                          By: _________________________________
                                                 Senior Vice President and
                                                         Secretary

                                          Physician Support Systems, Inc.

                                                 /s/ J. Michael Drinkwater
                                          By: _________________________________
                                                         President

                                          STOCKHOLDER:

                                                   /s/ Peter W. Gilson
                                          -------------------------------------
                                            Name:  Peter W. Gilson

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 840,000

                                          Number of Shares
                                          Owned of Record: 840,000

                                          Number of Shares
                                          Subject to Pledge: 40,000

                                               /s/ Hamilton F. Potter III
                                          -------------------------------------
                                            Name:  Hamilton F. Potter III

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 504,000

                                          Number of Shares
                                          Owned of Record: 504,000

                                          Number of Shares
                                          Subject to Pledge: 504,000

                                                   /s/ Peter D. Cooper
                                          -------------------------------------
                                            Name:  Peter D. Cooper

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 77,453

                                          Number of Shares
                                          Owned of Record: 77,453

                                          Number of Shares
                                          Subject to Pledge: 0

                                                    /s/ Elaine Scialo
                                          -------------------------------------
                                            Name:  Elaine Scialo

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 779,820

                                          Number of Shares
                                          Owned of Record: 779,820

                                          Number of Shares
                                          Subject to Pledge: 0

                                                   /s/ Peter D. Cooper
                                          -------------------------------------
                                            Name:  Eltman, Eltman & Cooper, PC

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 90,376

                                          Number of Shares
                                          Owned of Record: 90,376

                                          Number of Shares
                                          Subject to Pledge: 0

                                                   /s/ Hamid Mirafzali
                                          -------------------------------------
                                            Name:  Hamid Mirafzali

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 241,032

                                          Number of Shares
                                          Owned of Record: 234,032

                                          Number of Shares
                                          Subject to Pledge: 0

                                                  /s/ Shadan Mirafzali
                                          -------------------------------------
                                            Name:  Shadan Mirafzali

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 241,032

                                          Number of Shares
                                          Owned of Record: 234,032

                                          Number of Shares
                                          Subject to Pledge: 0

                                                   /s/ Nader J. Samii
                                          By: _________________________________
                                            Name:  Nader J. Samii, as
                                                     Independent Trustee of
                                                     the Neda Mirafzali Family
                                                     Trust U/A, dated
                                                     November 4, 1996

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 47,934

                                          Number of Shares
                                          Owned of Record: 47,934

                                          Number of Shares
                                          Subject to Pledge: 0

                                                   /s/ Nader J. Samii
                                          By: _________________________________
                                            Name:  Nader J. Samii, as
                                                     Independent Trustee of
                                                     the Leela Mirafzali
                                                     Family Trust U/A, dated
                                                     November 4, 1996

                                            Address: __________________________
                                                     __________________________

                                          Number of Shares
                                          Beneficially Owned: 47,934

                                          Number of Shares
                                          Owned of Record: 47,934

                                          Number of Shares
                                          Subject to Pledge: 0

                                    ANNEX C

         OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

        OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                                    October 14, 1997

PRIVATE AND CONFIDENTIAL

The Board of Directors
Physician Support Systems, Inc.
Route 230 and Eby-Chiques Road
Mt. Joy, Pennsylvania 17552

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $.001 per share ("Company Common Stock"), of Physician Support Systems, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 1997 (the "Agreement"), by and among National Data Corporation ("NDC"), Universal Acquisition Corp., a wholly owned subsidiary of NDC, and the Company, pursuant to which Universal Acquisition Corp. will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive 0.435 shares (the "Exchange Ratio") of common stock, $0.125 par value per share ("NDC Common Stock"), of NDC, provided that (i) if the average closing price of NDC Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for all trading days beginning on the twenty-fifth trading day before the date of the Company shareholder meeting to vote on the Merger (the "Company Shareholder Meeting Date") and ending on and including the tenth trading day before the Company Shareholder Meeting Date (such tenth trading day, the "Determination Date") (as calculated for such period, the "Average Closing Price") is greater than $47.126, the Exchange Ratio will be equal to the quotient of $20.50 divided by the Average Closing Price or (ii) if the Average Closing Price is less than $36.782, the Exchange Ratio will be equal to the quotient of $16.00 divided by the Average Closing Price.

  In arriving at our opinion, we have reviewed the draft dated October 14, 1997 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and NDC including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 2001 prepared by the management of the Company and certain research analyst financial projections for NDC for the period beginning June 1, 1997 and ending May 31, 1999 provided by the management of NDC. In addition, we have compared certain financial and securities data of the Company and NDC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and NDC Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and NDC or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared and, with respect to the financial projections provided by the management of NDC, we have assumed that they have been prepared on the basis reflecting the best currently available estimates and judgments of the management of NDC as to the future operating and financial performance of NDC. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which NDC Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                             /s/ John W. Patterson
                                          By: _________________________________
                                             Name: John W. Patterson
                                             Title:  Senior Vice President

                                    ANNEX D

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                    UNAUDITED CONDENSED COMBINED PRO FORMA

                             FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements are based on the historical presentation of the consolidated financial statements of NDC and PSS. The Unaudited Pro Forma Statements of Operations for the years ended May 31, 1997, 1996 and 1995 and the three months ended August 31, 1997 give effect to the Merger as if it had occurred on June 1, 1994 and to pro forma adjustments related to the Source Transactions and the EDI Services transaction as if they had occurred on June 1, 1996. For comparability purposes, PSS's and Source/PMSI's three and twelve months ended September 30 and June 30, 1997, respectively, are used in conjunction with NDC's three and twelve months ended August 31 and May 31, 1997, respectively, and PSS's twelve months ended June 30, 1996 and 1995, respectively, are used in conjunction with NDC's twelve months ended May 31, 1996 and 1995, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of August 31, 1997 gives effect to the Merger as if it had occurred on August 31, 1997. The Condensed Consolidated Financial Statements do not include the effects of certain other acquisitions by NDC. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements, including notes thereto, of NDC and PSS, incorporated by reference herein, and the pro forma financial information relating to the Source Transactions and the EDI Services transaction, incorporated by reference herein. See "Available Information," "Incorporation of Certain Information by Reference," "Summary--Recent Developments" and "Accounting Treatment."

  The Merger is expected to be accounted for under the pooling-of-interests method of accounting. The Source Transactions and the EDI Services transaction have been accounted for under the purchase method of accounting. The total purchase price of these acquisitions has been allocated to tangible and intangible assets and liabilities based upon either an independent valuation or management's estimate of their respective fair market values with the excess of cost over net assets acquired allocated to goodwill.

  The pro forma statements may not be indicative of the results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future. These combined pro forma statements do not reflect any potential savings which may result from the combined operations of NDC, Source/PMSI, PSS, or EDI Services nor certain Merger-related expenses as disclosed in Note (g) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. In addition, the financial results of the business to be acquired in the Source Transaction ("Source US") have historically varied from quarter to quarter. These fluctuations are principally due to the timing of customer commitments to new products and services and the timing of delivery of Source US services. Source US's fiscal year begins July 1. Source US typically incurs expenses during the first half of its fiscal year (the last half of the calendar year), in preparation for roll-out of new products and services to meet customer requirements. Consequently, during Source US's first quarter, significant expense with respect to new products is incurred to generate revenues that should be recognized in future quarters.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                AUGUST 31, 1997
                                 (IN THOUSANDS)

                                     SOURCE/PMSI
                                      DATABASE
                             NDC     HISTORICAL   PRO FORMA      PRO FORMA      PSS      PRO FORMA      PRO FORMA
                          HISTORICAL  COMBINED   ADJUSTMENTS    CONSOLIDATED HISTORICAL ADJUSTMENTS    CONSOLIDATED
                          ---------- ----------- -----------    ------------ ---------- -----------    ------------
         ASSETS
Cash and cash equiva-
 lents..................   $ 18,224    $ 4,541    $   (219)(a)    $  9,321    $    643   $      0        $  9,964
                                                   (13,225)(b)
Accounts receivable, net
 of allowance...........     81,484     15,314           0          96,798      41,557     (7,036)(h)     131,319
Other current assets....     12,367      2,265           0          14,632       2,906          0          17,538
                           --------    -------    --------        --------    --------   --------        --------
 Total current assets...    112,075     22,120     (13,444)        120,751      45,106     (7,036)        158,821
Property, plant and
 equipment, net.........     50,829     14,861           0          65,690      10,038          0          75,728
Intangible assets, net..    352,102          0      73,816 (d)     425,918      58,061          0         483,979
Other...................     14,397        333           0          14,730       4,222      2,674 (h)      21,626
                           --------    -------    --------        --------    --------   --------        --------
 Total assets...........   $529,403    $37,314    $ 60,372        $627,089    $117,427   $ (4,362)       $740,154
                           ========    =======    ========        ========    ========   ========        ========
LIABILITIES AND STOCKHOLDER'S EQ-
 UITY
Accounts payable and
 accrued liabilities....   $ 49,768    $10,985    $ (3,479)(c)    $ 57,274    $ 16,206   $  9,023 (g)    $ 82,503
Due to Parent...........          0     36,556     (36,556)(c)           0           0          0               0
Line of credit payable..          0          0      29,026 (b)      29,026           0          0          29,026
Notes and earn-out pay-
 able...................        298         61           0             359       1,153          0           1,512
Income taxes payable....      6,904          0           0           6,904          31          0           6,935
Obligations under capi-
 tal leases.............      2,484      5,500           0           7,984           0          0           7,984
Deferred income.........      6,090     16,826           0          22,916           0          0          22,916
                           --------    -------    --------        --------    --------   --------        --------
 Total current liabili-
  ties..................     65,544     69,928     (11,009)        124,463      17,390      9,023         150,876
Long-term debt..........    150,048          0           0         150,048      43,058          0         193,106
Obligations under capi-
 tal leases.............      2,890      5,975           0           8,865           0          0           8,865
Other long-term liabili-
 ties...................      3,469      1,977           0           5,446       4,983          0          10,429
                           --------    -------    --------        --------    --------   --------        --------
 Total long-term liabil-
  ities.................    156,407      7,952           0         164,359      48,041          0         212,400
                           --------    -------    --------        --------    --------   --------        --------
 Total liabilities......    221,951     77,880     (11,009)        288,822      65,431      9,023         363,276
                           --------    -------    --------        --------    --------   --------        --------
Minority interest.......     20,540          0           0          20,540           0          0          20,540
                           --------    -------    --------        --------    --------   --------        --------
Common and preferred
 stock..................      3,329          0         327 (e)       3,656          10        519 (f)       4,185
Additional paid-in capi-
 tal....................    183,813          0      97,488 (e)     281,301      58,741       (519)(f)     339,523
Retained earnings
 (accumulated deficit)..    101,759    (40,566)    (67,000)(d)      34,759      (6,755)    (9,023)(g)      14,619
                                                    40,566 (f)                             (4,362)(h)
Equity adjustments......     (1,989)         0           0          (1,989)          0          0          (1,989)
                           --------    -------    --------        --------    --------   --------        --------
 Total stockholders' eq-
  uity..................    286,912    (40,566)     71,381         317,727      51,996    (13,385)        356,338
                           --------    -------    --------        --------    --------   --------        --------
 Total liabilities and
  stockholders' equity..   $529,403    $37,314    $ 60,372        $627,089    $117,427   $ (4,362)       $740,154
                           ========    =======    ========        ========    ========   ========        ========

--------
Adjustments:
(a) Reflects the PMSI Database cash, after the effects of settling all intercompany and affiliate accounts in (c), that is not being acquired by NDC under the terms of the Merger and Stock Purchase Agreement.
(b) Reflects borrowings on NDC's line of credit to fund the cash portion of the purchase price for the Source Transactions ($38.25 million) and the payment of estimated acquisition costs for the Source Transactions of $4 million less the portion paid out of operating cash of $13.2 million.
(c) Reflects the repayment and/or forgiveness of all Source/PMSI intercompany and affiliate accounts.
(d) Reflects the excess of the purchase price over the net assets (liabilities) acquired in the acquisitions, net of a projected non-recurring charge of approximately $67 million ($60.6 million after-tax) related to purchased in-process research and development. This charge relates entirely to the operations of Source U.S. Based on the allocation model of Source U.S. operations (76% to Source and 24% to

   PMSI), approximately $51 million of the charge can be attributable to Source and $16 million to PMSI. The purchase price equals $92 million and $48 million for Source and PMSI Database, respectively, based on 1,555,556 shares for Source and 1,059,829 shares for PMSI Database at a $37.40 per share stock price plus $31.8 million and $6.5 million of cash for Source and PMSI Database, respectively, and $4 million in acquisition related expenses. Approximately $5.5 million in net liabilities are assumed to be acquired in the purchase of Source. Approximately $4.7 million of assets are assumed to be acquired in the purchase of PMSI Database. The intangibles and the related lives are as follows:

      Product technology................................ $17.3 million   5 years
      Assembled work force..............................   3.0           7
      Customer relations/Goodwill.......................  53.5          20

   The respective breakdown of the above identified components of the intangible asset can be attributed 76% to Source and 24% to PMSI based upon the aforementioned allocation model.
(e) Reflects (1) the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC Common Stock to Source and PMSI Database, respectively, in accordance with the terms of the Source Transactions and
    (2) the elimination of Source and PMSI Database's historical equity balances.
(f) Reflects the issuance of approximately 4,234,164 shares of NDC Common Stock in exchange for the outstanding shares of PSS Common Stock, assuming the Exchange Ratio.
(g) The pro forma condensed statements of operations do not reflect non-recurring costs resulting from the Merger. The management of NDC estimates that the direct out-of-pocket costs associated with the Merger, consisting primarily of investment banking and other professional fees, will approximate $9.0 million and will be charged to operations in the quarter in which the Merger is consummated. These costs are considered capital transactions for tax purposes and, accordingly, no tax benefit has been reflected. The amount excludes all other costs to merge the two companies. Following the closing of the Merger, NDC expects to take a charge for these other Merger-related costs. This estimated expense has been charged to retained earnings in the accompanying pro forma balance sheet.
(h) Reflects the adjustment necessary to conform NDC's accrual method of revenue recognition for contingent billings related to its commercial care and managed care audit businesses to the method utilized by PSS for certain of its clients, where revenues are recognized upon collection of the clients' accounts receivables, and the associated tax benefits.
(i) The dilution in earnings per share reflects the seasonality of the Source US business.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE THREE MONTHS ENDED AUGUST 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    SOURCE/PMSI
                                     DATABASE
                            NDC      COMBINED     PRO FORMA        PRO FORMA       PSS      PRO FORMA    PRO FORMA
                         HISTORICAL HISTORICAL  ADJUSTMENTS(A)  CONSOLIDATED(A) HISTORICAL ADJUSTMENTS  CONSOLIDATED
                         ---------- ----------- --------------  --------------- ---------- -----------  ------------
Revenues................  $120,102    $21,535      $     0         $141,637      $28,996      $(243)(h)   $170,390
Cost of service.........    58,970      5,298        1,641 (b)       65,909       16,360          0         82,269
Sales, general and
 administrative.........    41,499     15,173            0           56,672        9,057          0         65,729
                          --------    -------      -------         --------      -------      -----       --------
                           100,469     20,471        1,641          122,581       25,417          0        147,998
                          --------    -------      -------         --------      -------      -----       --------
Operating income........    19,633      1,064       (1,641)          19,056        3,579       (243)        22,392
Other income (expense):
 Interest and other
  income................       485         98         (172)(c)          411            0          0            411
 Interest and other
  expense...............    (2,314)      (266)        (292)(d)       (2,872)        (756)         0         (3,628)
 Minority interest......      (701)         0            0             (701)           0          0           (701)
                          --------    -------      -------         --------      -------      -----       --------
   Total other income
    (expense)...........    (2,530)      (168)        (464)          (3,162)        (756)         0         (3,918)
                          --------    -------      -------         --------      -------      -----       --------
Income from continuing
 operations before
 income taxes...........    17,103        896       (2,105)          15,894        2,823       (243)        18,474
Provision for income
 taxes..................     6,499        277         (388)(e)        6,388        1,185        (92)(e)      7,481
                          --------    -------      -------         --------      -------      -----       --------
Income from continuing
 operations.............  $ 10,604    $   619      $(1,717)        $  9,506      $ 1,638      $(151)      $ 10,993
                          ========    =======      =======         ========      =======      =====       ========
Fully diluted weighted
 average number of
 common and common
 equivalent shares
 outstanding............    28,201                   2,615 (f)       30,816                   4,234 (g)     35,050
Income from continuing
 operations per
 share(i)...............  $   0.38                                 $   0.31                               $   0.31

--------
Adjustments:
(a) Excludes the impact of the non-recurring charge related to purchased in-process research and development costs of $67.0 million or $(2.17) per share. This charge relates entirely to the operations of Source U.S. Based on the allocation model of Source U.S. operations (76% to Source and 24% to PMSI), approximately $51 million of the charge can be attributable to Source and $16 million to PMSI.
(b) Reflects the additional amortization of intangibles resulting from the Source Transactions. See Note (d) to the Pro Forma Condensed Consolidated Balance Sheet for further discussion.
(c) Represents reduction in interest income using the Company's weighted average rate (5.2%) from reduced funds available for investment as a result of cash used in association with the Source Transactions. See Note
    (b) to the Pro Forma Condensed Consolidated Balance Sheet for further discussion.
(d) Represents additional interest expense on the borrowings on NDC's line of credit in conjunction with the Source Transactions, using an estimated interest rate of 5.75% for the quarter ended August 1997, offset by the elimination of interest on Source and PMSI intercompany borrowing of approximately $.1 million.
(e) Reflects the income tax effects of the pro forma adjustments above and Note (h) below.
(f) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC Common Stock to Source and PMSI Database, respectively, pursuant to the Source Transactions.
(g) Reflects the issuance of 4,234,164 shares of NDC Common Stock in exchange for the outstanding shares of PSS Common Stock, assuming the Exchange Ratio is 0.435.
(h) Reflects the adjustment necessary to conform NDC's accrual method of revenue recognition for contingent billings related to its commercial care and managed care audit businesses to the method utilized by PSS for certain of its clients, where revenues are recognized upon collection of the clients' accounts receivables, and the associated tax benefits.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED MAY 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             EQUIFAX
                                           HEALTH EDI
                              SOURCE/PMSI   4 MONTHS
                               DATABASE       ENDED
                      NDC      COMBINED   SEPTEMBER 30,   PRO FORMA        PRO FORMA         PSS       PRO FORMA     PRO FORMA
                   HISTORICAL HISTORICAL      1997      ADJUSTMENTS(A)  CONSOLIDATED(A) HISTORICAL(J) ADJUSTMENTS   CONSOLIDATED
                   ---------- ----------- ------------- --------------  --------------- ------------- -----------   ------------
Revenues.........   $433,860    $84,894      $4,851        $     0         $523,605       $105,119      $(1,862)(h)   $626,862
Cost of service..    207,754     27,034       2,218          6,564 (b)      243,570         64,225            0        307,795
Sales, general
 and
 administrative..    159,450     45,262       2,262              0          206,974         35,177            0        242,151
Non-recurring
 charges.........          0          0           0              0                0          9,503       (9,503)(i)          0
                    --------    -------      ------        -------         --------       --------      -------       --------
                     367,204     72,296       4,480          6,564          450,544        108,905       (9,503)       549,946
                    --------    -------      ------        -------         --------       --------      -------       --------
Operating in-
 come............     66,656     12,598         371         (6,564)          73,061         (3,786)       7,641         76,916
Other income (ex-
 pense):
 Interest and
  other income...      2,403        871           0           (688)(c)        2,586            323            0          2,909
 Interest and
  other expense..     (6,814)    (1,128)          0         (1,191)(d)       (9,133)        (2,577)           0        (11,710)
 Minority
  interest.......     (1,694)         0           0              0           (1,694)             0            0         (1,694)
                    --------    -------      ------        -------         --------       --------      -------       --------
Total other
 income
 (expense).......     (6,105)      (257)          0         (1,879)          (8,241)        (2,254)           0        (10,495)
                    --------    -------      ------        -------         --------       --------      -------       --------
Income from
 continuing
 operations
 before income
 taxes...........     60,551     12,341         371         (8,443)          64,820         (6,040)       7,641         66,421
Provision for
 income taxes....     21,798      2,333         141         (1,562)(e)       22,710          1,139         (315)(e)     23,534
                    --------    -------      ------        -------         --------       --------      -------       --------
Income from
 continuing
 operations......   $ 38,753    $10,008      $  230        $(6,881)        $ 42,110       $ (7,179)     $ 7,956       $ 42,887
                    ========    =======      ======        =======         ========       ========      =======       ========
Fully diluted
 weighted average
 number of common
 and common
 equivalent
 shares
 outstanding.....     28,039                                 2,615 (f)       30,654                       4,234 (g)     34,888
Income from
 continuing
 operations per
 share...........   $   1.38                                               $   1.37                                   $   1.23

-------
Adjustments:
(a) Excludes the impact of the non-recurring charge related to purchased in-process research and development costs of $67.0 million, or $(2.19) per share. This charge relates entirely to the operations of Source U.S. Based on the allocation model of Source U.S. operations (76% to Source and 24% to PMSI), approximately $51 million of the charge can be attributable to Source and $16 million to PMSI.
(b) Reflects the amortization of intangibles resulting from the Source Transactions. See Note (d) to the Pro Forma Condensed Consolidated Balance Sheet for further discussion.
(c) Represents reduction in interest income using the Company's weighted average rate (5.2%) from reduced funds available for investment as a result of cash used in association with the Source Transactions. See Note
    (b) to the Pro Forma Condensed Consolidated Balance Sheet for further discussion.
(d) Represents additional interest expense on the borrowings on NDC's line of credit, in conjunction with the Source Transactions, using NDC's weighted average interest rate of 5.75% for fiscal 1997, offset by the elimination of interest on Source and PMSI intercompany borrowing of approximately $.5 million.
(e) Reflects the income tax effects of the pro forma adjustments above and Notes (h) and (i).
(f) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC Common Stock to Source and PMSI Database, respectively, in accordance with the terms of the Source Transactions .
(g) Reflects the issuance of 4,234,164 shares of NDC Common Stock in exchange for the outstanding shares of PSS Common Stock, assuming the Exchange Ratio is 0.435.
(h) Reflects the adjustment necessary to conform NDC's accrual method of revenue recognition for contingent billings related to its commerical care and managed care audit businesses to the method utilized by PSS for certain of its clients, where revenues are recognized upon collection of the clients' accounts receivables, and the associated tax benefits.
(i) Reflects the elimination of non-recurring charges of approximately $9.5 million related to PSS merger costs, restructuring charges and the write-off of certain impaired identifiable intangible assets and goodwill.
(j) Assumes that all business acquisitions consummated subsequent to June 1, 1994 occurred on June 1, 1994.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED MAY 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA        PRO FORMA
                          NDC HISTORICAL PSS HISTORICAL(F) ADJUSTMENTS      CONSOLIDATED
                          -------------- ----------------- -----------      ------------
Revenues................     $325,803         $96,237        $  (364)(b)      $421,676
Cost of service.........      163,323          62,991              0           226,314
Sales, general and ad-
 ministrative...........      130,246          33,727              0           163,973
Non-recurring charges...       44,068           3,650        (47,718)(c)(d)          0
                             --------         -------        -------          --------
                              337,637         100,368        (47,718)          390,287
                             --------         -------        -------          --------
Operating income
 (loss).................      (11,834)         (4,131)        47,354            31,389
Other income (expense):
  Interest and other
   income...............        4,476             789              0             5,265
  Interest and other
   expense..............       (3,750)         (3,377)             0            (7,127)
  Minority interest.....         (628)              0              0              (628)
                             --------         -------        -------          --------
    Total other income
     (expense)..........           98          (2,588)             0            (2,490)
                             --------         -------        -------          --------
Income from continuing
 operations before
 income taxes...........      (11,736)         (6,719)        47,354            28,899
Provision for income
 taxes..................       (3,278)         (2,227)        16,103 (e)        10,598
                             --------         -------        -------          --------
Income (loss) from
 continuing operations..     $ (8,458)        $(4,492)       $31,251          $ 18,301
                             ========         =======        =======          ========
Fully diluted weighted
 average number of
 common and common
 equivalent shares
 outstanding............       27,189                          4,234 (a)        31,423
Income (loss) from
 continuing operations
 per share..............     $  (0.31)                                        $   0.58

--------
Adjustments:
(a) Reflects the issuance of 4,234,164 of NDC Common Stock, in exchange for the outstanding shares of PSS Common Stock, assuming the Exchange Ratio is 0.435.
(b) Reflects the adjustment necessary to conform NDC's accrual method of revenue recognition for contingent billings related to its commercial care and managed care audit businesses to the method utilized by PSS for certain of its clients, where revenues are recognized upon collection of the clients' accounts receivables, and the associated tax benefits.
(c) Reflects the elimination of non-recurring charges of approximately $44.1 million related to NDC merger costs and restructuring charges.
(d) Reflects the elimination of non-recurring charges of approximately $3.7 million related to PSS merger costs and restructuring charges.
(e) Reflects the income tax effects of the pro forma adjustments above.
(f) Assumes that all business acquisitions consummated subsequent to June 1, 1994 occurred on June 1, 1994.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED MAY 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA    PRO FORMA
                          NDC HISTORICAL PSS HISTORICAL(D) ADJUSTMENTS  CONSOLIDATED
                          -------------- ----------------- -----------  ------------
Revenues................     $278,083         $85,963         $(751)(b)  $ 363,295
Cost of service.........      153,410          55,768             0        209,178
Sales, general and ad-
 ministrative...........       96,247          29,437             0        125,684
                             --------         -------         -----      ---------
                              249,657          85,205             0        334,862
                             --------         -------         -----      ---------
Operating income........       28,426             758          (751)        28,433
Other income (expense):
  Interest and other
   income...............        2,079             296             0          2,375
  Interest and other
   expense..............       (2,635)         (3,489)            0         (6,124)
  Minority interest.....         (393)              0             0           (393)
                             --------         -------         -----      ---------
    Total other income
     (expense)..........         (949)         (3,193)            0         (4,142)
                             --------         -------         -----      ---------
Income from continuing
 operations before
 income taxes...........       27,477          (2,435)         (751)        24,291
Provision for income
 taxes..................        9,056            (974)         (285)(c)      7,797
                             --------         -------         -----      ---------
Income (loss) from
 continuing operations..     $ 18,421         $(1,461)        $(466)     $  16,494
                             ========         =======         =====      =========
Fully diluted weighted
 average number of
 common and common
 equivalent shares
 outstanding............       28,039                         4,234 (a)     32,273
Income from continuing
 operations per share...     $   0.79                                    $    0.51

--------
Adjustments:

(a) Reflects the issuance of 4,234,164 of NDC Common Stock, in exchange for the shares of PSS Common Stock, assuming the Exchange Ratio is 0.435.
(b) Reflects the adjustment necessary to conform NDC's accrual method of revenue recognition for contingent billings related to its commercial care and managed care audit businesses to the method utilized by PSS for certain of its clients, where revenues are recognized upon collection of the clients' accounts receivables, and the associated tax benefits.
(c) Reflects the income tax effects of the pro forma adjustments above.
(d) Assumes that all business acquisitions consummated subsequent to June 1, 1994 occurred on June 1, 1994.